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TABLE OF CONTENTS PROSPECTUS SUPPLEMENT

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-248076

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered(1)(2)	Offering price per share	Aggregate offering price(3)	Amount of registration fee(3)

Class A ordinary shares, par value $0.00001 per share	87,400,000	US$4.125	US$360,525,000	US$46,796.15

(1)
The Class A ordinary shares are represented by American depositary shares, or the ADSs, each of which represents eight Class A ordinary shares. The ADSs issuable on deposit of the Class A ordinary shares registered hereby have been registered under separate registration statements on Form F-6 (File No. 333-229823).

(2)
Includes 76,000,000 Class A ordinary shares being offered by us and up to 11,400,000 Class A ordinary shares the underwriters have an option to purchase from us. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional number of ordinary shares that may be issued from time to time to prevent dilution as a result of a distribution, split, combination or similar transaction.

(3)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Prospectus Supplement
(to Prospectus dated August 17, 2020)

9,500,000 American Depositary Shares

Representing 76,000,000 Class A Ordinary Shares

Futu Holdings Limited

        This prospectus supplement relates to an offering by us of an aggregate of 9,500,000 American depositary shares, or ADSs, each representing eight Class A ordinary shares, par value US$0.00001 per share, of Futu Holdings Limited. The ADSs are listed on the Nasdaq Global Market under the symbol "FUTU." On August 18, 2020, the closing price of ADSs on the Nasdaq Global Market was US$35.40 per ADS.

        We are an "emerging growth company" under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements.

        Investing in the ADSs involves a high degree of risks. See "Risk Factors" beginning on page S-16 of this prospectus supplement and page 4 of the accompanying prospectus.

PRICE US$33.00 PER ADS

	Per ADS	Total

Public offering price	US$33.00	US$313,500,000

Underwriting discounts and commissions(1)	US$1.155	US$10,972,500

Proceeds to us (before expenses)	US$31.845	US$302,527,500

(1)
See "Underwriting" beginning on page S-83 of this prospectus supplement for a description of the compensation payable to the underwriters.

        The underwriters have an option to purchase up to an aggregate of 1,425,000 additional ADSs from us at the public offering price, less underwriting discounts and commissions, within 30 days of the date of this prospectus supplement.

        Neither the United States Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the ADSs against payment in New York, New York on or about August 21, 2020.

Goldman Sachs (Asia) L.L.C.	Credit Suisse	UBS Investment Bank	Haitong International

Prospectus Supplement dated August 18, 2020.

PROSPECTUS SUPPLEMENT

PROSPECTUS

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the ADSs in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus is accurate only as of each of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or the underwriter to subscribe for and purchase, any of the ADSs and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using a "shelf" registration process. Under the shelf registration process, we may sell any combination of the securities described in the accompanying prospectus from time to time in one or more offerings, subject in certain cases to the receipt of regulatory approval. This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and other matters relating to us and our financial condition. The second part is the accompanying base prospectus, which gives more general information about securities we may offer from time to time. The base prospectus was included in the registration statement on Form F-3 (No. 333-248076) that we filed with the SEC on August 17, 2020 and may have been updated since that time with additional information that is incorporated by reference. The information in this prospectus supplement replaces any inconsistent information included in the accompanying prospectus. Generally, when we refer to the prospectus, we are referring to both parts of this document combined, and when we refer to the "accompanying prospectus," we are referring to the base prospectus. If information in this prospectus supplement differs from information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

        In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires,

  •
  "ADSs" are to American depositary shares, each of which represents eight of our Class A ordinary shares;

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  "average DAUs" in a given period are to the average of the DAUs on each trading day during that period;

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  "China" or the "PRC" are to the People's Republic of China, excluding, for the purposes of this prospectus supplement only, Hong Kong, Macau and Taiwan;

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  "Class A ordinary shares" are to our Class A ordinary shares, par value US$0.00001 per share;

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  "Class B ordinary shares" are to our Class B ordinary shares, par value US$0.00001 per share;

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  "DAUs" are measured based on the number of user accounts and visitors who access our Futu NiuNiu platform at least once on a given trading day. Some visitors may access our platform using more than one device on a given trading day and we calculate the number of visitors who access our platform based on the number of the devices used by the visitors to access our platform;

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  "Futu," "we," "us," "our company" and "our" are to Futu Holdings Limited, our Cayman Islands holding company and its subsidiaries, its consolidated affiliated entities;

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  "HK$" and "Hong Kong dollars" are to the legal currency of Hong Kong;

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  "HK SFC" are to the Securities and Futures Commission of Hong Kong;

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  "MAUs" are measured based on the number of user accounts and visitors who access our Futu NiuNiu platform at least once during the calendar month in question. Some visitors may access our platform using more than one device in a given month and we calculate the number of visitors who access our platform based on the number of the devices used by the visitors to access our platform;

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  "paying clients" are to the number of the clients with assets in their accounts on our platform;

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  "registered clients" or "clients" are to the number of users who open one or more accounts on our platform;

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  "RMB" and "Renminbi" are to the legal currency of China;

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  "shares" or "ordinary shares" refers to our Class A and Class B ordinary shares, par value US$0.00001 per share; and

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  "US$," "U.S. dollars," "$," and "dollars" are to the legal currency of the United States; and "users" are to the number of user accounts registered with our Futu NiuNiu applications or websites.

        Unless otherwise noted, all translations from Hong Kong dollars to U.S. dollars and from U.S. dollars to Hong Kong dollars in this prospectus supplement were made at the exchange rate of HK$7.7501 to US$1.00, the exchange rate in effect as of June 30, 2020 set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. We make no representation that any Hong Kong dollars or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Hong Kong dollars, as the case may be, at any particular rate, or at all. On August 14, 2020, the noon buying rate set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System was HK$7.7506 to US$1.00.

        Unless otherwise specifically indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase up to 1,425,000 additional ADSs from us in this offering.

        Market data and certain industry forecasts used in this prospectus supplement were obtained from market research, publicly available information and industry publications, including but not limited to an industry report commissioned by us and prepared by Oliver Wyman Consulting (Shanghai) Limited, an independent research firm, or the Oliver Wyman Report. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Similarly, industry forecasts and market research, while believed to be reliable, have not been independently verified, and neither we nor the underwriters make any representation as to the accuracy of such information.

        You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of any of the ADSs offered by this prospectus supplement.

        All discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

 FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the information incorporated by reference in the accompanying prospectus may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

        You can identify some of these forward-looking statements by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "is/are likely to," "potential," "continue" or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements relating to:

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  our mission, goals and strategies;

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  our future business development, financial conditions and results of operations;

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  the trends in, expected growth and the market size of the online and mobile trading and other financial services industry in China, Hong Kong, the United States and globally;

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  expected changes in our revenues, costs or expenditures;

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  our expectations regarding demand for and market acceptance of our products and services;

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  our expectations regarding our relationships with users, clients and third-party business partners;

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  competition in our industry;

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  our proposed use of proceeds;

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  the impact of the COVID-19 pandemic;

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  relevant government policies and regulations relating to our industry; and

  •
  general economic, business and socio-political conditions in China, Hong Kong, the United States and other markets we have businesses.

        You should read thoroughly this prospectus supplement and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus supplement and the accompanying prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

        You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        This prospectus supplement and the accompanying prospectus also contains statistical data and estimates that we obtained from industry publications and reports generated by third-party providers of market intelligence. These industry publications and reports generally indicate that the information contained therein was obtained from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. Although we believe that the publications and reports are reliable, we have not independently verified the data.

PROSPECTUS SUPPLEMENT SUMMARY

        The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein. In addition to this summary, we urge you to read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, especially the risks of investing in the ADSs discussed under "Risk Factors" of this prospectus supplement and under "Item 3. Key Information—D. Risk Factors" in our annual report on Form 20-F for the fiscal year ended December 31, 2019, or our 2019 Annual Report, which contains our audited consolidated financial statements as of December 31, 2018 and 2019 and for each of the three years ended December 31, 2019, and is incorporated by reference in the accompanying prospectus.

Business Overview

        We are a one-stop financial technology platform aiming to transform the investing experience with our fully digitized brokerage and wealth management services. Technology permeates every part of our business, allowing us to offer a redefined user experience built upon an agile, stable, scalable and secure platform. We primarily serve the emerging affluent Chinese population, pursuing a massive opportunity to facilitate a once-in-a-generation shift in the wealth management industry and build a digital gateway into broader financial services. As of June 30, 2020, we had a user base of 9.3 million, 954,950 registered clients and 303,102 paying clients.

        We launched our business on the premise that no one should be precluded from investing on the basis of prohibitive transaction costs or market inexperience. We thus designed a platform around an elegant user experience integrating clear and relevant market data, social collaboration and best-in-class trade execution, finding that by delivering our vision through a purpose-built technology infrastructure we could disrupt traditional investing conventions. Over the last nine years we have continuously enhanced our technology and built a comprehensive, user-oriented and cloud-based platform that is fully-licensed to conduct securities brokerage, wealth management and other financial services. As of June 30, 2020, approximately 71% of our workforce was dedicated to research and development, reflecting the degree to which technological excellence is entrenched in every aspect of our business.

        We provide brokerage services through our proprietary digital platform, Futu NiuNiu, a highly integrated application accessible through any mobile device, tablet or desktop. Our primary fee-generating brokerage services include trade execution and margin financing, which allow our clients to trade securities, such as stocks, warrants, options and ETFs, across different markets. In August 2019, we introduced our wealth management business by launching the Futu Money Plus wealth management platform, which currently offers over 60 fund products from over 25 leading fund houses around the world, catering to different investment targets and risk preferences of our clients. As of June 30, 2020, under our wealth management services, over 25,000 clients held mutual fund positions, and total client asset balance in mutual funds exceeded HK$8.6 billion. We further enhance our users' and clients' investing experience with market data and information services such as news, research, and powerful analytical tools, allowing investors to build a data rich foundation that optimizes their investing decision-making process. In addition, we also provide IPO subscription and ESOP solution services to our corporate clients under our integrated enterprise service brand, I&E. As of June 30, 2020, We had 104 ESOP solution clients and 64 IPO subscription and investor relation clients.

        We further broaden our reach and promote the exchange of information through NiuNiu Community, our social network services. We have embedded social media tools to create a network centered around our users, reduce information asymmetry and support the investing decision-making process. For instance, users can exchange market views, watch live broadcasts of corporate events and participate in investment education courses offered through the NiuNiu Classroom. Our social network serves as a powerful engagement tool where in June 2020, our MAUs reached 1.1 million and the average DAUs reached over 402,000. In addition, in June 2020, users who were active on a daily basis spent an average of 33 minutes per trading day on our Futu NiuNiu platform. Importantly, on average, a socially active client, defined as a client who traded on our platform and visited our NiuNiu Community at least ten days during the month, traded three times more than a non-socially active client, defined as a client who traded on our platform at least once and visited our NiuNiu Community less than ten days during the month. These user activities provide invaluable user data which informs our product development and monetization efforts.

        We have a young, active and rapidly expanding user and client base. Our clients are, on average, 36 years old and generally high earning. Approximately 38% of our clients work in internet, information technology or financial services industries. On average, a client who traded in the six months ended June 30, 2020 executed over 133 trades with a total trading volume of HK$5.4 million (US$0.7 million). Our total client asset balance increased from HK$44.4 billion as of December 31, 2017 to HK$50.9 billion as of December 31, 2018, HK$87.1 billion (US$11.2 billion) as of December 31, 2019, and further to HK$142.4 billion (US$18.4 billion) as of June 30, 2020. Furthermore, our client base is loyal. On average, we retained over 98% of our paying client base on a quarterly basis in the six months ended June 30, 2020. We grow our client base mainly through online and offline marketing and promotional activities, including those through external marketing channels that we cooperate with and directly pay for as well as promotions and marketing campaigns conducted by us on our platform, word-of-mouth referrals, third-party channel partners and our corporate services.

        We have made significant investments into our technology platform which has evolved into our highly-automated, multi-product, multi-market closed-loop technology infrastructure. In the first half of 2020, we released 40 iterations of our application while introducing 1,656 new products features and our overall service achieved a 99.98% availability rate during such period. Currently, our infrastructure can process 1,400 trades per second. If we experience a sudden surge in activity or trading volume, we can execute a system expansion within ten minutes and the overall architecture can support more than ten times the peak activity level of the current platform.

        We closely collaborate with our strategic investor, Tencent Holdings Limited, or Tencent, across a number of areas including our corporate businesses, technology infrastructure and talent recruitment and training. Our collaboration is in part driven by our shared values of technological excellence and innovation. In December 2018, Shenzhen Futu, one of our operating entities in China, entered into a strategic cooperation framework agreement with Shenzhen Tencent Computer System Co., Ltd. ( ), a subsidiary of Tencent. Pursuant to the strategic cooperation framework agreement, subject to further definitive agreements to be entered into between the parties and to the extent in compliance with applicable laws and regulations, Tencent agreed to cooperate with us in traffic, content and cloud areas through Tencent's online platform. In addition, to the extent permitted by the applicable laws and regulations, we and Tencent agreed to further explore and pursue additional cooperation opportunities for potential cooperation in the area of fintech-related products and services to expand both parties' international operations.

        We have achieved significant growth in our user and client base, client assets, and revenues. Our paying clients increased from 80,057 as of December 31, 2017 to 132,821 as of December 31, 2018, 198,382 as of December 31, 2019, and further to 303,102 as of June 30, 2020. We target to acquire 280,000 net new paying clients in 2020, which will translate to 141% year-over-year growth in our total number of paying clients. Our total client asset balance increased from HK$44.4 billion as of December 31, 2017 to HK$50.9 billion as of December 31, 2018, HK$87.1 billion (US$11.2 billion) as of December 31, 2019, and further to HK$142.4 billion (US$18.4 billion) as of June 30, 2020. Our total revenues grew from HK$311.7 million in 2017 to HK$811.3 million in 2018, and further grew to HK$1.1 billion (US$137.0 million) in 2019, and grew from HK$496.3 million in the six months ended June 30, 2019 to HK$1.2 billion (US$152.0 million) in the six months ended June 30, 2020. We had a net loss of HK$8.1 million in 2017 and a net income of HK$138.5 million in 2018 and HK$165.7 million (US$21.4 million) in 2019, and our net income further grew from HK$100.9 million in the six months ended June 30, 2019 to HK$391.3 million (US$50.5 million) in the six months ended June 30, 2020.

Our Strengths

        We believe that the following competitive strengths contribute to our success and differentiate us from our competitors:

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  premier investing experience;

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  closed-loop, proprietary technology infrastructure;

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  attractive user and client base; and

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  significant operating leverage.

Our Strategies

        We intend to pursue the following strategies to further expand our business:

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  grow and monetize our client base;

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  broaden our core service offerings;

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  broaden our financial services footprint; and

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  invest in our platform.

Our Industry

        According to the Oliver Wyman Report, the global online securities market, including online trading of stocks, bonds, funds, derivatives and other, has expanded rapidly at a CAGR of 20.6% from 2012 to 2018, driven by general market growth, technology advancement and a shift in consumer preferences towards digital channels. The COVID-19 pandemic has further transformed the industry landscape and created new opportunities for online brokers amid lockdown and other restrictive measures implemented over the globe. A growing number of investors have moved from offline channels to online platforms for trading activities, and online trading platforms have become more popular among the young and technology-savvy generation, including first time investors. In addition, the intensified market volatility has led to increasing trading velocity and higher trading volume in global capital markets.

        Hong Kong securities market was the world's third largest online securities market in terms of transaction volume in 2018, according to the Oliver Wyman Report, and fourth in terms of securities market capitalization as of March 31, 2020, according to the Securities and Futures Commission of Hong Kong, or the SFC. In accordance with statistics published by The Hong Kong Stock Exchange, or HKEx, transaction volume in Hong Kong securities market has increased to US$3.1 trillion in 2019 from US$1.2 trillion in 2012, at a CAGR of 14.1%, surpassing the growth rate of the global securities market. The growth is expected to persist, driven by the fast growing retail trading activities which was partially attributable to the listing of more China-based enterprises, in particular the fast-growing new economy companies and U.S.-listed Chinese companies that are seeking "homecoming" secondary listings in Hong Kong. Except for 2017, Hong Kong has been the world's largest IPO powerhouse since 2015 in terms of IPO equity fund raised, according to HKEx, providing a significant addressable market for industry participants. In the meantime, with a growing number of participants entering the industry, competition in Hong Kong's securities market has intensified. According to HKEx, the aggregate market share of all small brokers (Category C: ranked after No. 65 of all HKEx participant firms, each with a market share below 0.19% as of June 2020) dropped significantly from 39.8% in 1999 to 7.1% in June 2020. Big players have been taking away market shares from small brokers over time, in line with trend of the industry consolidation observed elsewhere in the world. In addition, Hong Kong's derivatives market has grown over time and provides another large addressable market for further growth. The contract volume of Hong Kong's derivatives market including both futures and options reached approximately 263 million contracts in 2019, more than doubling that of 2012, according to HKEx.

        In addition, benefiting from (i) Chinese investors' increased demand for overseas asset allocation, (ii) the availability of diversified financial products and services across different asset classes, and (iii) the implementation of mutual recognition of funds arrangement with mainland and other European markets, Hong Kong's wealth management market has seen rapid growth. The SFC has been pursuing initiatives to facilitate the development of Hong Kong as a competitive full-service asset and wealth management center and a preferred place of fund domicile. The substantial scale of demand deposits on Hong Kong banks' balance sheets amounted to over HK$1.1 trillion as of May 2020, according to the Hong Kong Monetary Authority, representing a substantial pool of assets that have the potential to be diversified into other asset classes for investors seeking investment returns. Meanwhile, development in next-generation financial infrastructure that allows for instant and convenient money transfers, such as the launch of the Faster Payment System (FPS) in 2019, presents further growth potential for wealth management services. In addition, the roll-out of Greater Bay Area initiatives is expected to further promote financial markets integration and expand the addressable market to one that covers a population of 70 million.

Our Challenges

        Our ability to realize our mission and execute our strategies is subject to risks and uncertainties, including those relating to our ability to:

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  manage our future growth;

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  navigate a complex and evolving regulatory environment;

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  offer personalized and competitive online brokerage, wealth management and other financial services;

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  increase the utilization of our services by existing and new users;

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  offer attractive fee rates while driving the growth and profitability of our business;

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  continue to retain our profitability;

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  maintain and enhance our relationships with our business partners, including funding partners for our margin financing business;

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  enhance our technology infrastructure to support the growth of our business and maintain the security of our system and the confidentiality of the information provided and utilized across our system;

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  improve our operational efficiency;

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  attract, retain and motivate talented employees to support our business growth;

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  navigate economic condition and fluctuation; and

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  defend ourselves against legal and regulatory actions, such as actions involving intellectual property or privacy claims.

Recent Development

        In May 2020, we established a technology committee headed by Mr. Leaf Hua Li, our founder, chairman and chief executive officer, and comprised by key personnel in our research and development department to fulfill the function of our previous CTO position. The key responsibilities of the technology committee include formulating technology development strategies, optimizing the existing technology infrastructure and implementing large-scale technology projects. The committee members have extensive experience in the industry and will further boost our technology leadership and advancement. Our strategic investor, Tencent, has advised on the formation and operation of our technology committee.

        On August 12, 2020, Futu Singapore Pte. Ltd., our wholly-owned subsidiary in Singapore, was granted in-principle approval from the Monetary Authority of Singapore for the Capital Markets Services (CMS) license application.

        The ongoing COVID-19 pandemic has disrupted the business operations of many companies in China. We have taken a series of measures in response to the outbreak to protect our employees, including, among others, temporary closure of some offices, remote working arrangements for our employees and travel restrictions or suspension. Our operations, including our services to our clients and internal control over financial reporting, have not been materially and adversely affected by these measures as we timely implemented our business continuity plan.

        Many traditional financial institutions that rely heavily on offline account opening and customer service models have had to suspend the operations at their physical branches as a result of the pandemic, which underscores the merits of a pure online one-stop financial technology platform where clients can enjoy an end-to-end mobile experience for everything from account opening to trade execution, margin lending, mutual fund investments, market news and social interaction. We witnessed huge market volatility in the global capital markets in the six months ended June 30, 2020. Such volatility has led to new account sign-ups, increasing trading velocity and higher net asset inflow, which benefited our operating and financial results for the period. Despite the increased market volatility, our rigorous risk management systems and procedures have prevented us from incurring any material losses in relation to margin financing business as of the date of this prospectus supplement. Furthermore, we have not identified any material COVID-19-related contingencies or impairments as of the date of this prospectus supplement. As one of the largest online retail brokers in Hong Kong, our access to funding sources was further enhanced as a result of industry consolidation among offline brokers.

Corporate History and Structure

        We commenced our operations in December 2007 through Shenzhen Futu Network Technology Co., Ltd., or Shenzhen Futu, a limited liability company established under the laws of the PRC, to provide internet technology and software development services.

        Futu Securities International (Hong Kong) Limited, or Futu International Hong Kong, was incorporated under the laws of Hong Kong by Mr. Leaf Hua Li, our founder, chairman and chief executive officer in April 2012. In October 2012, Futu International Hong Kong became a securities dealer registered with the HK SFC by obtaining a Type 1 License for dealing in securities. Futu International Hong Kong obtained a Type 2 License for dealing in future contracts, a Type 4 License for advising on securities, a Type 9 License for asset management, a Type 5 License for advising on future contracts and a Type 7 License for providing automated trading services from the HK SFC subsequently in July 2013, June 2015, July 2015, August 2018, and August 2019, respectively. In October 2014, Mr. Li transferred all of Futu International Hong Kong's shares to Futu Holdings Limited, or Futu Holdings, our holding company. Futu International Hong Kong established two wholly-owned PRC subsidiaries, Shenzhen Shidai Futu Consulting Limited, or Shenzhen Shidai, and

Shenzhen Qianhai Fuzhitu Investment Consulting Management Limited, or Shenzhen Qianhai, in May 2015 and August 2015, respectively.

        In April 2014, Futu Holdings was incorporated under the laws of the Cayman Islands as our holding company. In May 2014, Futu Securities (Hong Kong) Limited, or Futu Hong Kong, was incorporated under the laws of Hong Kong as a wholly-owned subsidiary of Futu Holdings. Futu Hong Kong established two wholly-owned PRC subsidiaries, Shensi Network Technology (Beijing) Co., Ltd., or Shensi Beijing, and Futu Network Technology (Shenzhen) Co., Ltd., or Futu Network, in September 2014 and October 2015, respectively, which are referred to as our PRC WFOEs in this prospectus supplement. Due to restrictions imposed by PRC laws and regulations on foreign ownership of companies that engage in internet and other related business, Shensi Beijing later entered into a series of contractual arrangements with Shenzhen Futu, which we refer to as our VIE in this prospectus supplement, and its shareholders. For more details, see "Item 4. Information on the Company—C. Organizational Structure—Contractual Arrangements with Our VIE and Its Shareholders" in our 2019 Annual Report, which is incorporated by reference in the accompanying prospectus. As a result of our direct ownership in our PRC WFOEs and the VIE contractual arrangements, we are regarded as the primary beneficiary of our VIE. We treated our VIE and its subsidiary as our consolidated affiliated entities under U.S. GAAP, and have consolidated the financial results of these entities in our consolidated financial statements in accordance with U.S. GAAP.

        We operate our business mainly through Futu International Hong Kong, which is a HK SFC-regulated entity that holds the relevant licenses related to our securities brokerage and wealth management business. In 2017, 2018 and 2019, we generated revenues of HK$305.6 million, HK$795.0 million and HK$1,029.8 million, accounting for 98.0%, 98.0% and 97.0% of our total revenues, respectively, from Futu International Hong Kong, whose assets amounted to HK$10,748.7 million, HK$15,547.7 million and HK$20,729.4 million, accounting for 98.4%, 96.8% and 96.9% of our total assets as of the end of the same years, respectively, taking intercompany transaction offset into consideration. We also conduct research and development activities in China through Futu Network and our VIE. In 2017, 2018 and 2019, we generated revenues of HK$4.6 million, HK$3.2 million and HK$2.3 million, accounting for 1.5%, 0.4% and 0.2% of our total revenues, respectively, from Futu Network and our VIE, whose assets amounted to HK$73.8 million, HK$224.8 million and HK$380.5 million, accounting for 0.7%, 1.4% and 1.8% of our total assets as of the end of the same years, respectively, taking intercompany transaction offset into consideration.

        We strategically established Futu Financial Limited, Futu Lending Limited and Futu Network Technology Limited, each a wholly-owned subsidiary of our company in Hong Kong, in April 2017, April 2017 and August 2015, respectively, for the purpose of our potential business expansion in the future. In August 2019, we acquired Golden Jade Wealth Management Limited, a member of the Professional Insurance Brokers Association in Hong Kong. In addition, we established Futu Inc., Futu Clearing Inc. and Moomoo Inc., each an indirect wholly-owned subsidiary of our company in the United States, Futu US Inc. in December 2015, August 2018 and March 2018, respectively, in order to improve our ability to offer investing services in overseas markets. Futu Inc. is registered as a broker-dealer with the SEC and is a member in good standing of the Financial Industry Regulatory Authority, or FINRA, authorized to conduct business as an introducing broker in compliance with SEC and FINRA rules. Futu Clearing Inc. is also registered with the SEC as a broker-dealer and is a member in good standing of FINRA, as well as a member of Depository Trust & Clearing Corporation, or DTCC, with capacity to provide clearing services in the U.S. Moomoo Inc. operates the international version of our trading platform primarily for U.S. retail investors.

        On March 8, 2019, the ADSs representing our Class A ordinary shares commenced trading on Nasdaq under the symbol "FHL." We raised from our initial public offering US$91.9 million in net proceeds after deducting underwriting commissions and discounts and the offering expenses payable by us. On October 17, 2019, we changed our symbol from "FHL" to "FUTU."

        The following diagram illustrates our current corporate structure, which include our significant subsidiaries and our variable interest entities as of the date of this prospectus supplement:

Note:

(1)
Mr. Leaf Hua Li and Ms. Lei Li are beneficiary owners of our company and hold 85% and 15% equity interests in Shenzhen Futu, respectively. Mr. Li is the founder, chairman and chief executive officer of our company and Ms. Li is Mr. Li's spouse.

Corporate Information

        Our principal executive offices are located at 11/F, Bangkok Bank Building, No. 18 Bonham Strand W, Sheung Wan, Hong Kong S.A.R., People's Republic of China. Our telephone number at this address is +852 2523-3588. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. We have appointed Cogency Global Inc. located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States in connection with this offering.

        SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC on www.sec.gov. You can also find information on our website http://ir.futuholdings.com. The information contained on our website is not a part of this prospectus supplement.

 THE OFFERING

Offering price	US$33.00 per ADS.
ADSs offered by us	9,500,000 ADSs (or 10,925,000 ADSs if the underwriters exercise their option to purchase additional ADSs in full).
Ordinary shares outstanding immediately after this offering

538,072,909 Class A ordinary shares (or 549,472,909 Class A ordinary shares if the underwriters exercise their option to purchase additional ADSs representing Class A ordinary shares in full) and 544,552,051 Class B ordinary shares

The ADSs	Each ADS represents eight Class A ordinary shares. See "Description of American Depositary Shares" in the accompanying prospectus.
Option to purchase additional shares	We have granted the underwriters an option, exercisable within 30 days of this prospectus supplement, to purchase up to an aggregate of 1,425,000 additional ADSs.
Use of proceeds

We estimate that we will receive net proceeds from this offering of US$301.8 million or US$347.2 million if the underwriters exercise their option to purchase additional ADSs in full, after deducting the underwriters' discount and estimated offering expenses payable by us.

We expect to use the net proceeds from this offering mainly for our margin financing business and general corporate purposes. See "Use of Proceeds."
Lock-up

We, our directors, executive officers and certain of our shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of 90 days following the date of this prospectus supplement. See "Underwriting" for more information.

Nasdaq Global Market Symbol for the ADSs	The ADSs are listed on the Nasdaq Global Market under the symbol "FUTU."
Payment and settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of the Depository Trust Company on or about August 21, 2020.
Depositary	The Bank of New York Mellon
Risk factors

See "Risk Factors" and other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the ADSs.

 SUMMARY CONSOLIDATED FINANCIAL DATA

        The following summary consolidated statements of comprehensive (loss)/income data for the years ended December 31, 2017, 2018 and 2019, summary consolidated balance sheet data as of December 31, 2018 and 2019, and summary consolidated cash flows data for the years ended December 31, 2017, 2018 and 2019 have been derived from our audited consolidated financial statements incorporated by reference in the accompanying prospectus. The summary consolidated balance sheet data as of December 31, 2017 have been derived from our audited consolidated financial statements not incorporated by reference in the accompanying prospectus. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP.

        The following summary consolidated statements of comprehensive income data and summary consolidated cash flows data presented below for the six months ended June 30, 2019 and 2020 and the summary consolidated balance sheet data as of June 30, 2020 have been derived from our unaudited condensed consolidated interim financial statements for the six months ended June 30, 2019 and 2020 and as of June 30, 2020 included in Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on August 17, 2020, which is incorporated by reference in the accompanying prospectus. The unaudited condensed consolidated interim financial information has been prepared on the same basis as our audited consolidated financial data and includes all adjustments, consisting only of normal and recurring adjustments that we consider necessary for a fair statement of our financial position and results of operations for the periods presented.

        The summary consolidated financial data should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements and related notes and "Item 5. Operating and Financial Review and Prospects" in our 2019 Annual Report, which is incorporated by reference in the accompanying prospectus, and our unaudited interim consolidated financial statements for the six months ended June, 2019 and 2020 and as of June 30, 2020 and related notes included in Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on August 17, 2020, which is incorporated by reference in the accompanying prospectus. Our historical results do not necessarily indicate results expected for any future periods, and the results of operations for the six months ended

June 30, 2020 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2020.

	For the Year ended December 31,				For the Six Months Ended June 30,
	2017	2018	2019		2019	2020
	HK$	HK$	HK$	US$	HK$	HK$	US$
	(in thousands, except for share and per share data)
Summary Consolidated Statements of Comprehensive (Loss)/Income Data :
Revenues
Brokerage commission and handling charge income	184,918	407,990	511,365	65,982	236,981	708,695	91,443
Interest income	105,872	360,585	464,903	59,987	221,741	352,333	45,462
Other income	20,873	42,768	85,287	11,004	37,581	117,178	15,120

Total revenues	311,663	811,343	1,061,555	136,973	496,303	1,178,206	152,025

Costs
Brokerage commission and handling charge expenses	(36,777)	(80,127)	(100,550)	(12,974)	(45,236)	(127,174)	(16,409)
Interest expenses	(19,879)	(95,624)	(89,238)	(11,514)	(39,209)	(73,315)	(9,460)
Processing and servicing costs	(52,446)	(73,843)	(91,916)	(11,860)	(40,630)	(71,233)	(9,191)

Total costs	(109,102)	(249,594)	(281,704)	(36,348)	(125,075)	(271,722)	(35,060)

Total gross profit	202,561	561,749	779,851	100,625	371,228	906,484	116,965

Operating expenses
Research and development expenses(1)	(95,526)	(151,097)	(262,345)	(33,851)	(117,137)	(201,336)	(25,979)
Selling and marketing expenses(1)	(41,446)	(98,062)	(164,701)	(21,251)	(74,217)	(161,606)	(20,852)
General and administrative expenses(1)	(57,293)	(103,831)	(164,850)	(21,271)	(66,438)	(97,755)	(12,613)

Total operating expenses	(194,265)	(352,990)	(591,896)	(76,373)	(257,792)	(460,697)	(59,444)

Others, net(2)	(4,918)	(7,959)	(9,462)	(1,221)	(3,832)	(8,362)	(1,079)
Income before income tax expenses	3,378	200,800	178,493	23,031	109,604	437,425	56,442

Income tax expenses	(11,480)	(62,288)	(12,286)	(1,585)	(8,263)	(45,775)	(5,906)
Share of loss from equity method investments	—	—	(543)	(70)	(470)	(308)	(40)

Net (loss)/income	(8,102)	138,512	165,664	21,376	100,871	391,342	50,496

Preferred Shares redemption value accretion	(47,715)	(66,998)	(12,309)	(1,588)	(12,309)	—	—
Income allocation to participating preferred shareholders	—	(34,576)	(10,196)	(1,316)	(10,196)	—	—

Net (loss)/income attributable to ordinary shareholders of the Company	(55,817)	36,938	143,159	18,472	78,366	391,342	50,496

Net (loss)/income	(8,102)	138,512	165,664	21,376	100,871	391,342	50,496

Other comprehensive income/(loss), net of tax
Foreign currency translation adjustment	3,366	754	(3,147)	(406)	(4,523)	(4,296)	(554)

Total comprehensive (loss)/income	(4,736)	139,266	162,517	20,970	96,348	387,046	49,942

Net (loss)/income per share attributable to ordinary shareholders of the Company
Basic	(0.14)	0.09	0.17	0.02	0.11	0.39	0.05
Diluted	(0.14)	0.07	0.16	0.02	0.10	0.39	0.05

Net (loss)/income per ADS
Basic	N/A	N/A	1.38	0.18	0.87	3.12	0.40
Diluted	N/A	N/A	1.25	0.16	0.76	3.09	0.40
Weighted average number of ordinary shares used in computing net (loss)/income per share
Basic	403,750,000	403,750,000	832,790,329	832,790,329	717,361,836	1,003,789,053	1,003,789,053
Diluted	403,750,000	511,536,122	917,897,426	917,897,426	827,313,154	1,013,357,569	1,013,357,569

Notes:

(1)
Share-based compensation expenses were allocated as follows:

	For the Year ended December 31,				For the Six Months Ended June 30,
	2017	2018	2019		2019	2020
	HK$	HK$	HK$	US$	HK$	HK$	US$
	(in thousands)
Selling and marketing expenses	161	104	538	69	238	769	99
Research and development expenses	8,854	9,223	12,055	1,555	5,740	9,465	1,221
General and administrative expenses	754	1,113	3,374	435	1,617	1,831	237

Total	9,769	10,440	15,967	2,059	7,595	12,065	1,557

(2)
Effective from January 1, 2020, we adopted FASB ASC Topic 326—"Financial Instruments—Credit Losses," or ASC Topic 326 which replaced the incurred loss methodology with the current expected credit loss methodology. We adopted ASC Topic 326 using the modified retrospective approach for all in-scope assets. For the six months ended June 30, 2020, expected credit loss expenses of HK$3.2 million (US$0.4 million) resulting from the assessment of credit losses for the loans and advances under ASC Topic 326 was recognized in Others, net.

        The following table presents our summary consolidated balance sheet data as of the dates indicated.

	As of December 31,				As of June 30,
	2017	2018	2019		2020
	HK$	HK$	HK$	US$	HK$	US$
	(in thousands)
Summary Consolidated Balance Sheet Data:
Assets
Cash and cash equivalents	375,263	215,617	362,574	46,783	788,113	101,691
Cash held on behalf of clients	7,176,579	11,771,487	14,540,863	1,876,216	31,111,501	4,014,335
Available-for-sale financial securities	—	59,348	93,773	12,100	12,043	1,554
Equity method investment	—	—	6,166	796	5,740	741
Amounts due from related parties	6,541	—	—	—	—	—
Loans and advances	2,907,967	3,086,904	4,188,689	540,469	6,777,557	874,512
Receivables:
Clients	218,960	120,256	247,017	31,873	547,812	70,685
Brokers	106,078	425,849	1,226,348	158,236	2,826,107	364,654
Clearing organization	55,892	175,955	304,080	39,236	225,762	29,130
Fund management companies and fund distributors	—	—	—	—	238,445	30,767
Interest	7,041	49,427	16,892	2,180	23,598	3,045
Prepaid assets	3,646	8,810	12,470	1,609	10,610	1,369
Operating lease right-of-use assets	—	—	161,617	20,854	137,286	17,714
Other assets	65,918	149,279	239,435	30,893	256,981	33,158

Total assets	10,923,885	16,062,932	21,399,924	2,761,245	42,961,555	5,543,355

Liabilities
Amounts due to related parties	14,687	8,591	33,628	4,339	16,150	2,084
Payables:
Clients	7,340,823	12,304,717	15,438,879	1,992,088	32,502,042	4,193,758
Brokers	929,692	920,871	1,484,243	191,513	4,618,505	595,928
Clearing organization	82,878	—	—	—	225,629	29,113
Fund management companies and fund distributors	—	—	26,381	3,404	27,463	3,544
Interest	2,066	2,405	519	67	103	13
Borrowings	1,542,448	1,576,251	1,467,586	189,363	1,607,485	207,415
Securities sold under agreements to repurchase	—	—	1,590	205	500,549	64,586
Operating lease liabilities	—	—	172,466	22,253	147,437	19,024
Accrued expenses and other liabilities	60,717	149,818	226,079	29,172	366,122	47,241

Total liabilities	9,973,311	14,962,653	18,851,371	2,432,404	40,011,485	5,162,706

Total mezzanine equity	1,183,475	1,250,472	—	—	—	—
Total shareholders' (deficit)/equity	(232,901)	(150,193)	2,548,553	328,841	2,950,070	380,649

Total liabilities, mezzanine equity and shareholders' (deficit)/equity	10,923,885	16,062,932	21,399,924	2,761,245	42,961,555	5,543,355

        The following table presents our summary consolidated cash flows data for the periods indicated.

	For the Year ended December 31,				For the Six Months Ended June 30,
	2017	2018	2019		2019	2020
	HK$	HK$	HK$	US$	HK$	HK$	US$
	(in thousands, except for share and per share data)
Summary Consolidated Cash Flows Data :
Net cash generated from/(used in) operating activities	1,855,328	4,470,167	1,969,434	254,117	(475,381)	16,848,731	2,174,003
Net cash (used in)/generated from investing activities	(5,145)	(78,052)	(160,057)	(20,652)	(43,711)	48,758	6,291
Net cash generated from financing activities	2,155,846	35,690	1,151,622	148,594	501,611	151,264	19,518
Effect of exchange rate changes on cash, cash equivalents and restricted cash	21,625	7,457	(44,666)	(5,763)	(13,827)	(52,576)	(6,784)
Net increase/(decrease) in cash, cash equivalents and restricted cash	4,027,654	4,435,262	2,916,333	376,296	(31,308)	16,996,177	2,193,028
Cash, cash equivalents and restricted cash at beginning of the year/period	3,524,188	7,551,842	11,987,104	1,546,703	11,987,104	14,903,437	1,922,998
Cash, cash equivalents and restricted cash at end of the year/period	7,551,842	11,987,104	14,903,437	1,922,998	11,955,796	31,899,614	4,116,026

RISK FACTORS

        An investment in the ADSs involves risks. Before you decide to buy these securities, you should consider carefully all of the information in this prospectus supplement as well as the section titled "Risk Factors" included in the accompanying prospectus and all the documents incorporated therein by reference. Any of these risks could have a material adverse effect on our business, prospects, financial condition and results of operations. In any such case, the trading price of the ADSs could decline, and you could lose all or part of your investment. Please see "Where You Can Find More Information About Us" and, in the accompanying prospectus, "Incorporation of Documents by Reference" for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated into the accompanying prospectus by reference.

Risks Related to Our Business and Industry

We have a limited operating history which makes it difficult to evaluate our future prospects.

        We launched our online brokerage business in 2012 and experienced significant growth since 2015. Between 2012 and 2015, we focused on continuously improving our platform and technology infrastructure. As our business is built on cutting-edge technology and a majority of our staff come from internet and technology companies, which differentiate us from traditional brokers, we have limited experience in most aspects of our business operation, such as trading, margin financing and securities lending. In addition, we launched our fund distribution platform in August 2019 and have limited experience in serving our current user and client base. We have also seen significant growth in our U.S. operations. As our business develops and as we respond to competition, we may continue to introduce new service offerings, make adjustments to our existing services, or make adjustments to our business operation in general. Any significant change to our business model that does not achieve expected results may have a material and adverse impact on our financial condition and results of operations. It is therefore difficult to effectively assess our future prospects.

        The online brokerage and wealth management industries may not develop as expected. Prospective users and clients of our services may not be familiar with the development of online brokerage and wealth management markets and may have difficulty distinguishing our services from those of our competitors. Convincing prospective users and clients of the value of using our services is critical to increasing the amount of transactions on our platform and to the success of our business.

        You should consider our business and prospects in light of the risks and challenges we encounter or may encounter given the rapidly evolving market in which we operate and our limited operating history. These risks and challenges include our ability to, among other things:

  •
  manage our future growth;

  •
  navigate a complex and evolving regulatory environment;

  •
  offer personalized and competitive online brokerage, wealth management and other financial services;

  •
  increase the utilization of our services by existing and new users;

  •
  offer attractive commission fees while driving the growth and profitability of our business;

  •
  maintain and enhance our relationships with our business partners, including funding partners for our margin financing business and fund companies for our wealth management business;

  •
  enhance our technology infrastructure to support the growth of our business and maintain the security of our system and the confidentiality of the information provided and utilized across our system;

  •
  improve our operational efficiency;

  •
  attract, retain and motivate talented employees to support our business growth;

  •
  navigate economic condition and fluctuation; and

  •
  defend ourselves against legal and regulatory actions, such as actions involving intellectual property or privacy claims.

Our historical growth rates may not be indicative of our future growth.

        We have experienced rapid growth in our business and operations since our inception. Our total revenues increased by 160.3% from HK$311.7 million in 2017 to HK$811.3 million in 2018 and by 30.9% from HK$811.3 million in 2018 to HK$1.1 billion (US$137.0 million) in 2019, and further grew from HK$496.3 million in the six months ended June 30, 2019 to HK$1.2 billion (US$152.0 million) in the six months ended June 30, 2020. However, our historical growth rates may not be indicative of our future growth, and we cannot assure you that we will be able to maintain similar growth rates in the future. If our growth rate declines, investors' perceptions of our business and business prospects may be adversely affected and the market price of the ADSs could decline. You should consider our prospects in light of the risks and uncertainties that fast-growing companies with limited operating histories in a quickly-evolving industry may encounter.

        We may not be able to manage our expansion effectively. Continuous expansion may increase the complexity of our business and place a strain on our management, operations, technical systems, financial resources and internal control functions. Our current and planned personnel, systems, resources and controls may not be adequate to support and effectively manage our future operations. We upgrade our systems from time to time to cater to the need of launching new services and executing increasing trading volume, and the process of upgrading our current systems may disrupt our ability to timely and accurately process information, which could adversely affect our results of operations and cause harm to our business.

        Our entrepreneurial and collaborative culture is important to us, and we believe it has been a major contributor to our success. We may have difficulties maintaining our culture to meet the needs of our future and evolving operations as we continue to grow, in particular as we grow internationally. In addition, our ability to maintain our culture as a public company, with changes in policies, practices, corporate governance and management requirements, may be challenging. Failure to maintain our culture could have a material adverse effect on our business.

We are subject to extensive and evolving regulatory requirements in Hong Kong and U.S., non-compliance with which may result in penalties, limitations and prohibitions on our future business activities or suspension or revocation of our licenses and trading rights, and consequently may materially and adversely affect our business, financial condition, operations and prospects. In addition, we are involved in ongoing inquiries by the HK SFC.

        The markets in Hong Kong and the United States in which we operate are highly regulated. However, the online-based brokerage service industry (including, for example, the use of cloud-based operating, computing and record keeping technology as well as biometric identification technology) is at a relatively early stage of development, and applicable laws, regulations and other requirements may be changed and adopted from time to time. Our business operations are subject to applicable Hong Kong laws, regulations, guidelines, circulars, and other regulatory guidance, or collectively the HK Brokerage Service Rules, including, for example, the SFO and its subsidiary legislation. These HK Brokerage Service Rules set out the licensing requirements, regulate our operational activities and standards, and impose requirements such as maintaining minimum liquidity or capital along with other filing, record keeping and reporting obligations relevant to our business operations. See "Item 4. Information on the Company—B. Business Overview—Regulation—Overview of the Laws and Regulations Relating to Our Business and Operations in Hong Kong" in our 2019 Annual Report. In addition, our operations in the

United States are subject to applicable United States law, rules and regulatory guidance, or the US Brokerage Regulations, including, for example, the U.S. Securities and Exchange Act of 1934, or the Exchange Act, rules and guidance adopted under the Exchange Act by the SEC and rules and guidance adopted by FINRA. See "Item 4. Information on the Company—B. Business Overview—Regulation—Overview of the Laws and Regulations Relating to Our Business and Operations in the United States" in our 2019 Annual Report. Failure to comply with applicable HK Brokerage Service Rules or the US Brokerage Regulations can result in investigations and regulatory actions, which may lead to penalties, including reprimands, fines, limitations or prohibitions on our future business activities or suspension or revocation of our licenses or trading rights. Any outcome may affect our ability to conduct business, harm our reputation and, consequently, materially and adversely affect our business, financial condition, results of operations and prospects.

        From time to time, Futu International Hong Kong as a HK SFC-licensed corporation may be subject to or required to assist in inquiries or investigations by relevant regulatory authorities in Hong Kong, principally the HK SFC. The HK SFC conducts on-site reviews and off-site monitoring to ascertain and supervise our business conduct and compliance with relevant regulatory requirements and to assess and monitor, among other things, our financial soundness. We are subject to such regulatory examination and inquiries from time to time. If any misconduct is identified as a result of inquiries, reviews or investigations, the HK SFC may take disciplinary actions which would lead to revocation or suspension of licenses, public or private reprimand or imposition of pecuniary penalties against us, our responsible officers, licensed representatives, directors or other officers. Any such disciplinary actions taken against us, our responsible officers, licensed representatives, directors or other officers may have a material and adverse impact on our business operations and financial results. In addition, we are subject to statutory secrecy obligations under the SFO whereby we may not be permitted to disclose details on any HK SFC inquiries, reviews or investigations without the consent of the HK SFC. Futu Inc. and Futu Clearing Inc., as SEC-registered broker-dealers, may be subject to similar examinations and regulatory actions initiated by the SEC, FINRA or the various state regulatory authorities in the United States.

        As of the date of this prospectus supplement, Futu International Hong Kong is involved in ongoing regulatory inquiries by the HK SFC for matters including, among others, client onboarding process. We are unable to accurately predict the outcome of the inquiries and there remains a risk that on conclusion of the inquiries, the HK SFC may identify misconduct or material non-compliance and decide to proceed with investigation and take regulatory actions, which may include, among other things, reprimands, fines, limitations or prohibitions on our future business activities or suspension or revocation of Futu International Hong Kong's licenses and trading rights. There also remains a risk that we may not be able to rectify our practices to be in compliance with relevant HK Brokerage Service Rules following the identification of any such misconduct or material non-compliance, which may result in the HK SFC taking additional regulatory actions against us in the forms described above. If any such outcome were to arise, there may be a material and adverse effect on our business, results of operations, financial conditions and prospects. Our reputation may also be harmed.

Our online client onboarding procedures do not strictly follow the specified steps set out by the relevant authorities in Hong Kong.

        As online-based brokerage services in Hong Kong and China and, in particular, the technologies and practices involved in online account opening services are at relatively early stages of development, applicable laws, regulations, guidelines, circulars and other regulatory guidance with regard to online client onboarding procedures remain evolving and are subject to further changes. Residents in China can open Hong Kong or U.S. trading accounts with us by following the online application procedures summarized in our 2019 Annual Report. See "Item 4. Information on the Company—B. Business Overview—Our Services—Trading, Clearing and Settlement—Account Opening" in our 2019 Annual Report. Our system supports the online verification procedures, among others, based on a prospective client's PRC identification information and debit card issued by a bank based in China. The HK SFC's current position on the expressly specified non-face-to-face approaches for account opening, including online account opening, in light of HK SFC regulatory requirements is summarized in paragraph 5.1 of the SFC Code of Conduct and SFC circulars dated May 12, 2015, October 24, 2016, July 12, 2018 and June 28, 2019 Those SFC circulars are collectively referred to in this prospectus supplement as SFC Circulars. There are various methods set out under the SFC Circulars for online account opening, one of which is to use e-certification services provided by certification authorities outside Hong Kong whose electronic signature certificates have obtained mutual recognition status accepted by the Hong Kong government and the relevant local government when onboarding clients. As our current online client onboarding procedures for residents in China as discussed above do not strictly follow the specified methods set out in the SFC Circulars, we have started to test and implement a new e-certification procedure through a mutually recognized certification authority as part of our online onboarding process. There is no assurance that we will be able to achieve full implementation timely, or at all. We are currently in discussion with the HK SFC regarding our online client onboarding procedures. If we were required by the HK SFC to remediate our account opening procedures for all of our existing clients retroactively or to make further adjustments to our online client onboarding process, we will need to incur extensive time and costs and our customer experience may be adversely impacted. As a result, such remediation or adjustments may have a material adverse impact on our operations, business prospects, user experience and client acquisition and retention. If our online client onboarding procedures are finally determined by the HK SFC to be not in compliance with the applicable laws, regulations, guidelines, circulars and other regulatory guidance, we may be subject to regulatory actions, which may include, in addition to remediation, reprimands, fines, limitations or prohibitions on our future business activities and/or suspension or revocation of Futu International Hong Kong's licenses and trading rights.

We do not hold any license or permit for providing securities brokerage business in China. Although we do not believe we engage in securities brokerage business in China, there remain uncertainties to the interpretation and implementation of relevant PRC laws and regulations.

        Pursuant to the relevant PRC laws and regulations, no entity or individual shall engage in securities business without the approval of the securities regulatory authority of the State Council. See "Item 4. Information on the Company—B. Business Overview—Regulations—Overview of the Laws and Regulations Relating to Our Business and Operations in China—Regulations on Securities Business" in our 2019 Annual Report. We do not hold any license or permit in relation to providing securities brokerage business in China. A significant portion of our technology, research and development, management, supporting and other teams are based in China and a large number of our clients are PRC citizens. However, we do not believe the business we are conducting now through our subsidiaries or consolidated affiliated entities in China is securities brokerage business in China. In the past, we received inquiries relating to our business from certain regulatory authorities in China. We have since then taken measures to modify and enhance our business and platform to be in compliance with the applicable PRC laws and regulations related to securities brokerage business in China. However, we cannot assure you that the measures we have taken or will take in the future will be effective or fully satisfy the relevant regulatory authorities' requirements. Based on the opinion of our PRC counsel, CM Law Firm, we are in compliance with the applicable PRC laws and regulations related to securities brokerage business in China after such modifications in all material aspects. However, there remain some uncertainties as to how the current and any future PRC laws and regulations will be interpreted or implemented in the context of operating securities related business in China. We cannot assure you that our current operation model, such as redirecting users and clients to open accounts and make transactions outside China, will not be deemed as operating securities brokerage business in China, which may subject us to further inquiries or rectifications. If certain of our activities in China were deemed by relevant regulators as provision of securities brokerage services, investment consulting services and stock options brokerage business in China, we will be required to obtain relevant licenses or permits from relevant regulatory bodies, including the CSRC, and failure of obtaining such licenses or permits may subject us to regulatory actions and penalties, including fines, suspension of parts or all of our operations in the PRC, and temporary suspension or removal of our websites and mobile application in China. In such cases, our business, financial condition, results of operations and prospects may be materially and adversely affected.

PRC governmental control of currency conversion, cross-border remittance and offshore investment could have a direct impact on the trading volume achieved on our platform. If the government further tightens restrictions on converting Renminbi to foreign currencies, including Hong Kong dollars and U.S. dollars, and/or deems our practice as in violation of PRC laws and regulations, our business will be materially and adversely affected.

        A significant portion of our clients are Chinese nationals. We do not provide cross-border currency conversion services related to Renminbi to our clients, and we require those who would like to trade securities listed on the Hong Kong Stock Exchange or any major stock exchanges in the United States or purchase any wealth management products through our platform to deposit funding into their respective offshore trading accounts.

        In addition, the PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, currency remittance out of the PRC. Since 2016, the PRC government has tightened its foreign exchange policies and stepped up its scrutiny of outbound capital movement. Under the current regulatory framework, Chinese nationals are limited to a foreign exchange quota of US$50,000 per year for approved uses only, such as tourism and education purposes and Chinese nationals can only engage in offshore investments under capital items through provided method such as Qualified Domestic Institutional Investors. If the government further tightens the amount of currency exchange allowed for Chinese nationals, increases the control over remittance of currency out of the PRC, and/or specifically prohibits any exchanges for securities-related investment, the trading activities of Chinese nationals on our platform could be restricted, which would significantly reduce the trading volume on our platform. As our revenues from brokerage commission income depends heavily on the total trading volume facilitated on our platform, the occurrence of any of the above regulatory changes would have a material and adverse impact on our business, operating and financial results.

        In addition, under the existing regulations on offshore investment, approval from or registration with appropriate government authorities is required when Renminbi is to be converted into foreign currency for the purpose of offshore investment. As we do not provide cross-border currency conversion services related to Renminbi to our Chinese national clients, we do not require our clients to submit evidence of approval or registration from relevant authorities with respect to the foreign currency used for offshore investments. Since the PRC authorities and the commercial banks designated by the SAFE to conduct foreign exchange services have significant amount of discretion in interpreting, implementing and enforcing the relevant foreign exchange rules and regulations, and for many other factors that are beyond our control and anticipation, we may face more severe consequences, including but not limited to being asked to take additional and burdensome measures to monitor the source and use of the foreign currency funds in the accounts of our clients, verify evidence of approval from relevant authorities or suspend our operations pending an investigation or indefinitely. In such cases, we may face regulatory warnings, correction orders, condemnation and fines, and may not be able to conduct our current business in the future. We may also be subject to regular inspections from relevant authorities from time to time. If such situations occur, our business, financial condition, results of operations and prospects would be materially and adversely affected.

We face significant competition in the online brokerage and wealth management industries, and if we are unable to compete effectively, we may lose our market share and our results of operations and financial condition may be materially and adversely affected.

        The market for online brokerage and wealth management services is relatively new, rapidly evolving and intensely competitive. We expect competition to continue and intensify in the future. We face competition from traditional retail brokerage firms and financial service providers in Hong Kong who, in an effort to satisfy the demands of their clients for hands-on electronic trading facilities, universal access to markets, smart routing, better trading tools, lower commissions and financing rates, have embarked upon building such facilities and service enhancements.

        In addition, the online brokerage and wealth management industries exhibit massive opportunities which may attract major internet companies to enter the market by adopting a similar business model, which may significantly affect our market share and sales volume. For example, major international brokerage companies that have large retail online brokerage businesses as well as online brokerage units of commercial banks may take advantage of their established resources and satisfy applicable regulatory requirements through acquisitions and organic development.

        We expect competition to increase in the future as current competitors diversify and improve their offerings and as new participants enter the market. We cannot assure you that we will be able to compete effectively or efficiently with current or future competitors. They may be acquired by, receive investment from or enter into strategic relationships with, established and well-financed companies or investors, which would help enhance their competitiveness. Furthermore, the current competitors and new entrants in the online brokerage and wealth management industries may also seek to develop new service offerings, technologies or capabilities that could render some of the services that we offer obsolete or less competitive, and some of them may adopt more aggressive pricing policies or devote greater resources to marketing and promotional campaigns than we do. The occurrence of any of these circumstances may hinder our growth and reduce our market share, and thus our business, results of operations, financial condition and prospects would be materially and adversely affected.

If we are unable to retain existing clients or attract new clients to increase their trading volume, or if we fail to offer services to address the needs of our clients as they evolve, our business and results of operations may be materially and adversely affected.

        We derive a significant portion of our revenues from our online brokerage services provided to our clients. To maintain the high growth momentum of our platform, we depend on retaining current clients and attracting more new clients. If there is insufficient demand for our online brokerage, margin financing and wealth management services, we might not be able to maintain and increase our trading volume and revenues as we expect, and our business and results of operations may be adversely affected.

        Our success depends largely on our ability to retain existing clients, in particular those that have highly frequent transactions. Our clients may not continue to place trading orders or increase the level of their trading activities on our platform if we cannot match the prices offered by other market players or if we fail to deliver satisfactory services. Failure to deliver services in a timely manner at competitive prices with satisfactory experience will cause our clients to lose confidence in us and use our platform less frequently or even stop using our platform altogether, which in turn will materially and adversely affect our business. Even if we are able to provide high-quality and satisfactory services on our platform in a timely manner and at favorable price terms, we cannot assure you that we will be able to retain existing clients, encourage repeat and increase trading transactions due to reasons out of our control, such as our clients' personal financial reasons or the deterioration of the capital markets condition.

        If we are unable to maintain or increase our client retention rates or generate new clients in a cost-effective manner, our business, financial condition and results of operations would likely be adversely affected. Historically, we incurred HK$41.4 million, HK$98.1 million, HK$164.7 million (US$21.3 million) and HK$161.6 million (US$20.9 million) in selling and marketing expenses, representing 13.3%, 12.1%, 15.5% and 13.7% of our total revenues in 2017, 2018, 2019 and the six months ended June 30, 2020, respectively. Although we have spent significant financial resources on marketing expenses and plan to continue to do so, these efforts may not be cost-effective to attract new clients. We cannot assure you that we will be able to maintain or grow our client base in a cost-effective way.

        We must stay abreast of the needs and preferences of our clients to serve their evolving trading needs as their investment demands change. If we fail to retain our existing clients by offering services that cater to their evolving investment and trading needs, we may not be able to maintain and continue to grow the trading volume on our platform, and our business and results of operations may be adversely affected. In addition, if we are unable to maintain, enhance or develop the methods we use to retain clients, the costs of client retention will significantly increase, and our ability to retain clients may be harmed.

        Similar to other brokerage and financial services providers, we cannot guarantee the profitability of the investment made by clients on our platform. The profitability of our clients' investment is directly affected by elements beyond our control, such as economic and political conditions, broad trends in business and finance, changes in volume of securities transactions, changes in the markets in which such transactions occur and changes in how such transactions are processed. We provide a social community to facilitate the provision of financial and market information. Although these materials and commentaries contain prominent disclaimers, our clients may seek to hold us responsible when they use such information to make trading decisions and suffer financial loss on their trades, or if their trades are not as profitable as they have expected. Furthermore, it is possible that some clients could solely rely on certain predictive statements made by other clients on our platform, ignoring our alert warnings that clients should make their own investment judgment and should not predict future performance based on historical records. As a result, the financial loss of our clients may affect our performance in terms of transaction volumes and revenues as clients decide to abort trading. In addition, some clients who have suffered substantial losses on our platform may blame our platform, seek to recover their damages from us or bring lawsuits against us.

Because our revenues and profitability depend largely on clients' trading volume, they are prone to significant fluctuations and are difficult to predict.

        Our revenues and profitability depend in part on the level of trading activity of the securities of our clients, which are often affected by factors beyond our control, including economic and political conditions, broad trends in business and finance and changes in the markets in which such transactions occur. Weaknesses in the markets in which we operate, including economic slowdowns, have historically resulted in reduced trading volumes for us. Declines in trading volumes generally result in lower revenues from transaction execution activities. Lower levels of volatility generally have the same directional impact. Declines in market values of securities or other financial instruments can also result in illiquid markets, which can also result in lower revenues and profitability from transaction execution activities. Lower price levels of securities and other financial instruments, as well as compressed bid/ask spreads, which often follow lower pricing, can further result in reduced revenues and profitability. These factors can also increase the potential for losses on securities or other financial instruments held in inventory and failures of buyers and sellers to fulfill their obligations and settle their trades, as well as claims and litigation. Any of the foregoing factors could have a material adverse effect on our business, financial condition, results of operations and cash flows.

        Our business is also subject to general economic and political conditions, in particular the economic and political conditions in Hong Kong, the PRC and the United States, such as macroeconomic and monetary policies, legislation and regulations affecting the financial and securities industries, upward and downward trends in the business and financial sectors, inflation, currency fluctuations, availability of short-term and long-term funding sources, cost of funding and the level and volatility of interest rates. For example, volatility and drops in stock market performance and uncertainties in macroeconomic conditions caused by global calamities such as the ongoing COVID-19 pandemic and/or eruptions of regional tensions could negatively impact our revenues and profitability. As a result of these risks, our income and operating results may be subject to significant fluctuations. See "—A Sustained outbreak of the COVID-19 virus could have a material adverse impact on our business, operating results and financial condition."

A sustained outbreak of the COVID-19 virus could have a material adverse impact on our business, operating results and financial condition.

        In recent years, there have been outbreaks of epidemics in China and globally. In early 2020, in response to intensifying efforts to contain the spread of COVID-19, the Chinese government took a number of actions, which included extending the Chinese New Year holiday, quarantining individuals infected with or suspected of having COVID-19, prohibiting residents from free travel, encouraging employees of enterprises to work remotely from home and cancelling public activities, among others. The COVID-19 has also resulted in temporary closure of many corporate offices across China. In addition, as the outbreak continues to threaten global economies, it may continue to cause significant market volatility and declines in general economic activities.

        We have taken a series of measures in response to the outbreak to protect our employees, including, among others, temporary closure of some offices, remote working arrangements for our employees and travel restrictions or suspension. In general, while these measures reduced the efficiency of our operations, we were not significantly impacted through the first half of 2020 and have benefitted from an increase in funds flow and trading volume due to customers switching to online trading when physical, offline facilities were closed. Governmental restrictions in China have eased in recent months, and we cannot predict whether this increase in business activity will continue after customers are once again able to visit physical facilities. The extent to which COVID-19 impacts our results of operations during the remainder of 2020 will depend on the future developments of the outbreak, including new information concerning the global severity of and actions taken to contain the outbreak, which are highly uncertain and unpredictable. In addition, our results of operations could be adversely affected to the extent that the outbreak harms the Chinese and global economies in general.

        Any potential impact on our results will depend on, to a large extent, future developments and new information that may emerge regarding the duration and severity of the COVID-19 and the actions taken by government authorities and other entities to contain the COVID-19 or treat its impact, almost all of which are beyond our control. While many of the restrictions on movement within China have been relaxed as of the date of this prospectus supplement, there is great uncertainty as to the future progress of the disease globally. Currently, there is no vaccine or specific anti-viral treatment for COVID-19. Relaxation of restrictions on economic and social life may lead to new cases which may lead to the re-imposition of restrictions. Given the general slowdown in global economic conditions, volatility in the capital markets as well as the general negative impact of the COVID-19 outbreak on the brokerage and wealth management industry, we cannot assure that we can launch new products and services in time or that we can maintain the growth rate we have experienced. Because of the uncertainty surrounding the COVID-19 outbreak, the financial impact related to the outbreak of and response to the coronavirus cannot be accurately estimated at this time, and we cannot assure you that our financial condition and operating results for 2020 will not be adversely affected.

We face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt our operations and adversely affect our business, financial condition or results of operation.

        In addition to the impact of COVID-19, our business could be adversely affected by the effects of Ebola virus disease, H1N1 flu, H7N9 flu, avian flu, Severe Acute Respiratory Syndrome, or SARS, or other epidemics. Our business operations could be disrupted if any of our employees is suspected of having Ebola virus disease, H1N1 flu, H7N9 flu, avian flu, SARS, or other epidemics, since it could require our employees to be quarantined and/or our offices to be disinfected. In addition, our results of operations could be adversely affected to the extent that any of these epidemics harms the Chinese and global economy in general.

        We are also vulnerable to natural disasters and other calamities. Fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events may give rise to server interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide products and services on our platform.

        In addition, our results of operations could be adversely affected to the extent that any health epidemic, natural disaster or other calamities harms the Chinese and global economies in general. Our headquarters are located in Shenzhen and Hong Kong, where most of our management and employees currently reside. Most of our system hardware and back-up systems are hosted in facilities located in Shenzhen and Hong Kong. Consequently, if any natural disasters, health epidemics or other public safety concerns were to affect Shenzhen and/or Hong Kong, our operation may experience material disruptions, which may materially and adversely affect our business, financial condition and results of operations.

Our current level of commission and fee rates may decline in the future. Any material reduction in our commission or fee rates could reduce our profitability.

        We derive a significant portion of our revenues from commissions and fees paid by our clients for trading securities through our platform. In 2017, 2018, 2019 and the six months ended June 30, 2020, our brokerage commission income and handling charge income amounted to HK$184.9 million, HK$408.0 million, HK$511.4 million (US$66.0 million) and HK$708.7 million (US$91.4 million), representing 59.3%, 50.3%, 48.2% and 60.2% of our total revenues during the same periods, respectively. We may experience pressure on our commission or fee rates as a result of competition we face in the online brokerage service industry. Some of our competitors offer a broader range of services to a larger client base and enjoy higher trading volumes than we do. Consequently, our competitors may be able and willing to offer trading services at lower commission or fee rates than we currently offer or may be able to offer. For example, some brokers in Hong Kong and the United States offer zero commission fees or similar policies to attract retail securities investors. As a result of this pricing competition, we could lose both market share and revenues. We believe that any downward pressure on commission or fee rates would likely continue and intensify as we continue to develop our business and gain recognition in our markets. A decline in our commission or fee rates could lower our revenues, which would adversely affect our profitability. In addition, our competitors may offer other financial incentives such as rebates or discounts in order to induce trading in their systems rather than in ours. If our commission or fee rate decreases significantly, our operating and financial results may be materially and adversely affected.

Fluctuations in market interest rates may negatively affect our financial condition and results of operations.

        We derive a part of our revenues from charging interests on margin balances in connection with our margin financing and securities lending businesses. In 2017, 2018, 2019 and the six months ended June 30, 2020, our revenues from interest income derived from our margin financing and securities lending businesses amounted to HK$65.5 million, HK$226.1 million, HK$258.9 million

(US$33.4 million) and HK$178.9 million (US$23.1 million), representing 21.0%, 27.9%, 24.4% and 15.2% of our total revenues during the same periods, respectively. For the same years, our interest income derived from bank deposits were HK$34.1 million, HK$123.8 million, HK$187.2 million (US$24.2 million) and HK$118.8 million (US$15.3 million), representing 10.9%, 15.3%, 17.6% and 10.1% of our total revenues during the same periods, respectively. The trend of the level of interest rates is an important factor affecting our earnings. A decline in interest rates may have a negative impact on our interest income and thus ultimately adversely impact our total revenues. While we generally derive higher interest income when there is an increase in market interest rates, a rise in interest rates may also cause our interest expenses to increase. If we are unable to effectively manage our interest rate risk, changes in interest rates could have a material adverse effect on our profitability.

        Although our management believes that it has implemented effective management strategies to reduce the potential effects of changes in interest rates on our results of operations, any substantial, unexpected or prolonged change in market interest rates could have a material adverse effect on our financial condition and results of operations. Also, our interest rate risk modeling techniques and assumptions likely may not fully predict or capture the impact of actual interest rate changes on our balance sheet.

We may not be able to develop our margin financing and securities lending business as expected and may be exposed to credit risks related to these businesses. In addition, we need adequate funding at reasonable costs to successfully operate our margin financing business, and access to adequate funding at reasonable costs cannot be assured.

        Our margin financing and securities lending businesses may not develop as expected if clients fail to perform contractual obligations or the value of collateral held to secure the obligations is inadequate. We have adopted comprehensive internal policies and procedures designed to manage such risks. For example, once the margin value falls below the outstanding amount of the relevant loan extended as a result of a market downturn or adverse movement in the prices of the pledged securities, we will make a margin call requesting the client to deposit additional funds, sell securities or pledge additional securities to top up their margin value. If the client's margin value still falls below the required standard, we will initiate our liquidation protection mechanism on a real-time basis to bring the client's account into margin compliance. Nevertheless, we cannot assure you that we will not be exposed to any credit risks associated with our margin financing and securities lending businesses. In particular, we may not always be able to fully recover the margin value through margin calls and our exposure to credit loss may be exacerbated during periods of high market volatility. See "—Our risk management policies and procedures may not be fully effective in identifying or mitigating risk exposure in all market environments or against all types of risks."

        Moreover, the growth and success of our margin financing business depend on the availability of adequate funding to meet our client demand for loans on our platform. In the first half of 2020, we provided margin financing service for securities listed on the Hong Kong Stock Exchange and the major stock exchanges in the U.S. to 73,135 and 41,412 clients, respectively, and we provided securities lending services for securities listed on the major stock exchanges in the U.S. to 18,550 clients, with total outstanding margin financing and securities lending balance of HK$7,534 million (US$972.1 million). We derive the funding for our margin financing business from a variety of sources, including funding secured from commercial banks, other licensed financial institutions and other parties as well as financing generated from our business operations. To the extent there is insufficient funding from institutional funding partners who are willing to accept the credit risk related to the collateral from our clients, the funds available for our margin financing business might be limited and our ability to provide margin financing services to our clients to address their demand for loans would be adversely impacted. In addition, as we strive to offer our clients competitively priced services and the online brokerage market is intensely competitive, we may attempt to further reduce our interest expenses from our funding partners. If we cannot continue to maintain our relationship with these funding partners and obtain adequate funding at reasonable costs, we may not be able to continue to offer or grow our margin financing business. To the extent that our funding partners find the risk-adjusted returns with us less attractive, we may not be able to obtain the requisite level of funding at reasonable costs, or at all. If our platform is unable to provide our clients with margin loans or fund the loans on a timely basis due to insufficient funding or less favorable pricing compared to those of our competitors, it would harm our business, financial condition and results of operations.

Tensions in international economic relations, in particular those between the U.S. and China, may have an adverse effect on our business, financial condition and results of operation.

        There have been rising tensions in international economic relations in recent periods, including those between the United States and China. For example, in 2018 and 2019, the United States imposed import tariffs on specified products imported from China, and China has responded by imposing retaliatory tariffs on goods exported from the United States. In August 2020, following the PRC National People's Congress' passage of Hong Kong's national security legislation, the U.S. Department of Treasury imposed sanctions on certain officials of the Hong Kong Special Administrative Region and the central government of China. In the same month, U.S. President Donald J. Trump issued executive orders prohibiting certain transactions with ByteDance Ltd. and WeChat-related transactions with Tencent Holdings Ltd. and the respective subsidiaries of such companies. Rising trade, political and regulatory tension between the United States and China could reduce levels of trades, investments, technological exchanges and other economic activities between the two major economies, which would have a material adverse effect on global economic conditions and the stability of global financial markets. Any of these factors could have a material adverse effect on our business, prospects, financial condition and results of operations.

        On August 6, 2020, the President of the United States issued an executive order prohibiting "any transactions that is related to WeChat by any person or with respect to any property, subject to the jurisdiction of the United States with Tencent Holdings Ltd., Shenzhen, China, or any subsidiary of that entity, as identified by the Secretary of Commerce under section 1(c) of this order." The ban is set to come into force starting 45 days after the date of the executive order. As of July 31, 2020, entities directly or beneficially owned by Tencent Holdings Limited owned 30.2% of our outstanding shares and 26.2% of the total voting power of our outstanding shares, and we have certain business collaborations with Tencent. We also have business operations and hold relevant licenses in the United States. While we do not expect that our U.S. operations will be subject to the restrictions imposed by the executive order, we cannot assure you that the Secretary of Commerce will not interpret the executive order so as to prohibit transactions with our company or prohibit our business collaborations with Tencent. Upon the occurrence of such events, our business will be adversely impacted. In addition, any current and future actions or escalations by either the United States or China may cause global economic turmoil and potentially have a negative impact on our business, financial condition and results of operations, and we cannot provide any assurance as to whether such actions will occur or the form that they may take.

The wealth management products that we offer involve various risks and failure to identify or fully appreciate such risks may negatively affect our reputation, client relationships, results of operations and financial conditions. In addition, we rely on a limited number of wealth management product providers.

        We offer our clients access to money market, fixed income and equity funds products from leading fund houses, catering to different investment targets and risk preferences of our clients. These products often have complex structures and involve various risks, including default risks, interest risks, liquidity risks, market risks, counterparty risks, fraud risks and other risks.

        Our success in offering our wealth management services depends, in part, on our ability to successfully identify the risks associated with such products and services, and failure to identify or fully appreciate such risks may negatively affect our reputation, client relationships, results of operations and financial conditions. Although we do not guarantee the principal or the return of the wealth management products available on our platform and do not bear any liabilities for any loss to capital invested in the products, we must be cautious of the selection of the financial products we offer and must accurately describe the risks associated with those products for our clients. Although we enforce and implement strict risk management policies and procedures, such risk management policies and procedures may not be fully effective in mitigating the risk exposure for all of our clients in all market environments or covering all types of risks. If we fail to identify and fully appreciate the risks associated with the financial products we offer, or fail to disclose such risks to our clients, or if our clients suffer financial losses or other damages resulting from the financial products we offer, our reputation, client relationships, results of operations and financial conditions will be materially and adversely affected.

        We rely on a limited number of third-parties who provide us with wealth management products, and our relationships with these product providers are integral to the smooth operation of our wealth management business. If our relationships with third-party service providers deteriorate or third-party service providers decide to terminate our respective business relationships for any reasons, such as to work with our competitors on more exclusive or favorable terms or if they themselves become our competitors, our operation may be disrupted.

If we fail to respond in a timely and cost-effective manner to the needs of our users and clients or if our new service offerings do not achieve sufficient market acceptance, our business and results of operations may be materially and adversely affected.

        Our future success will depend partially on our ability to develop and introduce new service offerings to respond to the evolving needs of our users and clients in a timely and cost-effective manner. We provide services in markets that are characterized by rapid technological change, evolving industry standards, frequent new service introductions, and increasing demand for higher levels of client experience. In recent years, we have expanded our service offerings for our users and clients from online brokerage services to margin financing services and further to other tools and functions, including the wealth management service we launched in August 2019, and we may continue to expand our new service offerings in the future. However, we have limited experience in new service offerings, and expansion into new service offerings may involve new risks and challenges that we may not have experienced before. We cannot assure you that we will be able to overcome such new risks and challenges and make our new service offerings successful. Initial timetables for the introduction and development of new service offerings may not be achieved and profitability targets may not prove feasible. External factors, such as compliance with regulations, competition and shifting market preferences, may also impact the successful implementation of our new service offerings. Our personnel and technology systems may fail to adapt to the changes in such new areas or we may fail to effectively integrate new services into our existing operation. We may lack experience in managing our new service offerings. In addition, we may be unable to proceed our operation as planned or compete effectively due to different competitive landscapes in these new areas. Even if we expand our businesses into new jurisdictions or areas, the expansion may not yield intended profitable results. Furthermore, any new service offerings could have a significant impact on the effectiveness of our internal control system. Failure to successfully manage these risks in the development and implementation of new service offerings could have a material adverse effect on our business, results of operations and financial condition.

        Our ability to anticipate and identify the evolving needs of our users and clients and to develop and introduce new service offerings to address such needs will be a significant factor in maintaining or improving our competitive position and prospects for growth. We may also have to incur substantial unanticipated costs to maintain and further strengthen such ability. Our success will also depend on our ability to develop and introduce new services and enhance existing services for our users and clients in a timely manner. Even if we introduce new and enhanced services to the market, they may not achieve market acceptance.

        We believe that we must continue to make investments to support ongoing research and development in order to develop new or enhanced service offerings to remain competitive. We need to continue to develop and introduce new services that incorporate the latest technological advancements in response to evolving user and client needs. Our business and results of operations could be adversely affected if we do not anticipate or respond adequately to technological developments or the changing needs of our users and clients. We cannot assure you that any such investments in research and development will lead to any corresponding increase in revenue.

We depend on our proprietary technology, and our future results may be impacted if we cannot maintain technological superiority in our industry.

        Our success in the past has largely been attributable to our sophisticated proprietary technology that has empowered the efficient operations of our platform. We have benefited from the fact that the type of proprietary technology equivalent to which we employ has not been widely available to our competitors. If our technology becomes more widely available to our current or future competitors for any reason, our operating results may be adversely affected.

        Additionally, to keep pace with changing technologies and client demands, we must correctly interpret and address market trends and enhance the features and functionality of our technology in response to these trends, which may lead to significant research and development costs. We may be unable to accurately determine the needs of our users and clients or the trends in the online brokerage industry or to design and implement the appropriate features and functionality of our technology in a timely and cost-effective manner, which could result in decreased demand for our services and a corresponding decrease in our revenue. Also, any adoption or development of similar or more advanced technologies by our competitors may require that we devote substantial resources to the development of more advanced technology to remain competitive. The markets in which we compete are characterized by rapidly changing technology, evolving industry standards and changing trading systems, practices and techniques. Although we have been at the forefront of many of these developments in the past, we may not be able to keep up with these rapid changes in the future, develop new technology, realize a return on amounts invested in developing new technologies or remain competitive in the future.

        In addition, we must protect our systems against physical damage from fire, earthquakes, power loss, telecommunications failures, computer viruses, hacker attacks, physical break-ins and similar events. Any software or hardware damage or failure that causes interruption or an increase in response time of our proprietary technology could reduce client satisfaction and decrease usage of our services.

Unexpected network interruptions, security breaches or computer virus attacks and failures in our information technology systems could have a material adverse effect on our business, financial condition and results of operations.

        Our information technology systems support all phases of our operations and are an essential part of our technology infrastructure. If our systems fail to perform, we could experience disruptions in operations, slower response time or decreased customer satisfaction. We must process, record and monitor a large number of transactions and our operations are highly dependent on the integrity of our technology systems and our ability to make timely enhancements and additions to our systems. System interruptions, errors or downtime can result from a variety of causes, including unexpected interruptions to the internet infrastructure, technological failures, changes to our systems, erroneous or corrupted data, changes in customer usage patterns, linkages with third-party systems and power failures. Our systems are also vulnerable to disruptions from human error, execution errors, errors in models such as those used for risk management and compliance, employee misconduct, unauthorized trading, external fraud, computer viruses, distributed denial of service attacks, computer viruses or cyberattacks, terrorist attacks, natural disaster, power outage, capacity constraints, software flaws, events impacting our key business partners and vendors, and other similar events.

        Our internet-based business depends on the performance and reliability of the internet infrastructure. We cannot assure you that the internet infrastructure we depend on will remain sufficiently reliable for our needs. Any failure to maintain the performance, reliability, security or availability of our network infrastructure may cause significant damage to our ability to attract and retain users and clients. Major risks involving our network infrastructure include:

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  breakdowns or system failures resulting in a prolonged shutdown of our servers;

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  disruption or failure in the national backbone networks in China, which would make it impossible for users and clients to access our online and mobile platforms;

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  physical or cyber based attacks on our servers and other network infrastructure, which may result in disruptions to our network and damages to our technology infrastructure;

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  damage from natural disasters or other catastrophic events such as typhoon, volcanic eruption, earthquake, flood, telecommunications failure, or other similar events; and

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  any infection by or spread of computer viruses or other system failures.

        In addition, any network interruptions or inadequacy on the part of our third-party partners may result in disruptions to the services we provide to our users and clients. For example, there have been occasions where some of our clients were not able to timely execute trades because of poor or delayed performances of software, infrastructure or systems of our third party partners, which may be exacerbated by sudden increase in trading or other user activity volume. Such disruptions and other interruptions in the availability of our services could reduce user and client satisfaction and result in a reduction in the activity level of our users and clients as well as the number of clients making trading transactions on our platform. See "—Failure or poor performance of third-party software, infrastructure or systems on which we rely could adversely affect our business." Furthermore, increases in the volume of traffic on our online and mobile platforms could strain the capacity of our existing computer systems and bandwidth, which could lead to slower response times or system failures. This could cause a disruption or suspension in our service delivery, which could hurt our brand and reputation. We may need to incur additional costs to upgrade our technology infrastructure and computer systems in order to accommodate increased demand if we anticipate that our systems cannot handle higher volumes of traffic and transaction in the future. In addition, it could take an extended period of time to restore full functionality to our technology or other operating systems in the event of an unforeseen occurrence, which could affect our ability to process and settle client transactions. Despite our efforts to identify areas of risk, oversee operational areas involving risks, and implement policies and procedures designed to manage these risks, there can be no assurance that we will not suffer unexpected losses, reputational damage or regulatory actions due to technology or other operational failures or errors, including those of our vendors or other third parties.

Failure or poor performance of third-party software, infrastructure or systems on which we rely could adversely affect our business.

        We rely on third parties to provide and maintain certain infrastructure that is critical to our business. For example, a strategic partner provides services to us in connection with various aspects of our operations and systems. If such services become limited, restricted, curtailed or less effective or more expensive in any way or become unavailable to us for any reason, our business may be materially and adversely affected. The infrastructure of our third-party service providers may malfunction or fail due to events out of our control, which could disrupt our operations and have a material adverse effect on our business, financial condition, results of operations and cash flows. Any failure to maintain and renew our relationships with these third parties on commercially favorable terms, or to enter into similar relationships in the future, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

        We also rely on certain third-party software, third-party computer systems and service providers, including clearing systems, exchange systems, alternate trading systems, order-routing systems, internet service providers, communications facilities and other facilities. Any interruption in these third-party services or software, deterioration in their performance, or other improper operation could interfere with our trading activities, cause losses due to erroneous or delayed responses, or otherwise be disruptive to our business. In addition, as we work with third parties to execute trading orders for U.S. stocks, our ability to successfully and timely execute these trades for our clients depends on the performance of third parties systems, failure of which may result in potential losses for our clients, which in turn may result in potential claims or litigations brought against us and adversely affect our business and reputation. In addition, if our arrangements with any third party are terminated, we may not be able to find an alternative source of software or systems support on a timely basis or on commercially reasonable terms. This could also have a material adverse effect on our business, financial condition, results of operations and cash flows.

We rely on a number of external service providers for certain key market information and data, technology, processing and supporting functions.

        We rely on a number of external service providers for certain key market information and data, technology, processing and supporting functions. Furthermore, external content providers provide us with financial information, market news, charts, option and stock quotes and other fundamental data that we offer to our clients and users. These service providers face technical, operational and security risks of their own. Any significant failures by them, including improper use or disclosure of our confidential client, employee or company information, could interrupt our business, cause us to incur losses and harm our reputation. Particularly, we have contracted with affiliates of Nasdaq and Hong Kong Exchange and Clearing Limited and a few other institutions to allow our clients to access real-time market information data, which are essential for our clients to make their investment decisions and take actions. If the data provided by such information providers were inaccurate or incomplete, or if such information providers fail to update or deliver the data in a timely manner as provided in the agreements, our clients may suffer losses and our business operations and reputation can be materially and adversely affected.

        We cannot assure you that the external service providers will be able to continue to provide these services to meet our current needs in an efficient and cost-effective manner, or that they will be able to adequately expand their services to meet our needs in the future. The external service providers' ability to consistently provide these services is subject to risks from unfavorable political, economic, legal or other developments, such as social or political instability, changes in governmental policies or changes in the applicable laws and regulations.

        An interruption in or the cessation of service by any external service provider as a result of system failures, capacity constraints, financial constraints or problems, unanticipated trading market closures or for any other reason and our inability to make alternative arrangements in a smooth and timely manner, if at all, could have a material adverse effect on our business, results of operations and financial condition.

        Further, disputes might arise out of or in connection with the agreements regarding our or the service providers' performance of the obligations thereunder. To the extent that any service provider disagrees with us on the quality of the products or services, terms and conditions of the payment or other provisions of such agreements, we may face claims, disputes, litigations or other proceedings initiated by such service provider against us. We may incur substantial expenses and require significant attention of management in defending against these claims, regardless of their merit. We could also face damages to our reputation as a result of such claims, and our business, financial condition, results of operations and prospects could be materially and adversely affected.

If major mobile application distribution channels change their standard terms and conditions in a manner that is detrimental to us, or terminate their existing relationship with us, our business, financial condition and results of operations may be materially and adversely affected.

        We currently rely on Apple's app store, Google's Play Store and major PRC-based Android app stores to distribute our mobile applications to users. As such, the promotion, distribution and operation of our application are subject to such distribution platforms' standard terms and policies for application developers, which are subject to the interpretation of, and frequent changes by, these distribution channels. If these third-party distribution platforms change their terms and conditions in a manner that is detrimental to us, or refuse to distribute our application, or if any other major distribution channel with which we would like to seek collaboration refuses to collaborate with us in the future, our business, financial condition and results of operations may be materially and adversely affected.

If we fail to protect our platform or the confidential information of our users and clients, whether due to cyber-attacks, computer viruses, physical or electronic break-in, breaches by third parties or other reasons, we may be subject to liabilities imposed by relevant laws and regulations, and our reputation and business may be materially and adversely affected.

        Our computer system, the networks we use, the networks and online trading platforms of the exchanges and other third parties with whom we interact, are potentially vulnerable to physical or electronic computer break-ins, viruses and similar disruptive problems or security breaches. A party that is able to circumvent our security measures could misappropriate proprietary information or customer information, jeopardize the confidential nature of the information we transmit over the Internet and mobile network or cause interruptions in our operations. We or our service providers may be required to invest significant resources to protect against the threat of security breaches or to alleviate problems caused by any breaches.

        In addition, we collect, store and process certain personal and other sensitive data from our users and clients, which makes us a potentially vulnerable target to cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions. While we have taken steps to protect the confidential information that we have access to, our security measures could be breached. Because the techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may not be able to anticipate these techniques or implement adequate preventative measures. Any accidental or willful security breaches or other unauthorized access to our system could cause confidential user and client information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. We have not experienced any material cyber-security breaches or been subject to any material breaches of any of our cyber-security measures in the past. In addition, leakages of confidential information may be caused by third-party service providers or business partners. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our technology infrastructure are exposed and exploited, our relationships with users and clients could be severely damaged, we may become susceptible to future claims if our users and clients suffer damages, and could incur significant liability and our business and operations could be adversely affected. Furthermore, our corporate clients may utilize our technology to serve their own employees and customers. Any failure or perceived failure by us to prevent information security breaches or to comply with privacy policies or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other customer data, could cause our clients to lose trust in us and could expose us to legal claims.

        We are subject to governmental regulation and other legal obligations related to the protection of personal data, privacy and information security in the regions where we do business, and there has been and may continue to be a significant increase in such laws that restrict or control the use of personal data. In China, the Cyber Security Law became effective in June 2017 and requires network operators to follow the principles of legitimacy in collecting and using personal information. In addition, the Personal Information Security Specification, or China Specification, came into force on May 1, 2018. Although the China Specification is not a mandatory regulation, it nonetheless has a key implementing role in relation to China's Cyber Security Law in respect to protecting personal information in China. Furthermore, it is likely that the China Specification will be relied on by Chinese government agencies as a standard to determine whether businesses have abided by China's data protection rules. Meanwhile, under the China Specification, the data controller must provide the purpose of collecting and using subject personal information, as well as the business functions of such purpose, and the China Specification requires the data controller to distinguish its core function from additional functions to ensure the data controller will only collect personal information as needed. Similarly, Hong Kong and the United States also has its data privacy legislation that regulates the collection, use and handling of personal data. Under the relevant legislation, data users are required to comply with various data protection principles in relation to the requirement of lawful and fair collection of personal data, consent of data subjects, retention of personal data, use and disclosure of personal data, security of personal data, personal data policies and practices, and rights to access and correction of personal data.

        The relevant regulatory authorities in China continue to monitor the websites and apps in relation to the protection of personal data, privacy and information security, and may impose additional requirements from time to time. We believe that we have conformed our practices in line with current requirements. However, we cannot assure that our existing user information protection system and technical measures will be considered sufficient under all applicable laws and regulations. There are uncertainties as to the interpretation and application of laws in one jurisdiction which may be interpreted and applied in a manner inconsistent to another jurisdiction and may conflict with our current policies and practices or require changes to the features of our system. If we are unable to address any information protection concerns, any compromise of security that results unauthorized disclosure or transfer of personal data, or to comply with the then applicable laws and regulations, we may incur additional costs and liability and result in governmental enforcement actions, litigation, fines and penalties or adverse publicity and could cause our users and clients to lose trust in us, which could have a material adverse effect on our business, results of operations, financial condition and prospects. We may also be subject to new laws, regulations or standards or new interpretations of existing laws, regulations or standards, including those in the areas of data security and data privacy, which could require us to incur additional costs and restrict our business operations.

We have not obtained certain relevant licenses from PRC authorities in connection with some of the information and services available on our platform.

        PRC regulations impose sanctions for engaging in disseminating analysis, forecasting, advisory or other information related to securities and securities markets without having obtained the Securities Investment Consultancy Qualifications in China. See "Item 4. Information on the Company—B. Business Overview—Regulation—Overview of the Laws and Regulations Relating to Our Business and Operations in China—Regulations on the Securities Investment Consulting Service" in our 2019 Annual Report. We have not obtained the Securities Investment Consultancy Qualifications in China. Without the required qualifications, we should refrain from as well as explicitly prohibit our users from sharing information related to securities analysis, forecasting or advisory on our platform. However, we cannot assure you that our users will not post articles or share videos that contain analysis, forecasting or advisory content related to securities on our platform. If any of the information or content displayed on our platform is deemed as analysis, forecasting, advisory or other information related to securities or securities markets, or any of our business in the PRC is deemed to be a service providing such information, we may be subject to regulatory measures including warnings, public condemnation, suspension of relevant business and other measures in accordance with applicable laws and regulations. Any such penalties may disrupt our business operations or materially and adversely affect our business, financial condition and results of operations.

        In addition, as part of our services, we post videos for investor education purpose and allow certain of our users to upload and share videos on our platforms through NiuNiu Classroom and NiuNiu Community. According to the PRC Administrative Provisions on Internet Audio-Video Program Services, the provider of audio-video service, such as NiuNiu Classroom or NiuNiu Community, is required to obtain the Audio and Video Service Permission. See "Item 4. Information on the Company—B. Business Overview—Regulation—Overview of the Laws and Regulations Relating to Our Business and Operations in China—Regulation on Internet Audio-Visual Program Services" in our 2019 Annual Report. We have not obtained such license for providing internet audio-video program services through our platform in China and may not be able to obtain such license in a timely manner, or at all. We have not received any notices nor have we been subject to regulatory measures from the National Radio and Television Administration as of the date of this prospectus supplement. However, if we are required to obtain an Audio and Video Service Permission or other additional licenses or approvals in connection with our video-based services in China, we may be subject to various penalties, such as confiscation of the net revenues that were generated through the unlicensed internet activities, imposition of fines and termination or restriction of such service offering.

        Furthermore, PRC regulations require platforms that disseminate internet news and information services to obtain the License for Internet News Information Services. We have not obtained such license and may not be able to obtain such license in a timely manner, or at all. As our platform displays news and information related to the financial market, we may be deemed as engaging in disseminating news and information through the internet and subject to penalties including imposition of fines and termination or restriction of such service offering. In addition, the PRC government may impose specific requirement on financial information services, which may also affect our business and operations.

        In August 2019, we officially launched our online wealth management service which gives our clients access to money market, fixed income and equity funds products from leading fund houses. According to the Securities Investment Funds Law, any entity that engages in the fund services, including but not limited to sales, investment consulting, information technology system services, shall register or file with the securities regulatory authority of the State Council. We do not hold any license or permit in the promotion of, sales of, purchase of or redemption of funds in China. We do not believe the business we are conducting now through our subsidiaries or consolidated affiliated entities in China should be deemed as fund services in China. However, we cannot assure you that relevant regulatory will take the same view as ours. If certain of our activities in China were deemed by relevant regulators as provision of fund services in China, we may be subject to penalties including imposition of fines and suspend of such fund sales business.

        PRC laws and regulations are evolving, and there are uncertainties relating to the regulation of different aspects of the services we provide through our platforms in China. We cannot assure you that we will not be found in violation of any future laws and regulations or any of the laws and regulations currently in effect due to changes in or discrepancies with respect to the relevant authorities' interpretation of these laws and regulations. In addition, we may be required to obtain additional license or approvals, and we cannot assure you that we will be able to timely obtain or maintain all the required licenses or approvals or make all the necessary filings in the future.

Employee misconduct could expose us to significant legal liability and reputational harm.

        We operate in an industry in which integrity and the confidence of our users and clients are of critical importance. During our daily operations, we are subject to the risks of errors and misconduct by our employees, which include:

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  engaging in misrepresentation or fraudulent activities when marketing or performing online brokerage and other services to users and clients;

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  improperly using or disclosing confidential information of our users and clients or other parties;

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  concealing unauthorized or unsuccessful activities; or

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  otherwise not complying with applicable laws and regulations or our internal policies or procedures.

        If any of our employees engages in illegal or suspicious activities or other misconduct, we could suffer serious harm to our reputation, financial condition, client relationships and ability to attract new clients and even be subject to regulatory sanctions and significant legal liability. If any sanction was imposed against an employee during his employment with us, even for matters unrelated to us, and his ability to perform certain regulated functions at his current employment with us was temporary impaired due to the sanction. We may also be subject to negative publicity from the sanction that would adversely affect our brand, public image and reputation, as well as potential challenges, suspicions, investigations or alleged claims against us. It is not always possible to deter misconduct by our employees or senior management during the ongoing operations of our business or uncover any misconduct occurred in their past employment, and the precautions we take to detect and prevent any misconduct may not always be effective. Misconduct by our employees, or even unsubstantiated allegations of misconduct, could result in a material adverse effect on our reputation and our business.

Any future change in the regulatory and legal regime for the securities brokerage and wealth management industries may have a significant impact on our business model.

        Firms in the securities brokerage and wealth management industries have been subject to an increasingly regulated environment over recent years, and penalties and fines sought by regulatory authorities have also increased. This regulatory and enforcement environment has created uncertainties with respect to various types of products and services that historically had been offered by us and that were generally believed to be permissible and appropriate. Legislative changes in rules promulgated by government agencies and self-regulatory organizations in various jurisdictions that oversee our businesses and changes in the interpretation or enforcement of existing laws and rules, such as the potential imposition of transaction taxes, may directly affect our model of operation and profitability.

We had incurred net losses in the past, and we may continue to incur losses in the future.

        In 2016 and 2017, we had net losses of HK$98.5 million and HK$8.1 million, respectively. Although we have become profitable since 2018, we cannot assure you that we continue to be profitable in the future. We anticipate that our operating costs and expenses will increase in the foreseeable future as we continue to grow our business, attract users and clients, further enhance and develop our service offerings, enhance our technology capabilities and increase our brand recognition. These efforts may prove more costly than we currently anticipate, and we may not succeed in increasing our revenues sufficiently to offset these higher expenses. There are other external and internal factors that could negatively affect our financial condition. For example, the trading volume achieved on our platform may be lower than expected, which may lead to lower than expected revenues. Furthermore, we have adopted a share incentive plan in the past and may adopt new share incentive plans in the future, which have caused, and will result in, significant share-based compensation expenses to us. We generate a substantial majority of our total revenues from commission fees charged to clients who trade on our platform. Any material decrease in our commission fees would have a substantial impact on our financial conditions. As a result of the foregoing and other factors, we may continue to incur net losses in the future.

If there is any negative publicity with respect to us, our industry peers or our industries in general, our business and results of operations may be materially and adversely affected.

        Our reputation and brand recognition plays an important role in earning and maintaining the trust and confidence of high net worth individuals or enterprises that are current or potential users and clients. Our reputation and brand are vulnerable to many threats that can be difficult or impossible to control, and costly or impossible to remediate. Regulatory inquiries or investigations, lawsuits initiated by clients or other third parties, employee misconduct, perceptions of conflicts of interest and rumors, among other things, could substantially damage our reputation, even if they are baseless or satisfactorily addressed. In addition, any perception that the quality of our online brokerage and other financial services may not be the same as or better than that of other online brokerage and financial service firms can also damage our reputation. Moreover, any negative media publicity about the financial service industry in general or product or service quality problems of other firms in the industry, including our competitors, may also negatively impact our reputation and brand. If we are unable to maintain a good reputation or further enhance our brand recognition, our ability to attract and retain users, clients, third-party partners and key employees could be harmed and, as a result, our business and revenues would be materially and adversely affected.

We may not succeed in promoting and sustaining our brand, which could have an adverse effect on our future growth and business.

        A critical component of our future growth is our ability to promote and sustain our brand. Promoting and positioning our brand and platform will depend largely on the success of our marketing efforts, our ability to attract users and clients cost-efficiently and our ability to consistently provide high-quality services and a superior experience. We have incurred and will continue to incur significant expenses related to advertising and other marketing efforts, which may not be effective and may adversely affect our net margins.

        In addition, to provide a high-quality user and client experience, we have invested and will continue to invest substantial amounts of resources in the development and functionality of our platform, website, technology infrastructure and client service operations. Our ability to provide a high-quality user and client experience is also highly dependent on external factors over which we may have little or no control, including, without limitation, the reliability and performance of software vendors and business partners. Failure to provide our users and clients with high quality services and experience for any reason could substantially harm our reputation and adversely impact our efforts to develop a trusted brand, which could have a material adverse effect on our business, results of operations, financial condition and prospects.

Fraudulent or illegal activities on our platform could negatively impact our brand and reputation and cause the loss of users and clients. As a result, our business may be materially and adversely affected.

        We have implemented stringent internal control policies, insider trading, anti-money laundering and other anti-fraud rules and mechanisms on our platform. Nevertheless, we remain subject to the risk of fraudulent or illegal activities both on our platform and associated with our users and clients, funding and other business partners, and third parties handling user and client information. Our resources, technologies and fraud detection tools may be insufficient to accurately detect and prevent fraudulent or illegal activities. Significant increases in fraudulent or illegal activities could negatively impact our brand and reputation, reduce the trading volume on our platform and therefore harm our operating and financial results. For example, the HK SFC has in the past issued restriction notices to brokers, including us, to prohibit order placing in certain client accounts linked to suspected market misconduct. Any misbehavior of or violation by our clients of applicable laws and regulations could lead to regulatory inquiries and investigations that involve us, which may affect our business operation and prospects. We might also incur higher costs than expected in order to take additional steps to reduce risks related to fraudulent and illegal activities. High-profile fraudulent or illegal activities could also lead to regulatory intervention, and may divert our management's attention and cause us to incur additional regulatory and litigation expenses and costs. In addition, we could suffer serious harm to our reputation, financial condition, client relationships and ability to attract new clients and even be subject to regulatory sanctions and significant legal liability, if any of our employees engages in illegal or suspicious activities or other misconduct. See "—Employee misconduct could expose us to significant legal liability and reputational harm." Although we have not experienced any material business or reputational harm as a result of fraudulent or illegal activities in the past, we cannot rule out the possibility that any of the foregoing may occur causing harm to our business or reputation in the future. If any of the foregoing were to occur, our results of operations and financial conditions could be materially and adversely affected.

We face risks related to our "know-your-client" procedures when our clients provide outdated, inaccurate, false or misleading information.

        We collect personal information during the account opening and registration process and screen accounts against public databases for purposes of verifying client identity and detecting risks. Although we require our clients to submit documents for proof of their identity and address for completing the account registration and to update such information from time to time, we face risks as the information provided by our clients may be outdated, inaccurate, false or misleading. Despite we have appropriate ongoing monitoring procedures in place to keep customer information up to date pursuant to applicable regulatory requirements, we cannot fully verify the accuracy, currency and completeness of such information beyond reasonable effort. For example, a large number of our clients are holders of the PRC identity cards. As the PRC identity cards are usually effective for more than ten years or some may have no expiration term, some clients may have changed their domicile or citizenship during the terms of their PRC identity cards and therefore be subject to applicable laws and regulations of jurisdictions other than the PRC. In this situation, our provision of products and services to such clients could be in violation of the applicable laws and regulations in the jurisdictions where those clients reside, of which we may have no awareness until we are warned by the relevant supervising authorities. We could still be subject to certain legal or regulatory sanctions, fines or penalties, financial loss, or damage to reputation resulting from such violations.

Our platform and internal systems rely on software and technological infrastructure that is highly technical, and if they contain undetected errors, our business could be adversely affected.

        Our platform and internal systems rely on software that is highly technical and complex. In addition, our platform and internal systems depend on the ability of the software to store, retrieve, process and manage immense amounts of data. The software on which we rely has contained, and may now or in the future contain, undetected errors or bugs. Some errors may only be discovered after the code has been released for external or internal use. Errors or other design defects within the software on which we rely may result in a negative experience for users and financial service providers, delay introductions of new features or enhancements, result in errors or compromise our ability to protect data or our intellectual property. Any errors, bugs or defects discovered in the software on which we rely could result in harm to our reputation, loss of users or financial service providers or liability for damages, any of which could adversely affect our business, results of operations and financial conditions.

A significant decrease in our liquidity could negatively affect our business and financial management as well as reduce client confidence in our company.

        Maintaining adequate liquidity is crucial to our business operations. We meet our liquidity needs primarily through cash generated by client trading activities and operating earnings, as well as cash provided by external financing. Fluctuations in client cash or deposit balances, as well as changes in regulatory treatment of client deposits or market conditions, may affect our ability to meet our liquidity needs. A reduction in our liquidity position could reduce our users' and clients' confidence, which could result in the loss of client trading accounts, or could cause us to fail to satisfy our liquidity requirements. In addition, if we fail to meet regulatory capital guidelines, regulators could limit our operations.

        Factors which may adversely affect our liquidity position include having temporary liquidity demands due to timing differences between brokerage transaction settlements and the availability of segregated cash balances, unanticipated outflows of company cash, fluctuations in cash held in banking or brokerage client trading accounts, a dramatic increase in clients' margin-financing activities, increased capital requirements, changes in regulatory guidance or interpretations, other regulatory changes, or a loss of market or client confidence.

        If cash generated by client trading activities and operating earnings is not sufficient for our liquidity needs, we may be forced to seek external financing. During periods of disruptions in the credit and capital markets, potential sources of external financing could be reduced, and borrowing costs could increase. Financing may not be available on acceptable terms, or at all, due to market conditions or disruptions in the credit markets. If we experience any significant decrease in our liquidity, our business, financial condition and results of operations could be adversely impacted.

A significant change in clients' cash allocations could negatively impact our net interest revenues and financial results.

        We derive interest income from depositing un-invested cash balances in our clients' brokerage trading accounts opened with us at our bank partners. In 2017, 2018, 2019 and the six months ended June 30, 2020, we generated HK$34.1 million, HK$123.8 million, HK$187.2 million (US$24.2 million) and HK$118.8 million (US$15.3 million) in interest income from bank deposit, respectively, a significant portion of which was derived from uninvested cash balances in our clients' accounts. As a result, a significant reduction in our clients' allocation to cash, a change in the allocation of that cash (for example as a result of using cash to purchase mutual funds on our platform), or a transfer of cash out of their accounts on our platform could reduce our interest income and negatively impact our financial results.

Our clearing operations expose us to liability for errors in clearing functions.

        Our HK SFC-licensed subsidiary, Futu International Hong Kong, provides clearing and execution services for our brokerage business involving securities listed on the Hong Kong Stock Exchange or qualified under the Hong Kong, Shanghai and Shenzhen Stock Connect. Clearing and execution services include the confirmation, receipt, settlement, delivery and record-keeping functions involved in securities transactions. Clearing brokers also assume direct responsibility for the possession or control of client securities and other assets and the clearing of client securities transactions. However, clearing brokers also must rely on third-party clearing organizations, such as Hong Kong's Central Clearing and Settlement System, or CCASS, and the Depositary Trust Clearing Corporation and its subsidiaries in the United States, in settling client securities transactions. Clearing brokers are also responsible for protecting client assets and complying with relevant customer protecting regulations. Clearing securities firms, such as Futu International Hong Kong and Futu Clearing Inc., are subject to substantially more regulatory oversight and examination than introducing brokers who rely on others to perform clearing functions. Errors in performing clearing functions, including clerical and other errors related to the handling of funds and securities held by us on behalf of clients, could lead to regulatory fines and civil penalties as well as losses and liability in related legal proceedings brought by clients and others.

Our corporate actions are substantially controlled by our founder, chairman and chief executive officer, Mr. Leaf Hua Li, who has the ability to control or exert significant influence over important corporate matters that require approval of shareholders, which may deprive you of an opportunity to receive a premium for your ADSs and materially reduce the value of your investment.

        As of July 31, 2020, Mr. Leaf Hua Li, our founder, chairman and chief executive officer, beneficially owns 40.1% of our outstanding shares or 71.1% of the total voting power of our outstanding shares. Accordingly, Mr. Li has significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, election of directors and other significant corporate actions. This concentration of ownership may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of the ADSs. These actions may be taken even if they are opposed by our other shareholders, including the holders of our ADSs.

Our success depends on the continuing service of our key employees, including our senior management members and other talent, who are highly sought after in the market. If we fail to hire, retain and motivate our key employees, our business may suffer.

        Our key executives have substantial experience and have made significant contributions to our business, and our continued success is dependent upon the retention of our key management executives, as well as the services provided by our staff of trading system, technology and programming specialists and a number of other key managerial, marketing, planning, financial, technical and operations personnel. The loss of such key personnel could have a material adverse effect on our business. Growth in our business is dependent, to a large degree, on our ability to retain and attract such employees.

        Competition for well-qualified employees in all aspects of our business, including software engineers and other technology professionals, is intense globally. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate existing employees. If we do not succeed in attracting well-qualified employees or retaining and motivating existing employees and key senior management, our business, results of operations, financial condition and prospects may be adversely affected.

Our business growth may be affected by macroeconomic conditions.

        The strong growth of China's offshore investment and wealth management markets in recent years has been mainly driven by the rapid expansion in personal investable assets attributable to the increased number of high net-worth individuals and affluent groups and their increasing demands for geographically diverse investment portfolios. However, slowdowns in the Chinese economy will affect the income growth of such individuals, who are the main investors in the investment and wealth management markets outside China, and add uncertainties to these markets.

        In addition, uncertainties about China and global economic conditions and regulatory changes pose a risk as retail investors and businesses may postpone spending in response to credit constraint, rising unemployment rates, financial market volatility, government austerity programs, negative financial news, declines in income or asset values and/or other factors. These worldwide and regional economic conditions could affect and reduce investment behavior and appetites of retail investors and have a material adverse effect on the demand for our products and services. Demand also could differ materially from our expectations as a result of currency fluctuations. Other factors that could influence worldwide or regional demand include changes in fuel and other energy costs, conditions in the real estate and mortgage markets, unemployment, labor and healthcare costs, access to credit, consumer confidence and other macroeconomic factors. These and other economic factors could materially and adversely affect demand for our products and services. Additionally, continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs.

Any failure to protect our intellectual property could harm our business and competitive position.

        We believe that trademarks, trade secrets, patents, copyright and other intellectual property we use are critical to our business. We rely on a combination of trademark, patent, copyright and trade secret protection laws in China, as well as confidentiality procedures and contractual provisions to protect our intellectual property and our brand. Intellectual property rights and confidentiality protections in China may not be as effective as those in the U.S. or other countries for many reasons, including lack of procedural rules for discovery and evidence, and low damage awards. Implementation and enforcement of China intellectual property laws have historically been deficient and ineffective. As a result, we may not be able to adequately protect our intellectual property rights, which could adversely affect our revenues and competitive position. Because of the rapid pace of technological change, nor can we assure you that all of our proprietary technologies and similar intellectual property will be patented in a timely or cost-effective manner, or at all. Furthermore, parts of our business rely on technologies developed or licensed by other parties, or co-developed with other parties, and we may not be able to obtain or continue to obtain licenses and technologies from these other parties on reasonable terms, or at all.

        In addition, while we typically require our employees who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own. In addition, such agreements may be breached. Accordingly, we may be forced to bring claims against third parties, or defend claims that they may bring against us related to the ownership of such intellectual property.

        Furthermore, policing unauthorized use of proprietary technology is difficult and expensive, and we may need to resort to litigation to enforce or defend intellectual property or to determine the enforceability, scope and validity of our proprietary rights or those of others. Such litigation and an adverse determination in any such litigation could result in substantial costs and diversion of resources and management attention. The experience and capabilities of China courts in handling intellectual property litigation varies and outcomes are unpredictable.

We may be subject to intellectual property infringement claims, which may be expensive to defend and disruptive to our business and operations.

        Content sourced from third parties is frequently posted on our platform by our employees and users and clients. Although we follow common content management and review practices to monitor the content uploaded to our platform, we may not be able to identify all content that may infringe on third-party rights. We cannot be certain that information posted on our platform and other aspects of our business do not or will not infringe upon or otherwise violate trademarks, copyrights, know-how, proprietary technologies or other intellectual property rights held by other parties. We may be from time to time in the future be subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be other parties' trademarks, copyrights, know-how, proprietary technologies or other intellectual property rights that are infringed by our platform or services or other aspects of our business without our knowledge. Holders of such intellectual property rights may seek to enforce such intellectual property rights against us in China, Hong Kong, the United States or other jurisdictions. If any infringement claims are brought against us, we may be forced to divert management's time and other resources from our business and operations to defend against these claims, regardless of their merits.

We may be held liable for information or content displayed on, retrieved from or linked to our platform, which may materially and adversely affect our business and operating results.

        The PRC government has adopted regulations governing internet access and distribution of information over the internet. Under these regulations, internet content providers and internet publishers are prohibited from posting or displaying over the internet content that, among other things, violates PRC laws and regulations, impairs public interest or the national dignity of China, contains terrorism, extremism, or content of force or brutality, or is reactionary, obscene, superstitious, fraudulent or defamatory. Failure to comply with these requirements may result in the revocation of licenses to provide internet content and other licenses, the closure of the concerned websites and criminal liabilities. In the past, failure to comply with these requirements has resulted in the closure of certain websites. The website operator may also be held liable for the censored information displayed on or linked to the website.

        In particular, the Ministry of Industry and Information Technology has published regulations that subject website operators to potential liability for content displayed on their websites and the actions of users and others using their systems, including liability for violations of PRC laws and regulations prohibiting the dissemination of content deemed to be socially destabilizing. The Ministry of Public Security has the authority to order any local internet service provider to block any internet website at its sole discretion, or to stop the dissemination over the internet of information which it believes to be socially destabilizing. Furthermore, we are required to report any suspicious content to relevant governmental authorities, and to undergo computer security inspections. If it is found that we fail to implement the relevant safeguards against security breaches, our business in China may be shut down.

        According to the Administrative Provisions on Mobile Internet Applications Information Services which was promulgated by the Cyberspace Administration of China and became effective in August 2016, providers of mobile apps shall not create, copy, publish or distribute information and content through mobile applications that is prohibited by laws and regulations. We are required to adopt and implement management systems of information security and establish and improve procedures on content examination and administration. We must adopt such measures as warning, restricted release, suspension of updates and closing of accounts, keep relevant records, and report unlawful content to competent government authorities. We have implemented internal control procedures screening the information and content on our platform interface to ensure their compliance with these provisions. However, there can be no assurance that all of the information or content displayed on, retrieved from or linked to our mobile apps complies with the requirements of the provisions at all times. If our mobile apps are found to violate the provisions, we may be subject to penalties, including warning, service suspension or removal of our mobile apps from the relevant mobile app store, which may materially and adversely affect our business and operating results.

We may be subject to litigation and regulatory investigations and proceedings, and may not always be successful in defending ourselves against such claims or proceedings.

        We are subject to lawsuits and other claims in the ordinary course of our business. Our business operations entail substantial litigation and regulatory risks, including the risk of lawsuits and other legal actions relating to information disclosure, client on boarding procedures, sales practices, product design, fraud and misconduct, and control procedures deficiencies, as well as the protection of personal and confidential information of our clients. We may be subject to arbitration claims and lawsuits in the ordinary course of our business. We may also be subject to inquiries, inspections, investigations and proceedings by regulatory and other governmental agencies. See "—We are subject to extensive and evolving regulatory requirements in Hong Kong and the United States, non-compliance with which, may result in penalties, limitations and prohibitions on our future business activities or suspension or revocation of our licenses and trading rights, and consequently may materially and adversely affect our business, financial condition, operations and prospects. In addition, we are involved in ongoing inquiries by the HK SFC" and "Item 4. Information on the Company—B. Business Overview—Ongoing Regulatory Actions." in our 2019 Annual Report. Actions brought against us may result in settlements, injunctions, fines, penalties, suspension or revocation of license, reprimands or other results adverse to us that could harm our reputation. Even if we are successful in defending ourselves against these actions, the costs of such defense may be significant to us. In market downturns, the number of legal claims and the amount of damages sought in legal proceedings may increase.

        In addition, we may face arbitration claims and lawsuits brought by our users and clients who have used our online brokerage or other financial services and found them unsatisfactory. We may also encounter complaints alleging misrepresentation with regard to our platform and/or services. This risk may be heightened during periods when credit, equity or other financial markets are deteriorating in value or are volatile, or when clients are experiencing losses. Actions brought against us may result in settlements, awards, injunctions, fines, penalties or other results adverse to us including harm to our reputation. Even if we are successful in defending against these actions, the defense of such matters may result in our incurring significant expenses. Predicting the outcome of such matters is inherently difficult, particularly where claimants seek substantial or unspecified damages, or when arbitration or legal proceedings are at an early stage. A significant judgment or regulatory action against us or a material disruption in our business arising from adverse adjudications in proceedings against the directors, officers or employees would have a material adverse effect on our liquidity, business, financial condition, results of operations and prospects.

Our risk management policies and procedures may not be fully effective in identifying or mitigating risk exposure in all market environments or against all types of risks.

        We have devoted significant resources to developing our risk management policies and procedures and will continue to do so. Nonetheless, our policies and procedures to identify, monitor and manage risks may not be fully effective in mitigating our risk exposure in all market environments or against all types of risks. Many of our risk management policies are based upon observed historical market behavior or statistics based on historical models. During periods of market volatility or due to unforeseen events, the historically derived correlations upon which these methods are based may not be valid. As a result, these methods may not predict future exposures accurately, which could be significantly greater than what our models indicate. This could cause us to incur losses or cause our risk management strategies to be ineffective. Other risk management methods depend upon the evaluation of information regarding markets, business partner, clients, catastrophe occurrence or other matters that are publicly available or otherwise accessible to us, which may not always be accurate, complete, up-to-date or properly evaluated.

        In addition, although we perform due diligence on potential clients, we cannot assure you that we will be able to identify all the possible issues based on the information available to us. If a user or client does not meet the relevant qualification requirements under applicable laws but is still able to use our services, we may be subject to regulatory actions and penalties and held liable for damages. Management of operational, legal and regulatory risks requires, among other things, policies and procedures to properly record and verify a large number of transactions and events, and these policies and procedures may not be fully effective in mitigating our risk exposure in all market environments or against all types of risks.

From time to time we may evaluate and potentially consummate investments and acquisitions or enter into alliances, which may require significant management attention, disrupt our business and adversely affect our financial results.

        We may evaluate and consider strategic investments, combinations, acquisitions or alliances to further increase the value of our platforms and better serve our users and clients. These transactions could be material to our financial condition and results of operations if consummated. We may not have the financial resources necessary to consummate any acquisitions in the future or the ability to obtain the necessary funds on satisfactory terms. Any future acquisitions may result in significant transaction expenses and risks associated with entering new markets in addition to integration and consolidation risks. Because acquisitions historically have not been a core part of our growth strategy, we have no material experience in successfully utilizing acquisitions. We may not have sufficient management, financial and other resources to integrate any such future acquisitions or to successfully operate new businesses, and we may be unable to profitably operate our expanded company.

Increases in labor costs in the PRC and Hong Kong and enforcement of stricter labor laws and regulations in the PRC may adversely affect our business and results of operations.

        The economy in China and Hong Kong has experienced increases in inflation and labor costs in recent years. As a result, average wages in the PRC and Hong Kong are expected to continue to increase. In addition, we are required by PRC and Hong Kong laws and regulations to make the required contributions for various statutory employee benefits, including pension, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies and designated pension trustees, and take out employees' compensation insurance policies for the benefit and protection of our employees. The relevant government agencies may examine whether an employer has paid the required contributions or has in place adequate insurance coverage in relation to the statutory employee benefits, and those employers who fail to make adequate payments may be subject to late payment fees, fines, imprisonment and/or other penalties. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to control our labor costs or pass on these increased labor costs, our financial condition and results of operations may be adversely affected.

If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of the ADSs may be materially and adversely affected.

        Prior to our initial public offering, we have been a private company with limited accounting personnel and other resources with which to address our internal controls. In the course of auditing our consolidated financial statements included in our 2019 Annual Report, we and our independent registered public accounting firm identified a material weakness in our internal controls. A material weakness is a deficiency, or combination of deficiencies, in internal controls such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness relates to our lack of sufficient and competent accounting and financial reporting personnel with appropriate knowledge of U.S. GAAP to design and implement a robust period-end financial reporting policies and procedures for the preparation of consolidated financial statements and related disclosures in accordance with U.S. GAAP and the financial reporting requirements set forth by the SEC. In the past, we made certain corrections to our interim financial reporting. We have implemented a number of measures to address the material weakness that has been identified. However, the implementation of these measures may not fully address the material weakness and deficiencies in our internal control over financial reporting, and we cannot conclude that they have been fully remedied. Our failure to correct the material weakness and control deficiencies or our failure to discover and address any other material weakness or control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of the ADSs, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud. In addition, in the future we may determine that we have additional material weaknesses, or our independent registered public accounting firm may disagree with our management assessment of the effectiveness of our internal controls.

        Since our initial public offering, we have become subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act, or Section 404, requires that we include a report from management on the effectiveness of our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2020. In addition, once we cease to be an "emerging growth company" as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we became a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

        During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of the ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements for prior periods.

Fluctuations in exchange rates could have a material adverse effect on our results of operations and the price of the ADSs.

        The conversion of Renminbi into foreign currencies, including U.S. dollars, is based on rates set by the People's Bank of China. The Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. The value of Renminbi against the U.S. dollar and other currencies is affected by changes in China's political and economic conditions and by China's foreign exchange policies, among other things. We cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future.

        Any significant appreciation or depreciation of Renminbi may materially and adversely affect our revenues, earnings and financial position, and the value of, and any dividends payable on, the ADSs in U.S. dollars. For example, to the extent that we need to convert U.S. dollars we receive into Renminbi to pay our operating expenses, appreciation of Renminbi against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. Conversely, a significant depreciation of Renminbi against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of the ADSs.

        Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

Our anticipated international expansion will subject us to additional risks and increased legal and regulatory requirements, which could have a material effect on our business.

        Our historical operations have been focused in Hong Kong and the PRC. We have recently expanded our operations into the United States and may expand further into international markets. As we enter countries and markets that are new to us, we must tailor our services and business model to the unique circumstances of such countries and markets, which can be complex, difficult, costly and divert management and personnel resources. In addition, we may face competition in other countries from companies that may have more experience with operations in such countries or with global operations in general. Laws and business practices that favor local competitors or prohibit or limit foreign ownership of certain businesses or our failure to adapt our practices, systems, processes and business models effectively to the client preferences of each country into which we expand, could slow our growth. Certain markets in which we operate have, or certain new markets in which we may operate in the future may have, lower margins than our more mature markets, which could have a negative impact on our overall margins as our revenues from these markets grow over time.

        In addition to the risks outlined elsewhere in this section, our international expansion is subject to a number of other risks, including:

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  currency exchange restrictions or costs and exchange rate fluctuations;

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  exposure to local economic or political instability, threatened or actual acts of terrorism and security concerns in general;

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  weaker or uncertain enforcement of our contractual and intellectual property rights;

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  preferences by local populations for local service providers;

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  slower adoption of the internet and mobile devices as advertising, broadcast and commerce mediums and the lack of appropriate infrastructure to support widespread internet and mobile device usage in those markets;

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  difficulties in attracting and retaining qualified employees in certain international markets, as well as managing staffing and operations due to increased complexity, distance, time zones, language and cultural differences; and

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  uncertainty regarding liability for services and content, including uncertainty as a result of local laws and lack of precedent.

        Such international expansion will also subject us to additional legal and regulatory control and requirements. As a result of our expansion into the United States, we and our U.S. subsidiaries are subject to the US Brokerage Regulations. While we currently do not execute securities trades directly on the U.S. stock exchanges, we aggregate trade instructions from clients for securities traded on the major stock exchanges in the United States and collaborate with qualified third-party brokerage companies who execute and settle trade orders for our clients. Our wholly-owned subsidiary, Futu Inc., is registered with the SEC as a broker-dealer and is a member in good standing of FINRA. Another wholly-owned subsidiary of ours, Futu Clearing Inc., is also a member in good standing of FINRA and Depository Trust & Clearing Corporation, or DTCC with capacity to provide clearing services in the U.S. As we continue to expand our business in the United States, we will be subject to the rules and regulations imposed by the SEC, FINRA and other regulatory authorities. In addition, U.S. domestic and foreign stock exchanges, other self-regulatory organizations and state and foreign securities commissions can censure, fine, issue cease-and-desist orders, or suspend or expel a broker-dealer or any of its officers or employees. Our ability to comply with all applicable laws and rules is largely dependent on our internal system to ensure compliance, as well as our ability to attract and retain qualified compliance personnel. We could be subject to disciplinary or other actions in the future due to claimed noncompliance, which could have a material adverse effect on our business, financial condition and results of operations. To continue to expand our services internationally, we may have to comply with the regulatory controls of each country in which we conduct or intend to conduct business, the requirements of which may not be clearly defined. The varying compliance requirements of these different regulatory jurisdictions, which are often unclear, may limit our ability to continue existing international operations and further expand internationally.

Any failure by us or our third-party service providers to comply with applicable anti-money laundering laws and regulations could damage our reputation.

        We are required to comply with applicable anti-money laundering and counter terrorism laws and regulations in Hong Kong, the PRC, the U.S. and other relevant jurisdictions. These laws and regulations require financial institutions to establish sound internal control policies and procedures to guard against money laundering and terrorist financing. Such policies and procedures require us to, among other things, designate an independent anti-money laundering reporting officer, establish a customer due diligence system in accordance with relevant rules, record the details of client activities and report suspicious transactions to the relevant authorities. In addition, we are required to train our personnel and periodically test the adequacy of our policies and procedures.

        We have implemented various policies and procedures in compliance with all applicable anti-money laundering and anti-terrorist financing laws and regulations, including internal controls and "know-your-customer" procedures, for preventing money laundering and terrorist financing. In addition, our institutional partners in Hong Kong and the United States have their own appropriate anti-money laundering policies and procedures with respect to accounts opening services for our clients. Certain of our institutional partners are subject to anti-money laundering obligations under applicable anti-money laundering laws and regulations and are regulated in that respect by the HK SFC, the Hong Kong Monetary Authority and the PBOC. We have adopted commercially reasonable procedures for monitoring our institutional partners. In the event that we fail to fully comply with the applicable laws and regulations, the relevant government authorities may freeze our assets or impose fines or other penalties on us. There can be no assurance that there will not be failures in detecting money laundering or other illegal or improper activities, which may adversely affect our business, reputation, financial condition and results of operations.

        Our policies and procedures may not be completely effective in detecting suspicious activity and preventing other parties from using us or any of our institutional funding partners as a conduit for money laundering (including illegal cash operations) or terrorist financing without our knowledge. If we were to be associated with money laundering (including illegal cash operations) or terrorist financing, our reputation could suffer and we could become subject to regulatory fines, sanctions, or legal enforcement, including being added to any "blacklists" that would prohibit certain parties from engaging in transactions with us, all of which could have a material adverse effect on our financial condition and results of operations. Even if we and our institutional funding partners comply with the applicable anti-money laundering laws and regulations, we and institutional funding partners may not be able to fully eliminate money laundering and other illegal or improper activities in light of the complexity and the secrecy of these activities. Any negative perception of the industry, such as that arising from any failure of other online brokerage firms to detect or prevent money laundering activities, even if factually incorrect or based on isolated incidents, could compromise our image, undermine the trust and credibility we have established, and negatively impact our financial condition and results of operation. See also "—Risks related to Our Business and Industry—We are subject to extensive and evolving regulatory requirements in Hong Kong, non-compliance with which, may result in penalties, limitations and prohibitions on our future business activities or suspension or revocation of our licenses and trading rights, and consequently may materially and adversely affect our business, financial condition, operations and prospects. In addition, we are involved in ongoing inquiries by the HK SFC."

Our business may be affected by the Competition Ordinance of Hong Kong.

        The Competition Ordinance (Chapter 619 of the Laws of Hong Kong) came into full effect in Hong Kong on December 14, 2015. The Competition Ordinance prohibits and deters undertakings in all sectors from adopting anti-competitive conduct which has the object or effect of preventing, restricting or distorting competition in Hong Kong. The key prohibitions include (i) prohibition of agreements between businesses which have the object or effect of preventing, restricting or distorting competition in Hong Kong; and (ii) prohibiting companies with a substantial degree of market power, including monopolists, from abusing their power by engaging in conduct that has the object or effect of harming competition in Hong Kong. There are very severe penalties for breaches of the Competition Ordinance, including financial penalties of up to 10.0% of the total gross revenues obtained in Hong Kong for each year of infringement, up to a maximum of three years in which the contravention occurs.

        We may face difficulties and may need to incur legal costs in ensuring our compliance with the Competition Ordinance. We may also inadvertently infringe the Competition Ordinance and under such circumstance, we may be subject to fines and/or other penalties, incur substantial legal costs and experience business disruption and/or negative media coverage, which could adversely affect our business, results of operations and reputation.

We have limited business insurance coverage.

        We currently carry limited insurance in connection with our brokerage business. However, we do not carry business interruption insurance to compensate for losses that could occur to the extent not required. We also do not maintain general product liability insurance or key-man insurance, and only maintain limited general property insurance. We consider our insurance coverage to be reasonable in light of the nature of our business, but we cannot assure you that our insurance coverage is sufficient to prevent us from any loss or that we will be able to successfully claim our losses under our current insurance policies on a timely basis, or at all. If we incur any loss that is not covered by our insurance policies, or the compensated amount is significantly less than our actual loss, our business, financial condition and results of operations could be materially and adversely affected.

We may not be able to obtain additional capital when desired, on favorable terms or at all. If we fail to meet the capital requirement pursuant to the Securities and Futures (Financial Resources) Rules, our business operations and performance will be adversely affected.

        We anticipate that the net proceeds we received from our initial public offering and concurrent private placement, together with our current cash, cash provided by operating activities and funds available through our bank loans and credit facilities, will be sufficient to meet our current and anticipated needs for general corporate purposes for at least the next 12 months following this offering. However, we need to make continued investments in facilities, hardware, software, technological systems and to retain talented personnel to remain competitive. Due to the unpredictable nature of the capital markets and our industry, we cannot assure you that we will be able to raise additional capital on terms favorable to us, or at all, if and when required, especially if we experience disappointing operating results. If adequate capital is not available to us as required, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our infrastructure or respond to competitive pressures could be significantly limited, which would adversely affect our business, financial condition and results of operations. If we do raise additional funds through the issuance of equity or convertible debt securities, the ownership interests of our shareholders could be significantly diluted. These newly issued securities may have rights, preferences or privileges senior to those of existing shareholders. In addition, Futu Securities International (Hong Kong) Limited, our HK SFC licensed subsidiary, is required under the Securities and Futures (Financial Resources) Rules to maintain certain level of liquid capital. Futu Inc. and Futu Clearing Inc. are required to maintain certain levels of liquid capital in accordance with the SEC's net capital rule. If we fail to maintain the required level of liquid capital, the HK SFC or the SEC may take actions against us and our business will be adversely affected.

Internet-related issues may reduce or slow the growth in the use of our services in the future. In particular, our future growth depends on the further acceptance of the internet and particularly the mobile internet as an effective platform for assessing trading and other financial services and content.

        Critical issues concerning the commercial use of the internet, such as ease of access, security, privacy, reliability, cost, and quality of service, remain unresolved and may adversely impact the growth of internet use. If internet usage continues to increase rapidly, the internet infrastructure may not be able to support the demands placed on it by this growth, and its performance and reliability may decline. Continuous rapid growth in internet traffic may cause decreased performance, outages and delays. Our ability to increase the speed with which we provide services to users and clients and to increase the scope and quality of such services is limited by and dependent upon the speed and reliability of our users' and clients' access to the internet, which is beyond our control. If periods of decreased performance, outages or delays on the internet occur frequently or other critical issues concerning the internet are not resolved, overall internet usage or usage of our web-based services could increase more slowly or decline, which would cause our business, results of operations and financial condition to be materially and adversely affected.

        Furthermore, while the internet and the mobile internet have gained increased popularity in China and Hong Kong as platforms for financial products and content in recent years, many investors have limited experience in trading and using other financial services online. For example, investors may not find online content to be reliable sources of financial product information. If we fail to educate investors about the value of our platform and our services, our growth will be limited and our business, financial performance and prospects may be materially and adversely affected. The further acceptance of the internet and particularly the mobile internet as an effective and efficient platform for trading and other financial services and content is also affected by factors beyond our control, including negative publicity around online and mobile brokerage services and restrictive regulatory measures taken by the PRC government. If online and mobile networks do not achieve adequate acceptance in the market, our growth prospects, results of operations and financial condition could be harmed.

We depend on contractual arrangements with our VIE and its shareholders to operate a limited part of our business in China, which may not be as effective as direct ownership in providing operational control and otherwise have a material adverse effect as to our business.

        Although the vast majority of our business is conducted in Hong Kong, we depend on our VIE to conduct a limited part of our operations in China. In 2017, 2018 and 2019, we generated 1.5%, 0.4% and 0.2% of our total revenues through our VIE in China, respectively, whose assets accounted for 0.2%, 0.2% and 0.1% of our total assets during the same years, respectively. For a description of these contractual arrangements, see "Item 4. Information on the Company—C. Organizational Structure—

Contractual Arrangements with Our VIE and Its Shareholders" in our 2019 Annual Report. These contractual arrangements may not be as effective as direct ownership in providing us with control over our VIE. If our VIE or its shareholders fail to perform their respective obligations under these contractual arrangements, our recourse to the assets held by our VIE is indirect and we may have to incur substantial costs and expend significant resources to enforce such arrangements in reliance on legal remedies under PRC law. These remedies may not always be effective, particularly in light of uncertainties in the PRC legal system. Furthermore, in connection with litigation, arbitration or other judicial or dispute resolution proceedings, assets under the name of any of record holder of equity interest in our VIE, including such equity interest, may be put under court custody. As a consequence, we cannot be certain that the equity interest will be disposed pursuant to the contractual arrangement or ownership by the record holder of the equity interest.

        All of these contractual arrangements are governed by and interpreted in accordance with PRC law, and disputes arising from these contractual arrangements will be resolved through arbitration in China. However, such arbitration provisions do not apply to claims made under the United States federal securities laws. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event that we are unable to enforce these contractual arrangements, or if we suffer significant time delays or other obstacles in the process of enforcing these contractual arrangements, it would be very difficult to exert effective control over our VIE, and our ability to conduct our business and our financial condition and results of operations may be materially and adversely affected. In the event that we are unable to enforce these contractual arrangements, or if we suffer significant time delays or other obstacles in the process of enforcing these contractual arrangements, our business, financial condition and results of operations could be materially and adversely affected.

The shareholders of our VIE in China may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

        In connection with our operations in China, we depend on the shareholders of our VIE to abide by the obligations under such contractual arrangements. The interests of these shareholders in their individual capacities as the shareholders of our VIE may differ from the interests of our company as a whole, as what is in the best interests of our VIE, including matters such as whether to distribute dividends or to make other distributions to fund our offshore requirement, may not be in the best interests of our company. There can be no assurance that when conflicts of interest arise, any or all of these individuals will act in the best interests of our company or those conflicts of interest will be resolved in our favor. In addition, these individuals may breach or cause our VIE and its subsidiaries to breach or refuse to renew the existing contractual arrangements with us.

        Currently, we do not have arrangements to address potential conflicts of interest the shareholders of our VIE may encounter, on one hand, and as a beneficial owner of our company, on the other hand. We, however, could, at all times, exercise our option under the exclusive option agreement to cause them to transfer all of their equity ownership in our VIE to a PRC entity or individual designated by us as permitted by the then applicable PRC laws. In addition, if such conflicts of interest arise, we could also, in the capacity of attorney-in-fact of the then existing shareholders of our VIE as provided under the power of attorney agreements, directly appoint new directors of our VIE. We rely on the shareholders of our VIE to comply with PRC laws and regulations, which protect contracts and provide that directors and executive officers owe a duty of loyalty to our company and require them to avoid conflicts of interest and not to take advantage of their positions for personal gains, and the laws of the Cayman Islands, which provide that directors have a duty of care and a duty of loyalty to act honestly in good faith with a view to our best interests. However, the legal frameworks of China and the Cayman Islands do not provide guidance on resolving conflicts in the event of a conflict with another corporate governance regime. If we cannot resolve any conflicts of interest or disputes between us and the shareholders of our VIE, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

The audit report included in this annual report is prepared by an auditor who is not inspected by the Public Company Accounting Oversight Board and, as such, our investors are deprived of the benefits of such inspection. In addition, the adoption of any rules, legislations or other efforts to increase U.S. regulatory access to audit information may cause uncertainty, and we could be delisted if we are unable to meet the PCAOB inspection requirement in time.

        Our independent registered public accounting firm that issues the audit report included in our 2019 Annual Report, as auditors of companies that are traded publicly in the United States and a firm registered with the U.S. Public Company Accounting Oversight Board, or the PCAOB, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Because our auditors are located in the People's Republic of China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities, our auditors are not currently inspected by the PCAOB. On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. On April 21, 2020, the SEC and the PCAOB issued another joint statement reiterating the greater risk that disclosures will be insufficient in many emerging markets, including China, compared to those made by U.S. domestic companies. In discussing the specific issues related to the greater risk, the statement again highlights the PCAOB's inability to inspect audit work paper and practices of accounting firms in China, with respect to their audit work of U.S. reporting companies. These statements reflect a heightened interest in an issue that has vexed U.S. regulators in recent years. However, it remains unclear what further actions the SEC and PCAOB will take to address the problem.

        Inspections of other firms that the PCAOB has conducted outside China have identified deficiencies in those firms' audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. This lack of PCAOB inspections in China prevents the PCAOB from regularly evaluating our auditor's audits and its quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

        As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China's, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of the U.S. Congress, which if passed, would require the SEC to maintain a list of issuers for which PCAOB is not able to inspect or investigate an auditor report issued by a foreign public accounting firm. The proposed Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (EQUITABLE) Act prescribes increased disclosure requirements for these issuers and, beginning in 2025, the delisting from U.S. national securities exchanges such as the Nasdaq Global Select Market of issuers included on the SEC's list for three consecutive years. On May 20, 2020, the U.S. Senate passed S. 945, the Holding Foreign Companies Accountable Act, or the Kennedy Bill. On July 21, 2020, the U.S. House of Representatives approved its version of the National Defense Authorization Act for Fiscal Year 2021, which contains provisions comparable to the Kennedy Bill. If either of these bills is enacted into law, it would amend the Sarbanes-Oxley Act of 2002 to direct the SEC to prohibit securities of any registrant from being listed on any of the U.S. securities exchanges or traded "over-the-counter" if the auditor of the registrant's financial statements is not subject to PCAOB inspection for three consecutive years after the law becomes effective. On June 4, 2020, the U.S. President issued a memorandum ordering the President's Working Group on Financial Markets to submit a report to the President within 60 days of the memorandum that includes recommendations for actions that can be taken by the executive branch and by the SEC or PCAOB on Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the U.S. On August 6, 2020, the PWG released a report recommending that the SEC take steps to implement the five recommendations outlined in the report. In particular, to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfill its statutory mandate, or NCJs, the PWG recommends enhanced listing standards on U.S. stock exchanges. This would require, as a condition to initial and continued exchange listing, PCAOB access to work papers of the principal audit firm for the audit of the listed company. Companies unable to satisfy this standard as a result of governmental restrictions on access to audit work papers and practices in NCJs may satisfy this standard by providing a co-audit from an audit firm with comparable resources and experience where the PCAOB determines it has sufficient access to audit work papers and practices to conduct an appropriate inspection of the co-audit firm. The report permits the new listing standards to provide for a transition period until January 1, 2022 for listed companies. After this transition period, if currently listed companies were unable to meet the enhanced listing standards, then they would become subject to securities exchange rules and processes that could lead to possible de-listing if not cured. On August 10, 2020, the SEC announced that SEC Chairman Jay Clayton had directed the SEC staff to prepare proposals in response to the PWG's report, and that the SEC was soliciting public comments and information with respect to the development of these proposals.

        Enactment of any of such legislations or other efforts to increase U.S. regulatory access to audit information could cause investor uncertainty for affected issuers, including us, the market price of our ADSs could be adversely affected, and we could be delisted if we are unable to cure the situation to meet the PCAOB inspection requirement in time. It is unclear if and when any of such proposed legislations will be enacted. Furthermore, there have been recent media reports on deliberations within the U.S. government regarding potentially limiting or restricting China-based companies from accessing U.S. capital markets. If any such deliberations were to materialize, the resulting legislation may have material and adverse impact on the stock performance of China-based issuers listed in the United States.

        The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our auditor's audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our consolidated financial statements.

It may be difficult for overseas regulators to conduct investigations or collect evidence within China.

        Shareholder claims or regulatory investigations that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigations initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests. See also "—Risks Related to this Offering, our Class A Ordinary Shares and ADSs—You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law" for risks associated with investing in us as a Cayman Islands company.

Risks Related to this Offering, our Class A Ordinary Shares and the ADSs

The trading price of the ADSs may be volatile, which could result in substantial losses to you.

        The trading price of the ADSs has been volatile and has ranged from a low of US$8.16 to a high of US$40.99 since the ADSs started to trade on the Nasdaq Global Market on March 8, 2019. The market price for the ADSs may continue to be volatile and subject to wide fluctuations in response to factors including, but not limited to, the following:

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  regulatory developments affecting us or our industry;

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  announcements of studies and reports relating to the quality of our credit offerings or those of our competitors;

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  changes in the economic performance or market valuations of other financial service providers;

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  actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

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  changes in financial estimates by securities research analysts;

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  conditions in the market for financial services;

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  announcements by us or our competitors of new product and service offerings, acquisitions, strategic relationships, joint ventures, capital raisings or capital commitments;

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  additions to or departures of our senior management;

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  fluctuations of exchange rates between the Renminbi and the U.S. dollar;

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  sales or perceived potential sales of additional ordinary shares or ADSs.

        In addition, the stock market in general, and the market prices for internet-related companies and companies with operations in China in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. The securities of some China-based companies that have listed their securities in the United States have experienced significant volatility since their initial public offerings in recent years, including, in some cases, substantial declines in the trading prices of their securities. The trading performances of these companies' securities after their offerings may affect the attitudes of investors towards Chinese companies listed in the United States in general, which consequently may impact the trading performance of the ADSs, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or other matters of other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have engaged in any inappropriate activities. Furthermore, the stock market in general has experienced large price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies like us. These broad market and industry fluctuations may adversely affect the market price of the ADSs. Volatility or a lack of positive performance in the ADS price may also adversely affect our ability to retain key employees, most of whom have been granted options or other equity incentives.

        In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management's attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and the ADSs may view as beneficial, and may adversely affect the trading market for our ADSs.

        Our authorized share capital is divided into Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares is entitled to one vote per share, while holders of Class B ordinary shares is entitled to twenty votes per share. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of any Class B ordinary shares by a holder thereof to any non-affiliate of such holder, each of such Class B ordinary shares will be automatically and immediately converted into one Class A ordinary share.

        As of the date of this prospectus supplement, Mr. Leaf Hua Li, our founder, chairman of the board of directors and chief executive officer, and Qiantang River Investment Limited, an existing shareholder of ours beneficially own all of our issued Class B ordinary shares. Immediately after the completion of this offering, these Class B ordinary shares constitute 50.3% of our total issued and outstanding share capital and 95.3% of the aggregate voting power of our total issued and outstanding share capital due to the disparate voting powers associated with our dual-class share structure, assuming the underwriters do not exercise their over-allotment option. As a result of the dual-class share structure and the concentration of ownership, holders of Class B ordinary shares has considerable influence over matters such as decisions regarding mergers and consolidations, election of directors and other significant corporate actions. Such holders may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of the ADSs. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial.

        In addition, certain shareholder advisory firms have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. Several shareholder advisory firms have also announced their opposition to the use of multiple class structures. As a result, the dual class structure of our ordinary shares may prevent the inclusion of ADSs representing Class A ordinary shares in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for the ADSs. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of the ADSs.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for the ADSs and trading volume could decline.

        The trading market for the ADSs will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades the ADSs or publishes inaccurate or unfavorable research about our business, the market price for the ADSs would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for the ADSs to decline.

The depositary for the ADSs will give us a discretionary proxy to vote our Class A ordinary shares underlying your ADSs if you do not vote at shareholders' meetings, except under limited circumstances, which could adversely affect your interests.

        Under the deposit agreement for the ADSs, if you do not give instructions for voting the Class A ordinary shares underlying your ADSs, the depositary will give us a discretionary proxy to vote those Class A ordinary shares at the shareholders' meeting if:

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  we have timely instructed the depositary to disseminate a notice of meeting and provided the depositary with a notice of meeting and related voting materials;

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  we have instructed the depositary that we wish a discretionary proxy to be given;

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  we have informed the depositary that as of the instruction date we reasonably don't know of any substantial opposition as to a matter to be voted on at the meeting; and

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  a matter to be voted on at the meeting would not have a material adverse impact on shareholders' interests.

        The effect of this discretionary proxy is that you cannot prevent our Class A ordinary shares underlying your ADSs from being voted at the shareholder meeting if the circumstances described above are met. This may make it more difficult for shareholders to influence the management of our company. Holders of our ordinary shares are not subject to this discretionary proxy.

Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of the ADSs for return on your investment.

        We currently intend to retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in the ADSs as a source for any future dividend income.

        Our board of directors has complete discretion as to whether to distribute dividends. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Even if we decide to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flows, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in the ADSs will likely depend entirely upon any future price appreciation of the ADSs. There is no guarantee that the ADSs will appreciate in value or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in the ADSs and you may even lose your entire investment in the ADSs.

Substantial future sales or perceived potential sales of the ADSs in the public market could cause the price of the ADSs to decline.

        Sales of substantial amounts of the ADSs in the public market, or the perception that these sales could occur, could adversely affect the market price of the ADSs and could materially impair our future ability to raise capital through equity offerings in the future. All of the ADSs sold in our initial public offering and the ADSs to be sold in this offering are freely tradable without any restriction or further registration under the U.S. Securities Act of 1933, as amended, or the Securities Act, unless held by our "affiliates" as that term is defined in Rule 144 under the Securities Act. All of our shares outstanding prior to our initial public offering are "restricted securities" as defined in Rule 144 and, in the absence of registration, may not be sold other than in accordance with Rule 144 under the Securities Act or another exemption from registration.

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to direct how the Class A ordinary shares that are represented by your ADSs are voted.

        Holders of ADSs do not have the same rights as our registered shareholders. As a holder of ADSs, you will not have any right to attend general meetings of our shareholders or to cast any votes at such meetings. You will only be able to exercise the voting rights that are carried by the underlying Class A ordinary shares represented by your ADSs indirectly by giving voting instructions to the depositary in accordance with the provisions of the deposit agreement. If we instruct the depositary to ask for your instructions, then upon receipt of your voting instructions, the depositary will try, as far as practicable, to vote the underlying Class A ordinary shares which are represented by your ADSs, in accordance with your instructions. If we do not instruct the depositary to ask for your instructions, the depositary may still vote in accordance with instructions you give, but it is not required to do so. You will not be able to directly exercise your right to vote with respect to the underlying Class A ordinary shares represented by your ADSs unless you withdraw the shares and become the registered holder of such shares prior to the record date for the general meeting. Under our amended and restated memorandum and articles of association, the minimum notice period required for convening a general meeting is 10 days. When a general meeting is convened, you may not receive sufficient advance notice of the meeting to withdraw the shares underlying your ADSs and to vote directly with respect to any specific matter or resolution to be considered and voted upon at the general meeting. In addition, under our memorandum and articles of association, for the purposes of determining those shareholders who are entitled to attend and vote at any general meeting, our directors may close our register of members and/or fix in advance a record date for such meeting, and such closure of our register of members or the setting of such a record date may prevent you from withdrawing the Class A ordinary shares underlying your ADSs and becoming the registered holder of such shares prior to the record date, so that you would not be able to attend the general meeting or to vote directly. If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We have agreed to give the depositary at least 30 days' prior notice of shareholder meetings. Nevertheless, we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the underlying shares represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to direct how the shares underlying your ADSs are voted and you may have no legal remedy if the shares underlying your ADSs are not voted as you requested.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

        We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register both the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Under the deposit agreement, the depositary will not make rights available to you unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act or exempt from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective and we may not be able to establish a necessary exemption from registration under the Securities Act.

Accordingly, you may be unable to participate in our rights offerings in the future and may experience dilution in your holdings.

You may not receive cash dividends if the depositary decides it is impractical to make them available to you.

        The depositary will pay cash distributions on the ADSs only to the extent that we decide to distribute dividends on our Class A ordinary shares or other deposited securities, and we do not have any present plan to pay any cash dividends in the foreseeable future. To the extent that there is a distribution, the depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our Class A ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of Class A ordinary shares your ADSs represent. However, the depositary may, at its discretion, decide that it is inequitable or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property to you.

We and the depository are entitled to amend the deposit agreement and to change the rights of ADS holders under the terms of such agreement, and we may terminate the deposit agreement, without the prior consent of the ADS holders.

        We and the depository are entitled to amend the deposit agreement and to change the rights of the ADS holders under the terms of such agreement, without the prior consent of the ADS holders. We and the depositary may agree to amend the deposit agreement in any way we decide is necessary or advantageous to us. Amendments may reflect, among other things, operational changes in the ADS program, legal developments affecting ADSs or changes in the terms of our business relationship with the depositary. In the event that the terms of an amendment are disadvantageous to ADS holders, ADS holders will only receive 30 days' advance notice of the amendment, and no prior consent of the ADS holders is required under the deposit agreement. Furthermore, we may decide to terminate the ADS facility at any time for any reason. For example, terminations may occur when we decide to list our shares on a non-U.S. securities exchange and determine not to continue to sponsor an ADS facility or when we become the subject of a takeover or a going-private transaction. If the ADS facility will terminate, ADS holders will receive at least 90 days' prior notice, but no prior consent is required from them. Under the circumstances that we decide to make an amendment to the deposit agreement that is disadvantageous to ADS holders or terminate the deposit agreement, the ADS holders may choose to sell their ADSs or surrender their ADSs and become direct holders of the underlying Class A ordinary shares, but will have no right to any compensation whatsoever.

ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

        The deposit agreement governing the ADSs representing our Class A ordinary shares provides that, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

        If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, by a federal or state court in the City of

New York, which has non-exclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before entering into the deposit agreement.

        If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and/or the depositary. If a lawsuit is brought against us and/or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action.

        Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

You may be subject to limitations on transfer of your ADSs.

        Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems it expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of the ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

Certain judgments obtained against us by our shareholders may not be enforceable.

        We are an exempted company incorporated under the laws of the Cayman Islands. We conduct our operations outside the United States and substantially all of our assets are located outside the United States. In addition, substantially all of our directors and executive officers and the experts named in our 2019 Annual Report, which is incorporated by reference in the accompanying prospectus, reside outside the United States, and most of their assets are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against them in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands, Hong Kong, China or other relevant jurisdiction may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

        We are an exempted company limited by shares incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the

Companies Law (2020 Revision) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

        Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law either (i) to inspect corporate records, other than the memorandum and articles of association and any special resolutions passed by such companies, and the registers of mortgages and charges of such companies, or (ii) to obtain copies of lists of shareholders of these companies. Our directors have discretion under our memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

        Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of our board of directors or our controlling shareholders than they would as public shareholders of a company incorporated in the United States.

Our amended and restated memorandum and articles of association contain anti-takeover provisions that could discourage a third party from acquiring us, which could limit our shareholders' opportunity to sell their shares, including Class A ordinary shares represented by the ADSs, at a premium.

        Our memorandum and articles of association contains provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of the ADSs may fall and the voting and other rights of the holders of our ordinary shares and the ADSs may be materially and adversely affected.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

        Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

  •
  the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

  •
  the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

  •
  the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

  •
  the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

        We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the Nasdaq Global Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq listing standards.

        As a Cayman Islands company listed on the Nasdaq Global Market, we are subject to the Nasdaq listing standards. However, the Nasdaq rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq listing standards. Currently, we rely on home country practice as our audit committee consists of two independent directors. As a result, our shareholders are afforded less protection than they would otherwise enjoy under the Nasdaq listing standards applicable to U.S. domestic issuers.

We are a "controlled company" within the meaning of the Nasdaq Stock Market Rules and, as a result, can rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

        We are a "controlled company" as defined under the Nasdaq Stock Market Rules because Mr. Leaf Hua Li, our founder, chairman of the board of directors and chief executive officer, owns more than 50% of our total voting power. We are permitted to elect to rely, and are currently relying, on certain exemptions from corporate governance rules under the Nasdaq Stock Market Rules. Currently, the majority of our board of directors are not independent directors. In addition, the compensation of our executive officers are not determined or recommended solely by independent directors, and our director nominees are not selected or recommended solely by independent directors. As a result, you do not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

We have not determined a specific use for a portion of the net proceeds from this offering, and we may use these proceeds in ways with which you may not agree.

        We have not determined a specific use for a portion of the net proceeds of this offering, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that will improve our results of operations or increase the ADS price, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year, which could subject United States investors in the ADSs or ordinary shares to significant adverse United States income tax consequences.

        We will be classified as a passive foreign investment company, or PFIC, for any taxable year if either (a) 75% or more of our gross income for such year consists of certain types of "passive" income or (b) 50% or more of the value of our assets (generally determined on the basis of a quarterly average) during such year produce or are held for the production of passive income, or the asset test. Although the law in this regard is unclear, we intend to treat our VIE (including its subsidiary) as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their results of operations in our consolidated financial statements. Assuming that we are the owner of our VIE (including its subsidiary) for United States federal income tax purposes, and based upon our current and expected income and assets, we do not believe that we were a PFIC for the taxable year ended December 31, 2019 and do not expect to be a PFIC for the current taxable year or the foreseeable future.

        While we do not expect to become a PFIC, because the value of our assets for purposes of the asset test may be determined by reference to the market price of the ADSs, fluctuations in the market price of the ADSs may cause us to become a PFIC for the current or subsequent taxable years. The determination of whether we will be or become a PFIC will also depend, in part, on the composition and classification of our income and assets. Because there are uncertainties in the application of the relevant rules, it is possible that the IRS may challenge our classification of certain income and assets as non-passive which may result in our being or becoming a PFIC in the current or subsequent years. In addition, the composition of our income and assets will also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. If we determine not to deploy significant amounts of cash for active purposes or if it were determined that we do not own the stock of our VIE for United States federal income tax purposes, our risk of being a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

        If we are a PFIC in any taxable year, a U.S. Holder (as defined in "Taxation—United States Federal Income Tax Considerations") may incur significantly increased United States income tax on gain recognized on the sale or other disposition of the ADSs or ordinary shares and on the receipt of distributions on the ADSs or ordinary shares to the extent such gain or distribution is treated as an "excess distribution" under the United States federal income tax rules and such holder may be subject to burdensome reporting requirements. Further, if we are a PFIC for any year during which a U.S. Holder holds the ADSs or our ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds the ADSs or our ordinary shares. For more information, see "Taxation—United States Federal Income Tax Considerations—Passive Foreign Investment Company Rules."

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an "emerging growth company."

        We are now a public company in the United States and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and Nasdaq Global Market, impose various requirements on the corporate governance practices of public companies. As a company with less than US$1.07 billion in revenues for our last fiscal year, we qualify as an "emerging growth company" pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company's internal control over financial reporting. The JOBS Act also permits an emerging growth company to delay adopting new or revised accounting standards until such time as those standards apply to private companies. However, we have elected to "opt out" of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

        We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. After we are no longer an "emerging growth company," we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. For example, as a result of being a public company, we need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations for the six months ended June 30, 2020 in conjunction with the unaudited condensed consolidated financial statements and the notes thereto for the same period included in Exhibit 99.1 to our current report furnished to the SEC on August 17, 2020, which are incorporated by reference in this prospectus supplement, and the section titled "Operating and Financial Review and Prospects" in our 2019 Annual Report, which is incorporated by reference in the accompanying prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" or in other parts of this prospectus supplement.

Key Components of Results of Operations

Revenues

        We generate revenues primarily from our online brokerage and margin financing services. The following table sets forth the components of our revenues by amounts and percentages of our total revenues for the periods presented:

	For the Year Ended December 31,							For the Six Months Ended June 30,
	2017		2018		2019			2019		2020
	HK$	%	HK$	%	HK$	US$	%	HK$	%	HK$	US$	%
	(in thousands, except for percentages)
Revenues:
Brokerage commission and handling charge income	184,918	59.3	407,990	50.3	511,365	65,982	48.2	236,981	47.7	708,695	91,443	60.2
Interest income	105,872	34.0	360,585	44.4	464,903	59,987	43.8	221,741	44.7	352,333	45,462	29.9
Other income	20,873	6.7	42,768	5.3	85,287	11,004	8.0	37,581	7.6	117,178	15,120	9.9

Total revenues	311,663	100.0	811,343	100.0	1,061,555	136,973	100.0	496,303	100.0	1,178,206	152,025	100.0

Brokerage commission and handling charge income

        Brokerage commission income primarily consists of commissions and execution fees from our clients for whom we act as executing and clearing brokers. We generate commissions and execution fees on securities brokerage by trading equities and equity-linked derivatives on behalf of our clients. Handling charge income primarily consists of fees from settlement and dividend collection services.

Interest income

        Interest income primarily consists of interest income from margin financing, securities borrowing and lending services, interest income from bank deposit, and interest income from IPO financing by arranging the financing for our clients in connection with their subscriptions in initial public offerings.

Other income

        Other income primarily consists of income from enterprise public relations services, underwriting fee income, IPO subscription service charge income, funds distribution service income, currency exchange service income from clients, income from market data service, client referral income from brokers and ESOP management service income. We generate income from enterprise public relations by providing institutional clients with public relations services, including distributing company information and news and providing communication channels with investors. We generate underwriting fee income in our investment banking business primarily by providing equity underwriting to corporate issuers. We generate IPO subscription service charge income from provision of new share subscription services in relation to IPOs in the Hong Kong capital market. We generate funds distribution service income from our wealth management business. We generate currency exchange service income from providing currency exchange services to our paying clients. We generate our income from market data service and client referral income primarily by providing fee-based market data services to users and clients and referring clients to licensed A-share brokers in China. We generate ESOP management service income by providing ESOP administration service.

Costs

        The following table sets forth the components of our costs by amounts and percentages of costs for the periods presented:

	For the Year Ended December 31,							For the Six Months Ended June 30,
	2017		2018		2019			2019		2020
	HK$	%	HK$	%	HK$	US$	%	HK$	%	HK$	US$	%
	(in thousands, except for percentages)
Costs:
Brokerage commission and handling charge expense	36,777	33.7	80,127	32.1	100,550	12,974	35.7	45,236	36.2	127,174	16,409	46.8
Interest expenses	19,879	18.2	95,624	38.3	89,238	11,514	31.7	39,209	31.3	73,315	9,460	27.0
Processing and servicing costs	52,446	48.1	73,843	29.6	91,916	11,860	32.6	40,630	32.5	71,233	9,191	26.2

Total costs	109,102	100.0	249,594	100.0	281,704	36,348	100.0	125,075	100.0	271,722	35,060	100.0

Brokerage commission and handling charge expenses

        Brokerage commission and handling charge expenses consist of fees charged by executing brokers in the U.S. as we transact with them, expenses charged by stock exchanges or executing brokers for our use of their clearing and settlement systems and expenses charged by commercial banks or stock exchanges for providing clearing and settlement services in connection with IPO subscriptions.

Interest expenses

        Interest expenses primarily consist of interest expenses of borrowings from commercial banks, other licensed financial institutions and other parties to fund our margin financing and IPO financing businesses and interest expenses of borrowings from our clients and other brokers for our securities borrowing and lending businesses.

Processing and servicing costs

        Processing and servicing costs consist of market information and data fees, data transmission fees, cloud service fees, system cost and SMS service fees paid to stock exchanges and data and other service providers.

Operating expenses

        The following table sets forth the components of our operating expenses by amounts and percentages of operating expenses for the years presented:

	For the Year Ended December 31,							For the Six Months Ended June 30,
	2017		2018		2019			2019		2020
	HK$	%	HK$	%	HK$	US$	%	HK$	%	HK$	US$	%
	(in thousands, except for percentages)
Operating expenses:
Research and development expenses	95,526	49.2	151,097	42.8	262,345	33,851	44.3	117,137	45.4	201,336	25,979	43.7
Selling and marketing expenses	41,446	21.3	98,062	27.8	164,701	21,251	27.8	74,217	28.8	161,606	20,852	35.1
General and administrative expenses	57,293	29.5	103,831	29.4	164,850	21,271	27.9	66,438	25.8	97,755	12,613	21.2

Total operating expenses	194,265	100.0	352,990	100.0	591,896	76,373	100.0	257,792	100.0	460,697	59,444	100.0

        Research and development expenses.    Research and development expenses consist of expenses related to developing service platforms, including website, mobile apps and other products, as well as payroll and welfare, rental expenses and other related expenses for our research and development professionals.

        Selling and marketing expenses.    Selling and marketing expenses consist primarily of advertising and promotion costs, payroll, rental and related expenses for selling and marketing personnel. Advertising costs primarily consist of costs of online advertising and offline promotional events.

        General and administrative expenses.    General and administrative expenses consist of payroll, rental, and related expenses for employees involved in general corporate functions, including senior management, finance, legal and human resources, expenses for third-party professional agents, costs associated with use of facilities and equipment and other general corporate related expenses.

Results of Operations

        The following table sets forth a summary of our consolidated results of operations for the periods presented. This information should be read together with our consolidated financial statements and related notes included in our 2019 Annual Report. The results of operations in any period are not necessarily indicative of our future trends.

	For the Year ended December 31,				For the Six Months Ended June 30,
	2017	2018	2019		2019	2020
	HK$	HK$	HK$	US$	HK$	HK$	US$
	(in thousands, except for share and per share data)
Revenues
Brokerage commission and handling charge income	184,918	407,990	511,365	65,982	236,981	708,695	91,443
Interest income	105,872	360,585	464,903	59,987	221,741	352,333	45,462
Other income	20,873	42,768	85,287	11,004	37,581	117,178	15,120

Total revenues	311,663	811,343	1,061,555	136,973	496,303	1,178,206	152,025

Costs
Brokerage commission and handling charge expenses	(36,777)	(80,127)	(100,550)	(12,974)	(45,236)	(127,174)	(16,409)
Interest expenses	(19,879)	(95,624)	(89,238)	(11,514)	(39,209)	(73,315)	(9,460)
Processing and servicing costs	(52,446)	(73,843)	(91,916)	(11,860)	(40,630)	(71,233)	(9,191)

Total costs	(109,102)	(249,594)	(281,704)	(36,348)	(125,075)	(271,722)	(35,060)

Total gross profit	202,561	561,749	779,851	100,625	371,228	906,484	116,965

Operating expenses
Research and development expenses(1)	(95,526)	(151,097)	(262,345)	(33,851)	(117,137)	(201,336)	(25,979)
Selling and marketing expenses(1)	(41,446)	(98,062)	(164,701)	(21,251)	(74,217)	(161,606)	(20,852)
General and administrative expenses(1)	(57,293)	(103,831)	(164,850)	(21,271)	(66,438)	(97,755)	(12,613)

Total operating expenses	(194,265)	(352,990)	(591,896)	(76,373)	(257,792)	(460,697)	(59,444)

Others, net(2)	(4,918)	(7,959)	(9,462)	(1,221)	(3,832)	(8,362)	(1,079)
Income before income tax expenses	3,378	200,800	178,493	23,031	109,604	437,425	56,442

Income tax expenses	(11,480)	(62,288)	(12,286)	(1,585)	(8,263)	(45,775)	(5,906)
Share of loss from equity method investments	—	—	(543)	(70)	(470)	(308)	(40)

Net (loss)/income	(8,102)	138,512	165,664	21,376	100,871	391,342	50,496

Notes:

(1)
Share-based compensation expenses were allocated as follows:

	For the Year ended December 31,				For the Six Months Ended June 30,
	2017	2018	2019		2019	2020
	HK$	HK$	HK$	US$	HK$	HK$	US$
	(in thousands)
Selling and marketing expenses	161	104	538	69	238	769	99
Research and development expenses	8,854	9,223	12,055	1,555	5,740	9,465	1,221
General and administrative expenses	754	1,113	3,374	435	1,617	1,831	237

Total	9,769	10,440	15,967	2,059	7,595	12,065	1,557

(2)
Effective from January 1, 2020, we adopted FASB ASC Topic 326—"Financial Instruments—Credit Losses," or ASC Topic 326 which replaced the incurred loss methodology with the current expected credit loss methodology. We adopted ASC Topic 326 using the modified retrospective approach for all in-scope assets. For the six months ended June 30, 2020, expected credit loss expenses of HK$3.2 million (US$0.4 million) resulting from the assessment of credit losses for the loans and advances under ASC Topic 326 was recognized in Others, net.

Six months ended June 30, 2020 compared to six months ended June 30, 2019

  Revenues

        Our revenues were HK$1,178.2 million (US$152.0 million) for the six months ended June 30, 2020, an increase of 137.4% from HK$496.3 million for the six months ended June 30, 2019.

        Brokerage commission and handling charge income.    Brokerage commission and handling charge income was HK$708.7 million (US$91.4 million) for the six months ended June 30, 2020, an increase of 199.0% from HK$237.0 million for the six months ended June 30, 2019. The increase was mainly due to the increase in total trading volume from HK$436.9 billion for the six months ended June 30, 2019 to HK$1,238.9 billion (US$159.9 billion) for the six months ended June 30, 2020 as a result of significant market volatility in the global capital markets and our efforts in improving clients engagement.

        Interest income.    Interest income was HK$352.3 million (US$45.5 million) for the six months ended June 30, 2020, an increase of 58.9% from HK$221.7 million for the six months ended June 30, 2019. The increase was mainly due to higher interest income from margin financing and IPO financing, driven by higher daily average margin financing balance and increased level of activities in the IPO market, respectively. Our daily average margin financing and securities lending balance increased from HK$3,777.8 million for the six months ended June 30, 2019 to HK$5,782.0 million (US$746.1 million) for the six months ended June 30, 2020. Our interest income from IPO financing increased from HK$0.8 million for the six months ended June 30, 2019 to HK$53.6 million (US$6.9 million) for the six months ended June 30, 2020.

        Other income.    Other income was HK$117.2 million (US$15.1 million) for the six months ended June 30, 2020, an increase of 211.7% from HK$37.6 million for the six months ended June 30, 2019. The increase was primarily due to the funds distribution service income generated from the online wealth management services we launched in August 2019, an increase in our IPO financing service charge income driven by an increased level of activities in the IPO market and an increase in currency exchange service income.

  Costs

        Total costs were HK$271.7 million (US$35.1 million) for the six months ended June 30, 2020, an increase of 117.2% from HK$125.1 million for the six months ended June 30, 2019.

        Brokerage commission and handling charge expenses.    Brokerage commission and handling charge expenses were HK$127.2 million (US$16.4 million) for the six months ended June 30, 2020, an increase of 181.4% from HK$45.2 million for the six months ended June 30, 2019, in line with the increase of brokerage commission and handling charge income.

        Interest expenses.    Interest expenses were HK$73.3 million (US$9.5 million) for the six months ended June 30, 2020, an increase of 87.0% from HK$39.2 million in for the six months ended June 30, 2019. The increase was primarily due to higher interest expenses for the borrowings from banks relating to IPO financing business, which is in line with the growth of such businesses.

        Processing and servicing costs.    Processing and servicing costs were HK$71.2 million (US$9.2 million) for the six months ended June 30, 2020, an increase of 75.4% from HK$40.6 million for the six months ended June 30, 2019. The increase was primarily due to the increase in market information and data fee, cloud service fee as well as an increase in the number of throttling controllers connected to the trading system of the Hong Kong Stock Exchange from 100 to 200. Additional throttling controllers allow Futu to execute a larger amount of trading transactions simultaneously.

  Gross profit

        As a result of the foregoing, our total gross profit increased by 144.2% from HK$371.2 million for the six months ended June 30, 2019 to HK$906.5 million (US$117.0 million) for the six months ended June 30, 2020. Our gross profit margin increased from 74.8% for the six months ended June 30, 2019 to 76.9% for the six months ended June 30, 2020.

  Operating expenses

        Total operating expenses were HK$460.7 million (US$59.4 million) for the six months ended June 30, 2020, an increase of 78.7% from HK$257.8 million for the six months ended June 30, 2019 as research and development expenses, selling and marketing expenses and general and administrative expenses increased due to our business growth.

        Research and development expenses.    Research and development expenses were HK$201.3 million (US$26.0 million) for the six months ended June 30, 2020, an increase of 71.9% from HK$117.1 million for the six months ended June 30, 2019. The increase was primarily due to an increase in research and development headcount and related rental expenses to support our business growth.

        Selling and marketing expenses.    Selling and marketing expenses were HK$161.6 million (US$20.9 million) for the six months ended June 30, 2020, an increase of 117.8% from HK$74.2 million for the six months ended June 30, 2019. The increase was primarily due to higher branding and marketing spending for the six months ended June 30, 2020.

        General and administrative expenses.    General and administrative expenses were HK$97.8 million (US$12.6 million) for the six months ended June 30, 2020, an increase of 47.3% from HK$66.4 million for the six months ended June 30, 2019. The increase was primarily due to an increase in headcount for general and administrative personnel as well as higher professional service fees.

  Income tax expenses

        We had income tax expenses of HK$45.8 million (US$5.9 million) for the six months ended June 30, 2020, compared to income tax expenses of HK$8.3 million for the six months ended June 30, 2019, primarily due to an increase of our taxable income during such period.

  Net income

        As a result of the foregoing, we had net income of HK$391.3 million (US$50.5 million) for the six months ended June 30, 2020, compared to net income of HK$100.9 million for the six months ended June 30, 2019.

Liquidity and Capital Resources

        The following table sets forth a summary of our cash flows for the periods presented:

	For the Year ended December 31,				For the Six Months Ended June 30,
	2017	2018	2019		2019	2020
	HK$	HK$	HK$	US$	HK$	HK$	US$
	(in thousands, except for share and per share data)
Summary Consolidated Cash Flows Data :
Net cash generated from/(used in) operating activities	1,855,328	4,470,167	1,969,434	254,117	(475,381)	16,848,731	2,174,003
Net cash (used in)/generated from investing activities	(5,145)	(78,052)	(160,057)	(20,652)	(43,711)	48,758	6,291
Net cash generated from financing activities	2,155,846	35,690	1,151,622	148,594	501,611	151,264	19,518
Effect of exchange rate changes on cash, cash equivalents and restricted cash	21,625	7,457	(44,666)	(5,763)	(13,827)	(52,576)	(6,784)
Net increase/(decrease) in cash, cash equivalents and restricted cash	4,027,654	4,435,262	2,916,333	376,296	(31,308)	16,996,177	2,193,028
Cash, cash equivalents and restricted cash at beginning of the year/period	3,524,188	7,551,842	11,987,104	1,546,703	11,987,104	14,903,437	1,922,998
Cash, cash equivalents and restricted cash at end of the year/period	7,551,842	11,987,104	14,903,437	1,922,998	11,955,796	31,899,614	4,116,026

        To date, we have financed our operating and investing activities through net proceeds from our initial public offering and concurrent private placement, cash generated from operating activities, historical equity financing activities and credit facilities provided by commercial banks, other licensed financial institutions and other parties. As of December 31, 2017, 2018 and 2019 and June 30, 2020, our cash and cash equivalents were HK$375.3 million, HK$215.6 million, HK$362.6 million (US$46.8 million) and HK$788.1 million (US$101.7 million), respectively. Our cash and cash equivalents primarily consist of cash on hand, demand deposits and time deposits placed with banks or other financial institutions, which are unrestricted for withdrawal or use, and which have original maturities of three months or less.

        We believe that our current cash and cash equivalents and our anticipated cash flows from operations will be sufficient to meet our anticipated working capital requirements and capital expenditures for at least the next 12 months following this offering. In the future, we may decide to enhance our liquidity position or increase our cash reserve for future investments through additional capital and finance funding. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

        As of June 30, 2020, our cash and cash equivalents were HK$788.1 million (US$101.7 million), out of which HK$409.4 million (US$52.8 million) was held in U.S. dollars, HK$72.6 million (US$9.4 million) was held in Renminbi, HK$300.6 million (US$38.8 million)was held in Hong Kong dollars, and HK$5.6 million (US$0.7 million) was held in Singapore dollars. As of June 30, 2020, 7.3% of our cash and cash equivalents were held in China, and 0.1% were held by our VIE. Although we consolidate the results of our VIE and its subsidiary, we only have access to the assets or earnings of our VIE and their subsidiary through our contractual arrangements with our VIE and their shareholders. See "Item 4. Information on the Company—C. Organizational Structure—Contractual Arrangements with Our VIE and Its Shareholders" in our 2019 Annual Report, which is incorporated by reference in the accompanying prospectus. For restrictions and limitations on liquidity and capital resources as a result of our corporate structure, see "Item 5. Operating and Financial Review and Prospects—B. Liquidity and Capital Resources—Holding Company Structure" in our 2019 Annual Report, which is incorporated by reference in the accompanying prospectus.

        In utilizing the proceeds we received from our initial public offering and this offering, we may make additional capital contributions to our PRC subsidiaries, establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, make loans to our PRC subsidiaries, or acquire offshore entities with operations in China in offshore transactions. However, most of these uses are subject to PRC regulations. See "Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of our initial public offering to make loans or additional capital contributions to our PRC subsidiaries and our VIE and its subsidiaries" in our 2019 Annual Report, which is incorporated by reference in the accompanying prospectus.

        We expect that a limited portion of our future revenues will be denominated in Renminbi. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval as long as certain routine procedural requirements are fulfilled. Therefore, our PRC subsidiaries are allowed to pay dividends in foreign currencies to us without prior SAFE approval by following certain routine procedural requirements. However, approval from or registration with competent government authorities is required where the Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future.

Regulatory capital requirements

        Our broker-dealer subsidiaries, Futu International Hong Kong, Futu Inc. and Futu Clearing Inc., are subject to capital requirements determined by its respective regulators. Futu International Hong Kong, our subsidiary located in Hong Kong, is subject to the Securities and Futures (Financial Resources) Rules and the Securities and Futures Ordinance, and Futu International Hong Kong is required to maintain minimum paid-up share capital and liquid capital. Futu Inc. and Futu Clearing Inc., our subsidiaries located in the United States, are subject to the Uniform Net Capital Rule (Rule 15c3-1) under the Exchange Act, which requires the maintenance of minimum net capital.

        The tables below summaries the net capital, the requirement and the excess capital for our broker-dealer subsidiaries as of June 30, 2020:

	As of June 30, 2020
	Net Capital/ Eligible Equity	Requirement	Excess
	(HK$ in thousands)
Futu International Hong Kong	1,687,941	462,830	1,225,111
Futu Inc.	38,306	1,938	36,368
Futu Clearing Inc.	141,978	1,938	140,040

Total	1,868,225	466,706	1,401,519

        Regulatory capital requirements could restrict the operating subsidiaries from expanding their business and declaring dividends if their net capital does not meet regulatory requirements.

        As of December 31, 2018 and 2019 and June 30, 2020, all of the regulated operating subsidiaries were in compliance with their respective regulatory capital requirements.

Operating activities

        Net cash generated from operating activities for the six months ended June 30, 2020 was HK$16.8 billion (US$2.2 billion), as compared to net income of HK$391.3 million (US$50.5 million) for the six months ended June 30, 2020. The difference was primarily due to net increase of HK$20.2 billion (US$2.6 billion) in accounts payable to clients and brokers, partially offset by net increase of HK$2.6 billion (US$0.3 billion) in loans and advances and net increase of HK$1.9 billion (US$0.2 billion) in accounts receivable from clients and brokers. The increase in accounts payable to clients and brokers was due to the increase in cash deposits made by our clients as a result of the expansion of our business. The increase of loans and advances was in line with the expansion of our margin financing business. The increase in accounts receivable was in line with our trading volume growth. The principal non-cash items affecting the difference between our net income and our net cash generated from operating activities for the six months ended June 30, 2020 were HK$24.8 million (US$3.2 million) in amortization of right of use assets and HK$13.6 million (US$1.8 million) in depreciation and amortization and HK$12.1 million (US$1.6 million) in share-based compensation.

Investing activities

        Net cash generated from investing activities for the six months ended June 30, 2020 was HK$48.8 million (US$6.3 million), primarily due to the proceeds from disposal of available-for-sale financial securities of HK$182.8 million (US$23.6 million), partially offset by the purchase of available-for-sale financial securities of HK$102.9 million (US$13.3 million) and the purchase of property, equipment and intangible assets of HK$31.5 million (US$4.1 million).

Financing activities

        Net cash generated from financing activities for the six months ended June 30, 2020 was HK$151.3 million (US$19.5 million), primarily attributable to proceeds from borrowings of HK$8.4 billion (US$1.1 billion), partially offset by repayment of borrowings of HK$8.2 billion (US$1.1 billion).

Capital expenditures

        We made capital expenditures of HK$31.5 million (US$4.1 million) in the six months ended June 30, 2020. Our capital expenditures were primarily incurred for purchase of property, equipment and intangible assets. We intend to fund our future capital expenditures with our existing cash balance and proceeds from our initial public offering and this offering. We will continue to make capital expenditures to meet the expected growth of our business.

Contractual obligations

        The following table sets forth our contractual obligations as of June 30, 2020:

	Payment due by December 31,
	Total	2020 (remaining)	2021	2022	2023	2024 and after
	(in HK$ thousands)
Operating lease commitments(1)	158,832	26,826	46,611	45,827	39,568	—

Total	158,832	26,826	46,611	45,827	39,568	—

Note:

(1)
Operating lease commitments consist of the commitments under the lease agreements for our office premises. We lease our office facilities under non-cancellable operating leases with various expiration dates through November 30, 2023.

        Other than as shown above, we did not have any significant capital and other commitments, long-term obligations or guarantees as of June 30, 2020.

Short-term borrowings

	As of December 31,				As of June 30,
	2017	2018	2019		2020
	HK$	HK$	HK$	US$	HK$	US$
	(in thousands)
Borrowings from:
Banks(1)	1,142,448	1,176,251	1,467,586	189,363	1,607,485	207,415
Related parties(2)	400,000	—	—	—	—	—
Third party(3)	—	400,000	—	—	—	—

Total	1,542,448	1,576,251	1,467,586	189,363	1,607,485	207,415

  Notes:

(1)
We have unused borrowing facilities of HK$1,373.3 million, HK$4,190.8 million, HK$3,326.6 million (US$429.2 million) and HK$5,235.7 million (US$675.6 million) from banks as of December 31, 2017, 2018 and 2019 and June 30, 2020, respectively. These facilities are uncommitted and could be withdrawn upon the request of us. As of December 31, 2017, 2018 and 2019 and June 30, 2020, we had an outstanding borrowing balance of HK$1,142.4 million, HK$1,176.3 million, HK$1,467.6 million (US$189.4 million) and HK$1,607.5 million (US$207.4 million), respectively. These unused facilities were pledged by margin clients' shares as the primary source of credit risk mitigation of the lender, and bear floating interest rates based on various benchmarks including Hong Kong Prime Rate, Hong Kong Interbank Offered Rate, or HIBOR, CHN HIBOR, etc.

(2)
We have unused facilities of HK$300.0 million, nil, nil and nil from a related party as of December 31, 2017, 2018 and 2019 and June 30, 2020, respectively. These facilities are uncommitted and could be withdrawn upon the request of us. As of December 31, 2017, 2018 and 2019 and June 30, 2020, we had an outstanding borrowing balance of HK$400.0 million, nil, nil and nil, respectively. These unused facilities were guaranteed by Mr. Leaf Hua Li and Futu Holdings Limited, and bear fixed interest rates which range from 4.0% to 7.2% per annum.

(3)
We have an unused facility of HK$1,100.0 million from a third party as of December 31, 2018. This facility is uncommitted and could be withdrawn upon the request of us. As of December 31, 2019 and June 30, 2020, we had no outstanding borrowing balance under this facility.

        We have entered into short-term borrowings primarily to support our margin financing business in Hong Kong. Our short-term borrowings bear weighted average interest rates of 3.18%, 4.46%, 4.29% and 1.93% as of December 31, 2017, 2018 and 2019 and June 30, 2020, respectively.

        Other than the above, we did not have any significant capital and other commitments, long-term obligations, or guarantees as of June 30, 2020.

USE OF PROCEEDS

        We estimate that we will receive net proceeds from this offering of US$301.8 million, or US$347.2 million if the underwriters exercise their option to purchase additional ADSs in full, after deducting underwriting discounts and the estimated offering expenses payable by us. We expect to use the net proceeds from this offering mainly for our margin financing business and general corporate purposes.

        The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, and the rate of growth, if any, of our business, and our plans and business conditions. The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. See "Risk Factors—Risks Related to this Offering, our Ordinary Shares and ADSs—We have not determined a specific use for a portion of the net proceeds from this offering, and we may use these proceeds in ways with which you may not agree."

        Pending any use of proceeds described above, we plan to invest the net proceeds from this offering in short-term, interest-bearing, debt instruments or demand deposits.

        In using the net proceeds of this offering, we are permitted under PRC laws and regulations as an offshore holding company to provide funding to our PRC subsidiaries only through loans or capital contributions and to our VIE only through loans, subject to satisfaction of applicable government registration and approval requirements. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See "Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of our initial offering to make loans or additional capital contributions to our PRC subsidiaries and our VIE and its subsidiaries" in our 2019 Annual Report, which is incorporated by reference in the accompanying prospectus.

 CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2020:

  •
  on an actual basis;

  •
  on an as adjusted basis to give effect to the issuance and sale by us of 76,000,000 Class A ordinary shares in the form of ADSs (assuming the over-allotment option is not exercised) at the public offering price of US$33.00 per ADS, after deducting the underwriting discount and commission and estimated offering expenses payable by us.

        The as adjusted information below is illustrative only. You should read this table together with our audited consolidated financial statements and the related notes and "Item 5. Operating and Financial Review and Prospects" in our 2019 Annual Report, which is incorporated by reference in the accompanying prospectus and our unaudited interim consolidated financial statements for the six months ended June 30, 2019 and 2020 and as of June 30, 2020 and related notes included in Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on August 17, 2020, which is incorporated by reference in the accompanying prospectus.

	As of June 30, 2020
	Actual		As adjusted
	HK$	US$	HK$	US$
	(in thousands)
Shareholders' equity
Ordinary shares:
Class A Ordinary Shares (US$0.00001 par value; 48,700,000,000 shares authorized as of June 30, 2020; 459,655,397 shares issued and outstanding as of June 30, 2020; 535,655,397 shares and outstanding as of June 30, 2020 on an as adjusted basis)	36	5	43	6
Class B Ordinary Shares (US$0.00001 par value; 800,000,000 shares authorized as of June 30, 2020; 544,552,051 shares issued and outstanding as of June 30, 2020; 544,552,051 shares issued and outstanding as of June 30, 2020 on an as adjusted basis)	42	5	42	5
Additional paid-in capital	2,550,653	329,112	4,889,608	630,909
Accumulated other comprehensive loss	(8,742)	(1,128)	(8,742)	(1,128)
Retained earnings	408,081	52,655	408,081	52,655
Total shareholders' equity	2,950,070	380,649	5,289,032	682,447

 DIVIDEND POLICY

        Our board of directors has discretion on whether to distribute dividends. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Even if we decide dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

        We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

        We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our subsidiaries in Hong Kong and China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See "Item 4. Information on the Company—B. Business Overview—Regulation—Overview of the Laws and Regulations Relating to Our Business and Operations in China—Regulations on Dividend Distribution" in our 2019 Annual Report, which is incorporated by reference in the accompanying prospectus.

        If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of the ordinary shares underlying the ADSs to the depositary, as the registered holder of such ordinary shares, and the depositary then will pay such amounts to the ADS holders in proportion to ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See "Description of American Depositary Shares" in the accompanying prospectus. Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

 PRINCIPAL SHAREHOLDERS

        Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus supplement:

  •
  each of our directors and executive officers; and

  •
  each person known to us to own beneficially 5% or more of our ordinary shares.

        The calculations in the table below are based on 1,006,624,960 ordinary shares outstanding as of July 31, 2020, comprising of 462,072,909 Class A ordinary shares (excluding 76,621,036 Class A ordinary shares issued to our depositary bank for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards under our share incentive plans) and 544,552,051 Class B ordinary shares outstanding.

        Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to This Offering				Ordinary Shares Beneficially Owned After This Offering
	Class A Ordinary Shares	Class B Ordinary Shares	% of Total Ordinary Shares†	% of Aggregate Voting Power††	Class A Ordinary Shares	Class B Ordinary Shares	% of Total Ordinary Shares†	% of Aggregate Voting Power††
Directors and Executive Officers**:
Leaf Hua Li(1)	—	403,750,000	40.1%	71.1%	—	403,750,000	37.3%	70.7%
Arthur Yu Chen(2)	*	*	*	*	*	*	*	*
Nineway Jie Zhang	*	*	*	*	*	*	*	*
Shan Lu(3)	—	—	—	—	—	—	—	—
Eric Chi Zhang(4)	—	—	—	—	—	—	—	—
Robin Li Xu	*	*	*	*	*	*	*	*
Vic Haixiang Li(5)	—	—	—	—	—	—	—	—
Brenda Pui Man Tam(6)	—	—	—	—	—	—	—	—
All Directors and Executive Officers as a Group	9,239,720	403,750,000	41.0%	71.2%	9,239,720	403,750,000	38.1%	70.7%
Principal Shareholders:
Entities affiliated with Leaf Hua Li(1)	—	403,750,000	40.1%	71.1%	—	403,750,000	37.3%	70.7%
Entities affiliated with Tencent(7)	163,019,097	140,802,051	30.2%	26.2%	163,019,097	140,802,051	28.1%	26.1%

Notes:

*
Aggregate number of shares accounts for less than 1% of our total ordinary shares on an as-converted basis outstanding as of the date of this prospectus supplement.

**
Except as indicated otherwise below, the business address of our directors and executive officers is 28/F, Unit 1, Building D, Kexing Science Park, 15 Keyuan Road, Technology Park, Nanshan District, Shenzhen, People's Republic of China.

†
For each person and group included in this column, percentage ownership is calculated by dividing the total number of ordinary shares beneficially owned by such person or group by the sum of the total number of shares outstanding and the number of ordinary shares such person or group has the right to acquire upon exercise of option, warrant or other right within 60 days after the date of this prospectus supplement.

††
For each person or group included in this column, percentage of total voting power represents voting power based on both Class A and Class B ordinary shares held by such person or group with respect to all outstanding shares of our Class A and Class B ordinary shares as a single class. Each holder of our Class A ordinary shares is entitled to one vote per share. Each holder of our Class B ordinary shares is entitled to twenty votes per share. Our Class B ordinary shares are convertible at any time by the holder into Class A ordinary shares on a one-for-one basis, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

(1)
Represents 302,812,500 Class B ordinary shares held by Lera Ultimate Limited, a BVI business company, and 100,937,500 Class B ordinary shares held by Lera Infinity Limited, a BVI business company. Lera Ultimate Limited is ultimately owned by Lera Direction Plus Trust, and Lera Infinity Limited is ultimately owned by Lera Target Trust. Under the terms of these two trusts, Mr. Li has the sole power to direct the retention or disposal of, and the exercise of any voting and other rights attached to the shares held by Lera Ultimate Limited and Lera Infinity Limited in our company. The registered address of each of Lera Ultimate Limited and Lera Infinity Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(2)
The business address of Mr. Arthur Yu Chen is 11/F, Bangkok Bank Building, No. 18 Bonham Strand W, Sheung Wan, Hong Kong S.A.R., People's Republic of China.

(3)
The business address of Mr. Shan Lu is Building A, No. 12, Shenzhenwan Science and Technology Ecological Garden, Yuehai Subdistrict, Nanshan District, Shenzhen, People's Republic of China.

(4)
The business address of Mr. Eric Chi Zhang is Suite 5704-07, Two IFC, 8 Finance Street, Central, Hong Kong.

(5)
The business address of Mr. Vic Haixiang Li is Suite 7013, 70/F, Two International Finance Centre, 8 Finance Street, Central, Hong Kong S.A.R., People's Republic of China.

(6)
The business address of Ms. Brenda Pui Man Tam is 65 Dot Ave, Campbell, CA, 95008, the United States of America.

(7)
Represents (i) 28,840,949 Class A ordinary shares and 140,802,051 Class B ordinary shares directly held by Qiantang River Investment Limited, a limited liability company incorporated in British Virgin Islands, (ii) 71,024,142 Class A ordinary shares directly held by Image Frame Investment (HK) Limited, a limited liability company incorporated in Hong Kong, (iii) 28,205,205 Class A ordinary shares directly held by TPP Follow-on I Holding A Limited, a limited liability company incorporated in the Cayman Islands, (iv) 29,615,465 Class A ordinary shares directly held by TPP Opportunity I Holding A Limited, a limited liability company incorporated in the Cayman Islands, and (v) 5,333,336 Class A ordinary shares represented by 666,667 ADSs held of record by Tencent Mobility Limited, a limited liability company incorporated in Hong Kong. Qiantang River Investment Limited, Image Frame Investment (HK) Limited, TPP Follow-on I Holding A Limited and TPP Opportunity I Holding A Limited are investing entities either directly or beneficially owned by, and Tencent Mobility Limited is a wholly-owned subsidiary of Tencent Holdings Limited, and they are collectively referred to as entities affiliated with Tencent. Tencent Holdings Limited is a limited liability company incorporated in the Cayman Islands and is listed on the Hong Kong Stock Exchange. The registered address of Qiantang River Investment Limited is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, VG1110, British Virgin Islands. The registered address of Image Frame Investment (HK) Limited is 29/F., Three Pacific Place, No. 1, Queen's Road East, Wanchai, Hong Kong. The registered address of TPP Follow-on I Holding A Limited is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The registered address of TPP Opportunity I Holding A Limited is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The registered address of Tencent Mobility Limited is 29/F, Three Pacific Place, No. 1 Queen's Road East, Wanchai, Hong Kong.

        To our knowledge, as of July 31, 2020, a total of 223,950,744 Class A ordinary shares are held by one record holder in the United States, representing 22.2% of our total outstanding shares. The holder is The Bank of New York Mellon, the depositary of our ADS program. None of our outstanding Class B ordinary shares are held by record holders in the United States. The number of beneficial owners of our ADSs in the United States is likely to be much larger than the number of record holders of our ordinary shares in the United States.

        We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

TAXATION

        The following summary of the material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in the ADSs or our Class A ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus supplement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in the ADSs or our Class A ordinary shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, China and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, and to the extent it relates to PRC tax law, it represents the opinion of CM Law Firm, our counsel as to PRC law.

Cayman Islands Taxation

        The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

        Our company has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has obtained an undertaking from the Financial Secretary of the Cayman Islands as to tax concessions under the Tax Concessions Law (2018 Revision). In accordance with the provision of Section 6 of The Tax Concessions Law (2018 Revision), the Financial Secretary has undertaken with our company:

  •
  that no law which is hereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to our company or its operations; and

  •
  in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

  (i)
  on or in respect of the shares, debentures or other obligations of our company; or

  (ii)
  by way of the withholding, in whole or part, of any relevant payment as defined in the Tax Concessions Law (2018 Revision).

        These concessions shall be for a period of 20 years from February 20, 2019.

People's Republic of China Taxation

        Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside China with "de facto management body" within China is considered a resident enterprise. The implementation rules define the term "de facto management body" as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the "de facto management body" of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation's general position on how the "de facto management body" text should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its "de facto management body" in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in China; (ii) decisions relating to the enterprise's financial and human resource matters are made or are subject to approval by organizations or personnel in China; (iii) the enterprise's primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in China; and (iv) at least 50% of voting board members or senior executives habitually reside in China.

        We believe that Futu Holdings Limited is not a PRC resident enterprise for PRC tax purposes. Futu Holdings Limited is not controlled by a PRC enterprise or PRC enterprise group and we do not believe that Futu Holdings Limited meets all of the conditions above. Futu Holdings Limited is a company incorporated outside China. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside China. In addition, we are not aware of any offshore holding companies with a similar corporate structure as ours ever having been deemed a PRC "resident enterprise" by the PRC tax authorities. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term "de facto management body."

        If the PRC tax authorities determine that Futu Holdings Limited is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of the ADSs. In addition, non-resident enterprise shareholders (including the ADS holders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within China. It is unclear whether our non-PRC individual shareholders (including the ADS holders) would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is also unclear whether non-PRC shareholders of Futu Holdings Limited would be able to claim the benefits of any tax treaties between their country of tax residence and China in the event that Futu Holdings Limited is treated as a PRC resident enterprise. See "Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income" in our 2019 Annual Report, which is incorporated by reference in the accompanying prospectus.

United States Federal Income Tax Considerations

        The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of the ADSs or our ordinary shares by a U.S. Holder (as defined below) that acquires the ADSs in this offering and holds the ADSs as "capital assets" (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended (the "Code"). This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the "IRS") with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, Medicare, and alternative minimum tax considerations, or any state, local and non-U.S. tax considerations, relating to the ownership or disposition of the ADSs or our ordinary shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

  •
  banks and other financial institutions;

  •
  insurance companies;

  •
  pension plans;

  •
  cooperatives;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  broker-dealers;

  •
  traders that elect to use a mark-to-market method of accounting;

  •
  certain former U.S. citizens or long-term residents;

  •
  tax-exempt entities (including private foundations);

  •
  individual retirement accounts or other tax-deferred accounts;

  •
  persons liable for alternative minimum tax;

  •
  persons who acquire their ADSs or ordinary shares pursuant to any employee share option or otherwise as compensation;

  •
  investors that will hold their ADSs or ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

  •
  investors that have a functional currency other than the U.S. dollar;

  •
  persons that actually or constructively own 10% or more of the ADSs or our ordinary shares (by vote or value);

  •
  persons required to accelerate the recognition of any item of gross income with respect to their ADSs or ordinary shares as a result of such income being recognized on an applicable financial statement; or

  •
  partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding ADSs or ordinary shares through such entities;

all of whom may be subject to tax rules that differ significantly from those discussed below.

        Each U.S. Holder is urged to consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S. and other tax considerations of the ownership and disposition of the ADSs or our ordinary shares.

General

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of the ADSs or our ordinary shares that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the laws of the United States or any state thereof or the District of Columbia;

  •
  an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

        If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the ADSs or our ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding the ADSs or our ordinary shares and their partners are urged to consult their tax advisors regarding an investment in the ADSs or our ordinary shares.

        For U.S. federal income tax purposes, a U.S. Holder of ADSs will generally be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of the ADSs will be treated in this manner. Accordingly, deposits or withdrawals of ordinary shares for ADSs will generally not be subject to U.S. federal income tax.

Passive Foreign Investment Company Considerations

        A non-U.S. corporation, such as our company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year if either (i) 75% or more of its gross income for such year consists of certain types of "passive" income or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company's goodwill and other unbooked intangibles are taken into account. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.

        Although the law in this regard is not entirely clear, we treat our VIE (and its subsidiary) as being owned by us for U.S. federal income tax purposes because we control their management decisions and are entitled to substantially all of the economic benefits associated with them, and, as a result, we consolidate their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we are not the owner of the VIE (and its subsidiary) for U.S. federal income tax purposes, we may be treated as a PFIC for the current taxable year and any subsequent taxable year.

        Assuming that we are the owner of the VIE (and its subsidiary) for U.S. federal income tax purposes, and based upon our current and projected income and assets, we do not believe that we were a PFIC for the taxable year ended December 31, 2019 and do not expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC is a factual determination made annually that will depend, in part, upon the composition and classification of our income and assets. Because there are uncertainties in the application of the relevant rules, it is possible that the IRS may challenge our classification of certain income and assets as non-passive which may result in our being or becoming a PFIC in the current or subsequent years. Furthermore, fluctuations in the market price of the ADSs may cause us to be classified as a PFIC for the current or future taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill and unbooked intangibles, may be determined by reference to the market price of the ADSs from time to time (which may be volatile). Among other matters, if our market capitalization declines, we may be or become a PFIC for the current or future taxable years. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where our revenue from activities that produce passive income significantly increases relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase.

        If we are a PFIC for any year during which a U.S. Holder holds the ADSs or our ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds the ADSs or our ordinary shares.

        The discussion below under "—Dividends" and "—Sale or Other Disposition" is written on the basis that we are not, will not be or become classified as a PFIC for U.S. federal income tax purposes. The U.S. federal income tax rules that apply generally if we are treated as a PFIC are discussed below under "—Passive Foreign Investment Company Rules."

Dividends

        Subject to the discussion below under "Passive Foreign Investment Company Rules," any cash distributions paid on the ADSs or our ordinary shares (including the amount of any PRC tax withheld) out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of ordinary shares, or by the depositary, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a "dividend" for U.S. federal income tax purposes. Dividends received on the ADSs or our ordinary shares will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

        Individuals and other non-corporate U.S. Holders will be subject to tax on any such dividends at the lower capital gain tax rate applicable to "qualified dividend income," provided that certain conditions are satisfied, including that (1) the ADSs or our ordinary shares on which the dividends are paid are readily tradable on an established securities market in the United States, or, in the event that we are deemed to be a PRC resident enterprise under the PRC tax law, we are eligible for the benefit of the U.S.-PRC income tax treaty (the "Treaty"), (2) we are neither a PFIC nor treated as such with respect to a U.S. Holder (as discussed below) for the taxable year in which the dividend is paid and the preceding taxable year, and (3) certain holding period requirements are met. For this purpose, ADSs listed on the Nasdaq Stock Market will generally be considered to be readily tradable on an established securities market in the United States. U.S. Holders are urged to consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to the ADSs or our ordinary shares. In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law (see "Taxation—People's Republic of China Taxation"), we may be eligible for the benefits of the Treaty. If we are eligible for such benefits, dividends we pay on our ordinary shares, regardless of whether such shares are represented by the ADSs, and regardless of whether the ADSs are readily tradable on an established securities market in the United States, would be eligible for the reduced rate of taxation described in this paragraph.

        For U.S. foreign tax credit purposes, dividends paid on the ADSs or our ordinary shares generally will be treated as income from foreign sources and generally will constitute passive category income. In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, a U.S. Holder may be subject to PRC withholding taxes on dividends paid on the ADSs or our ordinary shares (see "Taxation—People's Republic of China Taxation"). Depending on the U.S. Holder's particular facts and circumstances and subject to a number of complex conditions and limitations, PRC withholding taxes on dividends that are non-refundable under the Treaty may be treated as foreign taxes eligible for credit against a U.S. Holder's U.S. federal income tax liability. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition

        A U.S. Holder will generally recognize gain or loss upon the sale or other disposition of ADSs or ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder's adjusted tax basis in such ADSs or ordinary shares. The gain or loss will generally be capital gain or loss. Any capital gain or loss will be long term if the ADSs or ordinary shares have been held for more than one year. Non-corporate U.S. Holders (including individuals) generally will be subject to United States federal income tax on long-term capital gain at preferential rates. The deductibility of a capital loss may be subject to limitations. Any such gain or loss that the U.S. Holder recognizes will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes, which will generally limit the availability of foreign tax credits. However, in the event we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, we may be eligible for the benefits of the Treaty. In such event, if PRC tax were to be imposed on any gain from the disposition of the ADSs or ordinary shares, a U.S. Holder that is eligible for the benefits of the Treaty may elect to treat such gain as PRC source income. If a U.S. Holder is not eligible for the benefits of the Treaty or fails to make the election to treat any gain as foreign source, then such U.S. Holder may not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of the ADSs or ordinary shares unless such credit can be applied (subject to applicable limitations) against United States federal income tax due on other income derived from foreign sources in the same income category (generally, the passive category). Each U.S. Holder is advised to consult its tax advisor regarding the tax consequences if a foreign tax is imposed on a disposition of the ADSs or our ordinary shares, including the availability of the foreign tax credit under its particular circumstances.

Passive Foreign Investment Company Rules

        If we are classified as a PFIC for any taxable year during which a U.S. Holder holds the ADSs or our ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder's holding period for the ADSs or ordinary shares), and (ii) any gain realized on the sale or other disposition of ADSs or ordinary shares. Under the PFIC rules:

  •
  the excess distribution or gain will be allocated ratably over the U.S. Holder's holding period for the ADSs or ordinary shares;

  •
  the amount allocated to the current taxable year and any taxable years in the U.S. Holder's holding period prior to the first taxable year in which we are classified as a PFIC (each, a "pre-PFIC year"), will be taxable as ordinary income; and

  •
  the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest income tax rate in effect for individuals or corporations, as appropriate, for that year, increased by an additional tax equal to the interest on the resulting tax deemed deferred with respect to each such taxable year.

        If we are a PFIC for any taxable year during which a U.S. Holder holds the ADSs or our ordinary shares and any of our subsidiaries, our VIE or the subsidiary of our VIE is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier

PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries, our VIE or any of the subsidiary of our VIE.

        As an alternative to the foregoing rules, a U.S. Holder of "marketable stock" (as defined below) in a PFIC may make a mark-to-market election with respect to such stock. If a U.S. Holder makes this election with respect to the ADSs, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but such deduction will only be allowed to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder's adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of the ADSs and we cease to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that we are not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of the ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

        The mark-to-market election is available only for "marketable stock," which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable United States Treasury regulations. The ADSs, but not our ordinary shares, are traded on a qualified exchange or other market upon their listing on the Nasdaq Global Select Market. We anticipate that the ADSs should qualify as being regularly traded, but no assurances may be given in this regard.

        Because a mark-to-market election cannot technically be made for any lower-tier PFICs that we may own, a U.S. Holder who made a mark-to-market election with respect to our ADSs may continue to be subject to the PFIC rules with respect to such U.S. Holder's indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

        We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.

        If a U.S. Holder owns the ADSs or our ordinary shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621, whether or not a mark-to-market election is or has been made. You should consult your tax advisor regarding the U.S. federal income tax consequences of owning and disposing of the ADSs or our ordinary shares if we are or become a PFIC.

UNDERWRITING

        We and the underwriters named below have entered into an underwriting agreement with respect to the ADSs being offered. Under the terms and subject to certain conditions in the underwriting agreement, each underwriter has severally agreed to purchase, and we have agreed to sell to them, severally, the number of ADSs indicated in the following table. Goldman Sachs (Asia) L.L.C., Credit Suisse Securities (USA) LLC, UBS Securities LLC and Haitong International Securities Company Limited are acting as representatives of the underwriters.

Underwriters	Number of ADSs
Goldman Sachs (Asia) L.L.C.	4,275,000
Credit Suisse Securities (USA) LLC	2,612,500
UBS Securities LLC	1,187,500
Haitong International Securities Company Limited	1,425,000

Total	9,500,000

        The underwriters are committed to, severally but not jointly, take and pay for all of the ADSs being offered, if any are taken, other than the ADSs covered by the option described below unless and until this option is exercised. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

        The underwriters have an option to purchase up to an additional 1,425,000 ADSs from us to cover sales by the underwriters of a greater number of ADSs than the total number set forth in the table above. They may exercise that option for 30 days from the date of this prospectus supplement. If any ADSs are purchased pursuant to this option, the underwriters will severally purchase ADSs in approximately the same proportion as set forth in the table above.

        The following table shows the per ADS and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to additional ADSs.

Paid by Us	No Exercise		Full Exercise
Per ADS	US$	1.155	US$	1.155
Total	US$	10,972,500.00	US$	12,618,375.00

        ADSs sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any ADSs sold by the underwriters to securities dealers may be sold at a discount of up to US$0.693 per ADS from the public offering price. After the initial offering of the ADSs, the representatives may change the offering price and the other selling terms. The offering of the ADSs by the underwriters is subject to their receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions.

        Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. Goldman Sachs (Asia) L.L.C. will offer ADSs in the United States through its SEC-registered broker-dealer affiliate in the United States, Goldman Sachs & Co. LLC. Haitong International Securities Company Limited will offer ADSs in the United States through its SEC-registered broker-dealer affiliate in the United States, Haitong International Securities (USA) Inc. The address of Goldman Sachs (Asia) L.L.C. is 68th Floor, Cheung Kong Center,

2 Queen's Road Central, Central, Hong Kong. The address of Credit Suisse Securities (USA) LLC is Eleven Madison Avenue, New York, New Yok 10010, U.S.A. The address of UBS Securities LLC is 1285 Avenue of the Americas, New York, NY 10019, U.S.A. The address of Haitong International Securities Company Limited is 22/F, Li Po Chun Chambers, 189 Des Voeux Road Central, Hong Kong,

        We, our executive officers, directors and certain of our shareholders have agreed with the underwriters, subject to certain exceptions, to certain lock-up restrictions in respect of our ordinary shares, the ADSs or securities convertible into or exchangeable for our ordinary shares or the ADSs during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of the representatives.

        The ADSs are listed on the Nasdaq Global Market under the symbol "FUTU."

        In connection with the offering, the underwriters may purchase and sell ADSs in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A "covered short position" is a short position that is not greater than the amount of additional ADSs for which the underwriters' option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to cover the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase additional ADSs pursuant to the option described above. "Naked" short sales are any short sales that create a short position greater than the amount of additional ADSs for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for, or purchases of, ADSs made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ADSs, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the Nasdaq Global Market, in the over-the-counter market or otherwise.

        We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately US$0.7 million.

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

        The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of ADSs offered by them.

        This prospectus supplement and the accompanying prospectus in electronic format will be made available on the websites maintained by one or more of the underwriters or one or more securities dealers. One or more of the underwriters may distribute this prospectus supplement and the accompanying prospectus electronically. The underwriters may agree to allocate a number of ADSs for sale to their online brokerage account holders. ADSs to be sold pursuant to an internet distribution will be allocated on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriters' websites and any information contained in any other website maintained by any of the underwriters is not part of this prospectus supplement or the accompanying prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

        No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus supplement nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Australia

        This document has not been lodged with the Australian Securities & Investments Commission and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

          (a)   You confirm and warrant that you are either:

      •
      a "sophisticated investor" under section 708(8)(a) or (b) of the Corporations Act 2001 (Cth) of Australia, or the Corporations Act;

      •
      a "sophisticated investor" under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant's certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

      •
      a person associated with the company under section 708(12) of the Corporations Act; or

      •
      a "professional investor" within the meaning of section 708(11)(a) or (b) of the Corporations Act;

  and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act, any offer made to you under this document is void and incapable of acceptance; and

          (b)   You warrant and agree that you will not offer any of the ADSs issued to you pursuant to this document for resale in Australia within 12 months of those ADSs being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Canada

        The ADSs may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

        This prospectus supplement does not constitute a public offer of the ADSs or our Class A ordinary shares, whether by way of sale or subscription, in the Cayman Islands. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or our Class A ordinary shares in the Cayman Islands.

Dubai International Financial Center, or DIFC

        This prospectus supplement relates to an exempt offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority, or DFSA. This prospectus supplement is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with exempt offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The ADSs which are the subject of this offering contemplated by this prospectus supplement may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

        In relation to its use in the DIFC, this prospectus supplement is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

European Economic Area and the United Kingdom

        In relation to each Member State of the European Economic Area and the United Kingdom (each a "Relevant State"), no ADSs have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of ADSs may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

  •
  to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

  •
  to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

  •
  in any other circumstances falling within Article 1(4) of the Prospectus Regulation.

        For the purposes of this provision, the expression an "offer to the public" in relation to any ADSs in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs, and the expression "Prospectus Regulation" means Regulation (EU) 2017/1129.

Hong Kong

        The ADSs may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong), or the Companies (Winding Up and Miscellaneous Provisions) Ordinance, or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), or the Securities and Futures Ordinance, or (ii) to "professional investors" as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Japan

        The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Korea

        The ADSs may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The ADSs have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the ADSs may not be resold to Korean residents unless the purchaser of the ADSs complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the ADSs.

Kuwait

        Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 "Regulating the Negotiation of Securities and Establishment of Investment Funds," its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus supplement (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia

        No prospectus or other offering material or document in connection with the offer and sale of the ADSs has been or will be registered with the Securities Commission of Malaysia, or the Commission, for the Commission's approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services Licence; (iii) a person who acquires the ADSs, as principal, if the offer is on terms that the ADSs may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic

bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the ADSs is made by a holder of a Capital Markets Services Licence who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus supplement is subject to Malaysian laws. This prospectus supplement does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

People's Republic of China

        This prospectus supplement may not be circulated or distributed in the PRC and the ADSs may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Qatar

        In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person's request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus supplement and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus supplement shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus supplement by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Saudi Arabia

        This prospectus supplement may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus supplement, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus supplement. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus supplement you should consult an authorized financial adviser.

Singapore

        This prospectus supplement has not been registered as a prospectus in Singapore with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other documents or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, or (ii) to a relevant person pursuant to Section 275(1), or to any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the ADSs are subscribed or purchased under section 275 of the SFA by a relevant person which is:

          (a)   a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

          (b)   a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest in that trust shall not be transferred within six (6) months after that corporation or that trust has acquired the ADSs pursuant to an offer made under section 275 of the SFA except:

            (i)  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

           (ii)  where no consideration is or will be given for the transfer;

          (iii)  where the transfer is by operation of law;

          (iv)  as specified in section 276(7) of the SFA; or

           (v)  as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

        Notification under Section 309B(1)(c) of the SFA:    We have determined that the ADSs shall be (A) prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and (B) Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

        The ADSs will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to our company or the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of the ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the "CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the ADSs.

Taiwan

        The ADSs have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ADSs in Taiwan.

United Arab Emirates

        The ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (1) in compliance with all applicable laws and regulations of the United Arab Emirates; and (2) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

United Kingdom

        In the United Kingdom, this prospectus supplement is only addressed to and directed as qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order); or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

 LEGAL MATTERS

        We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Latham & Watkins LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Class A ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to Hong Kong law will be passed upon for us by Clifford Chance. Certain legal matters as to PRC law will be passed upon for us by CM Law Firm and for the underwriters by Han Kun Law Offices. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and CM Law Firm with respect to matters governed by PRC law. Latham & Watkins LLP may rely upon Han Kun Law Offices with respect to matters governed by PRC law.

 WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are applicable to a foreign private issuer. We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available over the Internet at the SEC's website at http://www.sec.gov. Our website is http://ir.futuholdings.com. The information contained on, or linked from, our website is not a part of this prospectus.

        This prospectus supplement is part of a registration statement we filed with the SEC, using a shelf registration process under the Securities Act, relating to the securities to be offered. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus supplement and the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

PROSPECTUS

Futu Holdings Limited

Class A Ordinary Shares

        We may from time to time in one or more offerings offer and sell our Class A ordinary shares, including Class A ordinary shares represented by American depositary shares, or ADSs.

        In addition, from time to time, selling shareholders named in a prospectus supplement may offer to resell our Class A ordinary shares or ADSs held by them. We will not receive any proceeds from the resale of our Class A ordinary shares or ADSs by the selling shareholders.

        We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

        These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities, their compensation and any over-allotment options held by them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of these securities, see the section entitled "Plan of Distribution" beginning on page 31 of this prospectus.

        The ADSs are listed on the Nasdaq Stock Market under the symbol "FUTU." On August 14, 2020, the closing price of the ADSs on the Nasdaq Global Market was US$33.23 per ADS.

        Investing in our securities involves a high degree of risk. You should carefully consider the risks included in any prospectus supplement or in the documents incorporated by reference into this prospectus before you invest in our securities.

        This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 17, 2020

i

ABOUT THIS PROSPECTUS

        We are a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC. By using an automatic shelf registration statement, we or any selling shareholder may, at any time and from time to time, sell the securities described in this prospectus in one or more offerings. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus or any prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC's rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

        You should carefully read this document and any applicable prospectus supplement. You should also read the documents we have referred you to under "Where You Can Find More Information About Us" and "Incorporation of Documents by Reference" below for information on our company, the risks we face and our financial statements. The registration statement and exhibits can be read on the SEC's website as described under "Where You Can Find More Information About Us."

        In this prospectus, unless otherwise indicated or unless the context otherwise requires:

  •
  "ADSs" refers to American depositary shares, each of which represents eight Class A ordinary shares;

  •
  "China" or "PRC" refers to the People's Republic of China, excluding, for the purpose of this prospectus only, Taiwan, Hong Kong, and Macau;

  •
  "Futu," "we," "us," "our company" and "our" are to Futu Holdings Limited, our Cayman Islands holding company and its subsidiaries, its consolidated affiliated entities;

  •
  "shares" or "ordinary shares" refers to our Class A and Class B ordinary shares, par value US$0.00001 per share; and

  •
  "US$," "U.S. dollars," "$," and "dollars" refer to the legal currency of the United States.

 FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference in this prospectus may contain forward-looking statements that reflect our current or then-current expectations and views of future events. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

        You can identify some of these forward-looking statements by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "likely to," "potential," "continue" or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements relating to:

  •
  our mission, goals and strategies;

  •
  our future business development, financial condition and results of operations;

  •
  the trends in, expected growth and the market size of the online and mobile trading and other financial services industry in China, Hong Kong and globally;

  •
  expected changes in our revenues, costs or expenditures;

  •
  our expectations regarding demand for and market acceptance of our products and services;

  •
  our expectations regarding our relationships with users, clients and third-party business partners;

  •
  competition in our industry;

  •
  our proposed use of proceeds;

  •
  the impact of the COVID-19 pandemic;

  •
  relevant government policies and regulations relating to our industry; and

  •
  general economic, business and socio-political conditions in China, Hong Kong, the United States and other markets we have businesses.

        The forward-looking statements included in this prospectus and the documents incorporated by reference are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors disclosed in the documents incorporated by reference in this prospectus or in any accompanying prospectus supplement.

        We would like to caution you not to place undue reliance on these forward-looking statements and you should read these statements in conjunction with the risk factors disclosed in the documents incorporated by reference in this prospectus or in any accompanying prospectus supplement for a more complete discussion of the risks of an investment in our securities. The forward-looking statements included in this prospectus or incorporated by reference into this prospectus are made only as of the date of this prospectus or the date of the incorporated document, and we do not undertake any obligation to update the forward-looking statements except as required under applicable law.

 CORPORATE INFORMATION

        Our principal executive offices are located at 11/F, Bangkok Bank Building, No. 18 Bonham Strand W, Sheung Wan, Hong Kong S.A.R., People's Republic of China. Our telephone number at this address is +852 2523-3588. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

        The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. You can also find information on our website at http://ir.futuholdings.com/. The information contained on our website is not a part of this prospectus.

RISK FACTORS

        Please see the factors set forth under "Item 3. Key Information—D. Risk Factors" in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated by reference in this prospectus, and any accompanying prospectus supplement before investing in any securities that may be offered pursuant to this prospectus.

 USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the securities we offer as set forth in the applicable prospectus supplement(s). The specific allocations of the proceeds we receive from the sale of our securities will be described in the applicable prospectus supplement(s). We will not receive proceeds from sales of securities by persons other than us except as may otherwise be stated in any applicable prospectus supplement(s).

 DESCRIPTION OF SHARE CAPITAL

        We are a Cayman Islands exempted company with limited liability and our corporate affairs are governed by our memorandum and articles of association, as amended and restated from time to time, the Companies Law (as amended) of the Cayman Islands, which is referred to as the Companies Law below, and the common law of the Cayman Islands.

        As of the date of this prospectus, our authorized share capital is US$500,000 divided into 50,000,000,000 shares, comprising of (i) 48,700,000,000 Class A ordinary shares of a par value of US$0.00001 each, (ii) 800,000,000 Class B ordinary shares of a par value of US$0.00001 each, and (iii) 500,000,000 shares of a par value of US$0.00001 each of such class or classes (however designated) as the board of directors may determine in accordance with our fourth amended and restated memorandum and articles of association (the "Memorandum and Articles of Association").

        The following are summaries of material provisions of our Memorandum and Articles of Association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

        Objects of Our Company.    Under our Memorandum and Articles of Association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

        Ordinary Shares.    Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of our Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. Each Class A ordinary share shall entitle the holder thereof to one vote on all matters subject to vote at our general meetings, and each Class B ordinary share shall entitle the holder thereof to twenty (20) votes on all matters subject to vote at our general meetings. Our ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.

        Conversion.    Class B ordinary shares may be converted into the same number of Class A ordinary shares by the holders thereof at any time, while Class A ordinary shares cannot be converted into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of any Class B ordinary shares by a holder thereof to any non-affiliate of such holder, each of such Class B ordinary shares will be automatically and immediately converted into one Class A ordinary share.

        Dividends.    The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors or declared by our shareholders by ordinary resolution (provided that no dividend may be declared by our shareholders which exceeds the amount recommended by our directors). Our Memorandum and Articles of Association provide that dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our board of directors determine is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Law. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

        Voting Rights.    Holders of Class A ordinary shares and Class B ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any general meeting of the Company. Each Class A ordinary share shall be entitled to one vote on all matters subject to the vote at general meetings of our company, and each Class B ordinary share shall be entitled to twenty (20) votes on all matters subject to the vote at general meetings of our company. At any general meeting a resolution put to the vote at the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman of such meeting or any one shareholder present in person or by proxy.

        An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares which are cast at the meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the issued and outstanding ordinary shares which are cast at the meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Law and our Memorandum and Articles of Association. A special resolution will be required for important matters such as a change of name or making changes to our Memorandum and Articles of Association.

        General Meetings of Shareholders.    As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders' annual general meetings. Our Memorandum and Articles of Association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

        Shareholders' general meetings may be convened by the chairman of our board or a majority of our board of directors. Advance notice of at least ten (10) calendar days is required for the convening of our annual general shareholders' meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of one or more shareholders present or by proxy, holding shares which carry in aggregate not less than one-third of all votes attaching to all of our shares in issue and entitled to vote at such general meeting.

        The Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our Memorandum and Articles of Association provide that upon the requisition of one or more shareholders holding shares which carry in aggregate not less than one-third of the total number of votes attaching to all outstanding and issued shares of our company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our Memorandum and Articles of Association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

        Board of Directors.    Unless otherwise determined by us in a general meeting, the number of directors shall not be less than three (3) directors, the exact number of directors to be determined from time to time by the board of directors. We may appoint any person to be a director by ordinary resolution, and the board may, by the affirmative vote of a simple majority of the remaining directors present and voting at a board meeting, appoint any person as a director, to fill a casual vacancy on the board or as an addition to the existing board.

        Notwithstanding anything in the Memorandum and Articles of Association, for as long as the Tencent Investors (as defined in the Memorandum and Articles of Association) together hold at least 91,671,323 shares of the Company (as may be adjusted by share splits, recapitalization, reorganization, consolidation or other similar transaction), the Tencent Investors shall have the right to appoint one (1) director to the board ("Tencent Director") by sending a joint notice to the registered office of the Company. The Tencent Director may only be removed as directed or approved by both Tencent Investors, and any vacancies created by the resignation, removal or death of the Tencent Director shall be filled pursuant to the term described above. The term of the Tencent Director shall automatically end once the Tencent Investors together hold less than 91,671,323 shares of the Company (as may be adjusted by share splits, recapitalization, reorganization, consolidation or other similar transaction).

        Transfer of Ordinary Shares.    Subject to the restrictions set out in our Memorandum and Articles of Association as set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in writing and in any usual or common form approved by our board, and shall be executed by or on behalf of the transferor, and if in respect of any nil or partly paid up share or if so required by our directors, shall also be executed by or on behalf of by the transferee.

        Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

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  the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

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  the instrument of transfer is in respect of only one class of ordinary shares;

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  the instrument of transfer is properly stamped, if required;

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  in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

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  a fee of such maximum sum as the Nasdaq Global Market may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

        If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

        The registration of transfers may, after compliance with any notice required of the Nasdaq Global Market, be suspended and the register of members closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register of members closed for more than 30 days in any year as our board may determine.

        Liquidation.    On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.

        Calls on Shares and Forfeiture of Shares.    Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

        Redemption, Repurchase and Surrender of Shares.    We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors, or by a special resolution of our shareholders. Our Company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Law, the redemption or repurchase of any share may be paid out of our Company's profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares issued and outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

        Variations of Rights of Shares.    If at any time, our share capital is divided into different classes of shares, the rights attached to any class of shares (unless otherwise provided by the terms of issue of the shares of that class), whether or not our company is being wound-up, may be varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the issued shares of that class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

        Issuance of Additional Shares.    Our Memorandum and Articles of Association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

        Our Memorandum and Articles of Association also authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

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  the designation of the series;

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  the number of shares of the series;

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  the dividend rights, dividend rates, conversion rights, voting rights; and

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  the rights and terms of redemption and liquidation preferences.

        Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

        Inspection of Books and Records.    Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See "Item 10. Additional Information—H. Document on Display" in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated in this prospectus by reference.

        Anti-Takeover Provisions.    Some provisions of our Memorandum and Articles of Association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

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  authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

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  limit the ability of shareholders to requisition and convene general meetings of shareholders.

        However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

        Exempted Company.    We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

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  does not have to file an annual return of its shareholders with the Registrar of Companies;

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  is not required to open its register of members for inspection;

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  does not have to hold an annual general meeting;

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  may issue shares with no par value;

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  may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

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  may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

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  may register as a limited duration company; and

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  may register as a segregated portfolio company.

        "Limited liability" means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Registered Office and Objects

        Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other location within the Cayman Islands as our directors may from time to time decide. The objects for which our company is established are unrestricted and we have full power and authority to carry out any object not prohibited by the Companies Law or any other law of the Cayman Islands.

Differences in Corporate Law

        The Companies Law is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Law and the current Companies Act of England. In addition, the Companies Law differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

        Mergers and Similar Arrangements.    The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) "merger" means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a "consolidation" means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company's articles of association.

The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

        A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a "parent" of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

        The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

        Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided that the dissenting shareholder complies strictly with the procedures set out in the Companies Law. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

        Separate from the statutory provisions relating to mergers and consolidations, the Companies Law also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

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  the statutory provisions as to the required majority vote have been met;

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  the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

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  the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

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  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

        The Companies Law also contains a statutory power of compulsory acquisition which may facilitate the "squeeze out" of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

        If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

        Shareholders' Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

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  a company acts or proposes to act illegally or ultra vires;

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  the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

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  those who control the company are perpetrating a "fraud on the minority."

        Indemnification of Directors and Executive Officers and Limitation of Liability.    Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles of Association provide that our directors and officers shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than by reason of such person's own dishonesty, willful default or fraud, in or about the conduct of our company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we have entered into indemnification agreements with each of our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our Memorandum and Articles of Association.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        Anti-Takeover Provisions in the Memorandum and Articles of Association.    Some provisions of our Memorandum and Articles of Association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

        However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

        Directors' Fiduciary Duties.    Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

        As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

        Shareholder Action by Written Consent.    Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our post-offering memorandum and articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

        Shareholder Proposals.    Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders; provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

        The Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our Memorandum and Articles of Association provides that, on the requisition of shareholders holding shares representing in aggregate not less than one-third (1/3) of all votes attaching to all issued and outstanding shares of the Company that as at the date of the deposit of such requisition carry the right to vote at general meetings of the Company, the board shall convene an extraordinary general meeting. However, our Memorandum and Articles of Association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As a Cayman Islands exempted company, we are not obliged by law to call shareholders' annual general meetings.

        Cumulative Voting.    Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder's voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands, but our Memorandum and Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

        Appointment of Directors.    We may appoint any person to be a director by ordinary resolution, and the board may, by the affirmative vote of a simple majority of the remaining directors present and voting at a board meeting, appoint any person as a director, to fill a casual vacancy on the board or as an addition to the existing board.

        Notwithstanding anything in our Memorandum and Articles of Association, for as long as the Tencent Investors (as defined in our Memorandum and Articles of Association) together hold at least 91,671,323 shares of the Company (as may be adjusted by share splits, recapitalization, reorganization, consolidation or other similar transaction), the Tencent Investors shall have the right to appoint one (1) director to the board ("Tencent Director") by sending a joint notice to the Company's registered office of the Company. The Tencent Director may only be removed as directed or approved by both Tencent Investors, and any vacancies created by the resignation, removal or death of the Tencent Director shall be filled pursuant to the term described above. The term of the Tencent Director shall automatically end once the Tencent Investors together hold less than 91,671,323 shares of the Company (as may be adjusted by share splits, recapitalization, reorganization, consolidation or other similar transaction).

        Each director whose term of office expires shall be eligible for re-election at a meeting of the Company's shareholders or re-appointment by the board of directors.

        Removal of Directors.    Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles of Association, directors not appointed by the Tencent Investors may be removed by ordinary resolution of our shareholders.

        Transactions with Interested Shareholders.    The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target's outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

        Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company, for a proper purpose and not with the effect of constituting a fraud on the minority shareholders.

        Dissolution; Winding up.    Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

        Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

        Variation of Rights of Shares.    Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles of Association, we may only materially adversely vary the rights attached to any class of shares (subject to any rights or restrictions for the time being attached to any class of share) with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a resolution passed at a separate meeting of the holders of the shares of that class by the holders of two-thirds of the issued shares of that class.

        Amendment of Governing Documents.    Under the Delaware General Corporation Law, a corporation's governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Law and our Memorandum and Articles of Association, our Memorandum and Articles of Association may only be amended by special resolution of our shareholders.

        Rights of Non-resident or Foreign Shareholders.    There are no limitations imposed by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles of Association that require our company to disclose shareholder ownership above any particular ownership threshold.

        Directors' Power to Issue Shares.    Under our Memorandum and Articles of Association, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions.

History of Securities Issuances

        The following is a summary of our securities issuances in the past three years:

  Ordinary Shares

        On March 12, 2019, we completed our initial public offering of 7,500,000 American depositary shares, each representing eight Class A ordinary share, at a public offering price of US$12.00 per ADS.

Concurrently with our initial public offering, we issued 46,666,666 Class A ordinary shares to General Atlantic Singapore FT Pte. Ltd., a non-U.S. and non-affiliated entity (the "Concurrent Private Placement") at the public offering price.

  Option Grants

        We have granted options to purchase our ordinary shares to certain of our directors, executive officers and employees. See "Item 6. Directors, Senior Management and Employees—B. Compensation of Directors and Executive Officers" in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated in this prospectus by reference.

  Shareholders Agreement and Registration Rights

        We entered into a second amended and restated shareholders agreement on May 22, 2017 with our then-existing shareholders. The shareholders agreement terminated upon the consummation of our initial public offering other than provisions with respect to registration rights granted to our then-existing shareholders. We have also entered into a subscription agreement with General Atlantic Singapore FT Pte. Ltd. in connection with the Concurrent Private Placement, pursuant to which we have granted the investor registration rights on terms and conditions equivalent to and on a pari passu basis as the shareholders entitled to registration rights under the shareholders agreement. A description of the registration rights granted under the shareholders agreement and the subscription agreement is set forth below.

  Demand Registration Rights

        Registration other than on Form F-3 or Form S-3.    At any time or from time to time after the date that is six (6) months after the closing of our initial public filing, holder(s) holding ten percent (10%) or more of the voting power of the then outstanding registrable securities held by all holders may request in writing that we effect a registration of the registrable securities (as defined in the shareholders agreement). Upon receipt of such a request, we shall promptly give written notice of the proposed registration to all other holders and as soon as practicable, use its best efforts to cause the registrable securities specified in the request, together with any registrable securities of any holder who requests in writing to join such registration within fifteen (15) business days after our delivery of written notice, to be registered and/or qualified for sale and distribution in such jurisdiction as the initiating holders may request. We shall be obligated to effect no more than three (3) registrations that have been declared and ordered effective; provided that if the sale of all of the registrable securities sought to be included is not consummated, such registration shall not be deemed to constitute one of the registration rights.

        Registration on Form F-3 or Form S-3.    If we qualify for registration on Form F-3 or Form S-3 (or any comparable form for registration in a jurisdiction other than the United States), holder(s) holding ten percent (10%) or more of the voting power of the then outstanding registrable securities held by all holders has the right to request us to file, in any jurisdiction in which we have had a registered underwritten public offering, a registration statement on Form F-3 or Form S-3 (or any comparable form for registration in a jurisdiction other than the United States). Upon receipt of such a request, we shall (i) promptly give written notice of the proposed registration to all other holders and (ii) as soon as practicable, use its best efforts to cause the registrable securities specified in the request, together with any registrable securities of any holder who requests in writing to join such registration within fifteen (15) business days after our delivery of written notice, to be registered and qualified for sale and distribution in such jurisdiction.

  Piggyback Registration Rights

        If we propose to register any of our securities for a public offering of such securities, or for the account of any holder (other than a holder) of equity securities any of such holder's equity securities (except for exempt registration), we shall promptly give each holder written notice of such registration and, upon the written request of any holder given within fifteen (15) business days after delivery of such notice, we shall use our best efforts to include in such registration any registrable securities thereby requested to be registered by such holder. If a holder decides not to include all or any of its registrable securities in such registration, such holder will continue to have the right to include any registrable securities in any subsequent registration statement as may be filed by us, subject to certain limitations.

  Expenses of Registration

        We will pay all expenses, other than the underwriting discounts and selling commissions applicable to the sale of registrable securities pursuant to the registration rights (which will be borne by the holders requesting registration on a pro rata basis in proportion to their respective numbers of registrable securities sold in such registration), incurred in connection with registrations, filings or qualifications pursuant to the registration rights, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees charged by depository banks, transfer agents, and share registrars, fees and disbursements of counsel for us and reasonable fees and disbursement of one counsel for all selling holders. However, we are not obligated to pay any expenses of any registration proceeding if the registration request is subsequently withdrawn at the request of the holders holding at least a majority of the voting power of the registrable securities requested to be registered by all the holder in such registration (in which case all participating holders will bear such expenses pro rata based upon the number of registrable securities that were to be thereby registered in the withdrawn registration).

  Termination of Obligations

        The registration rights set forth above will terminate on the earlier of (i) the date that is five (5) years from the date of closing of our initial public offering and (ii) with respect to any holder, the date on which such holder may sell all of such holder's registrable securities under Rule 144 of the Securities Act in any ninety (90)-day period.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

        The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADSs will represent a right to receive eight Class A ordinary shares deposited with The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary in Hong Kong. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The deposited Class A ordinary shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary's office at which the ADSs will be administered and the Bank of New York Mellon's principal executive office are located at 240 Greenwich Street, New York, NY 10286.

        You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

        Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

        As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. The laws of the Cayman Islands govern shareholder rights. The depositary will be the holder of the Class A ordinary shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly holding or beneficially owning ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

        The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided in "Where You Can Find Additional Information."

Dividends and Other Distributions

How will you receive dividends and other distributions on the Class A ordinary shares?

        The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on Class A ordinary shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of Class A ordinary shares your ADSs represent.

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  Cash.  The depositary will convert any cash dividend or other cash distribution we pay on the Class A ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

    Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See "Taxation." The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

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  Class A Ordinary Shares.  The depositary may distribute additional ADSs representing any Class A ordinary shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell Class A ordinary shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new Class A ordinary shares. The depositary may sell a portion of the distributed Class A ordinary shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

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  Rights to purchase additional Class A ordinary shares.  If we offer holders of our securities any rights to subscribe for additional Class A ordinary shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of Class A ordinary shares, new ADSs representing the new Class A ordinary shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

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  Other Distributions.  The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

        The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, Class A ordinary shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, Class A ordinary shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our Class A ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

        The depositary will deliver ADSs if you or your broker deposits Class A ordinary shares or evidence of rights to receive Class A ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

        You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the Class A ordinary shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

        You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

        ADS holders may instruct the depositary how to vote the number of deposited Class A ordinary shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders' meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and the provisions of our articles of association or similar documents, to vote or to have its agents vote the Class A ordinary shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

        Except by instructing the depositary as described above, you won't be able to exercise voting rights unless you surrender your ADSs and withdraw the Class A ordinary shares. However, you may not know about the meeting in advance enough to withdraw the Class A ordinary shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

        We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the Class A ordinary shares underlying your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if the Class A ordinary shares underlying your ADSs are not voted as you requested.

        In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Persons depositing or withdrawing Class A ordinary shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	• Issuance of ADSs, including issuances resulting from a distribution of Class A ordinary shares or rights or other property
• Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
$0.05 (or less) per ADS	• Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been Class A ordinary shares and the Class A ordinary shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders
$0.05 (or less) per ADS per calendar year	• Depositary services
Registration or transfer fees	• Transfer and registration of Class A ordinary shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw Class A ordinary shares
Expenses of the depositary	• Cable and facsimile transmissions (when expressly provided in the deposit agreement)
• Converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or Class A ordinary shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	• As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

        The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing Class A ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

        From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

        The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary's obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

        You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

        The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

        If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

        If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

        If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

        If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

        We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

        The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

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  90 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

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  we delist the ADSs from a securities exchange on which they were listed and do not list the ADSs on another securities exchange;

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  we appear to be insolvent or enter insolvency proceedings;

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  all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

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  there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

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  there has been a replacement of deposited securities.

        If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

        After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

        The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

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  are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

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  are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

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  are not liable if we or it exercises discretion permitted under the deposit agreement;

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  are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement, or for any;

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  have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

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  may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person; and

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  are not liable for the acts or omissions of any securities depository, clearing agency or settlement system.

        The depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

        In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

        Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of Class A ordinary shares, the depositary may require:

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  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Class A ordinary shares or other deposited securities;

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  satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

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  compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

        The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Class A Ordinary Shares Underlying your ADSs

        ADS holders have the right to cancel their ADSs and withdraw the underlying Class A ordinary shares at any time except:

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  when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of Class A ordinary shares is blocked to permit voting at a shareholders' meeting; or (iii) we are paying a dividend on our Class A ordinary shares;

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  when you owe money to pay fees, taxes and similar charges; or

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  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of Class A ordinary shares or other deposited securities.

        This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

        In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

        In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary's reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

        The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

        The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based upon the facts and circumstances of that case in accordance with applicable case law. No provision of the deposit agreement is intended to be deemed a waiver by any holder or beneficial owner of ADSs of the company's or the depositary's compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

Arbitration Provision

        The deposit agreement gives the depositary or an ADS holder asserting a claim against us the right to require us to submit that claim to binding arbitration in New York under the Rules of the American Arbitration Association, including any U.S. federal securities law claim. However, a claimant could also elect not to submit its claim to arbitration and instead bring its claim in any court having jurisdiction of it. The deposit agreement does not give us the right to require anyone to submit any claim to arbitration.

ENFORCEABILITY OF CIVIL LIABILITIES

Cayman Islands

        We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws than the United States and provides less protection for investors. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.

        Substantially all of our assets are located outside the United States. In addition, most of our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

        We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York in connection with this offering under the federal securities laws of the United States or the securities laws of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York in connection with this offering under the securities laws of the State of New York.

        Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (1) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (2) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

        Maples and Calder (Hong Kong) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (i) is given by a foreign court of competent jurisdiction, (ii) imposes on the judgment debtor (a liability to pay a liquidated sum for which the judgment has been given), (iii) is final, (iv) is not in respect of taxes, a fine or a penalty; and (v) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands.

PRC

        CM Law Firm, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

        CM Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in China will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit.

        In addition, it will be difficult for U.S. shareholders to originate actions against us in China in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding the ADSs or our ordinary shares, to establish a connection to China for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

        Judgment of United States courts will not be directly enforced in Hong Kong. There are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the United States. However, subject to certain conditions, including but not limited to when the judgment is for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties or similar charges, the judgment is final and conclusive and has not been stayed or satisfied in full, the proceedings in which the judgment was obtained were not contrary to natural justice and the enforcement of the judgment is not contrary to public policy of Hong Kong, Hong Kong courts may accept such judgment obtained from a United States court as a debt due under the rules of common law enforcement. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor.

 TAXATION

        Certain income tax considerations relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

 SELLING SHAREHOLDERS

        Selling shareholders to be named in a prospectus supplement may, from time to time, offer and sell our Class A ordinary shares or ADSs held by them pursuant to this prospectus and the applicable prospectus supplement. Such selling shareholders may sell Class A ordinary shares or ADSs to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See "Plan of Distribution." Such selling shareholders may also sell, transfer or otherwise dispose of Class A ordinary shares or ADSs in transactions exempt from the registration requirements of the Securities Act.

        If any selling shareholder is to offer to resell Class A ordinary shares or ADSs pursuant to this prospectus, we will provide you with a prospectus supplement that sets forth the name of each such selling shareholder and the number of Class A ordinary shares beneficially owned by each such selling shareholder. The prospectus supplement also will disclose whether any of the selling shareholders have held any position or office with, have been employed by, or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

        We and/or the selling shareholders may sell the securities offered through this prospectus (1) to or through underwriters or dealers, (2) directly to purchasers, including our affiliates, (3) through agents, or (4) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information, if applicable:

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  the terms of the offering;

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  the names of any underwriters, dealers or agents;

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  the name or names of any managing underwriter or underwriters;

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  the purchase price of the securities;

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  the net proceeds from the sale of the securities;

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  any delayed delivery arrangements;

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  any underwriting discounts, commissions and other items constituting underwriters' compensation;

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  any offering price to the public;

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  any discounts or concessions allowed or reallowed or paid to dealers; and

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  any commissions paid to agents.

  Sale through underwriters or dealers

        If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers. The prospectus supplement will include the names of the principal underwriters the respective amount of securities underwritten, the nature of the obligation of the underwriters to take the securities and the nature of any material relationship between an underwriter and us.

        If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

  Direct sales and sales through agents

        We and the selling shareholders may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent by us and the selling shareholders. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

        We and the selling shareholders may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

  Delayed delivery contracts

        If the prospectus supplement indicates, we or the selling shareholders may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

  Market making, stabilization and other transactions

        Unless the applicable prospectus supplement states otherwise or the shares are offered by the selling shareholders, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we and the selling shareholders use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

        Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

        Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

  Derivative transactions and hedging

        We, the selling shareholders, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from us, the selling shareholders or others (or, in the case of derivatives, securities received from us or the selling shareholders in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

  Electronic auctions

        We and the selling shareholders may also make sales through the Internet or through other electronic means. Since we and the selling shareholders may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you should pay particular attention to the description of that system we will provide in a prospectus supplement.

        Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called "real-time" basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder's individual bids would be accepted, prorated or rejected. Of course, many pricing methods can and may also be used.

        Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

  General information

        Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

 LEGAL MATTERS

        We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. Certain legal matters in connection with any offering made pursuant to this prospectus will be passed upon for the underwriters by a law firm named in the applicable prospectus supplement. The validity of the Class A ordinary shares represented by the ADSs will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to Hong Kong law will be passed upon for us by Clifford Chance. Certain legal matters as to PRC law will be passed upon for us by CM Law Firm and for the underwriters by a law firm named in the applicable prospectus supplement. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and CM Law Firm with respect to matters governed by PRC law.

 EXPERTS

        The financial statements incorporated in this prospectus by reference to our annual report on Form 20-F for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The office of PricewaterhouseCoopers Zhong Tian LLP is located at 34/F, Tower A, Kingkey100, 5016 Shennan East Road, Luohu District, Shenzhen, Guangdong Province 518000, the People's Republic of China.

 WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        We are subject to the reporting requirements of the Exchange Act, and in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the internet on the SEC's website at www.sec.gov. You can also find information on our website http://ir.futuholdings.com/. The information contained on our website is not a part of this prospectus.

        This prospectus is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities being offered. Statements in this prospectus concerning any document that we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

 INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

        We incorporate by reference the following documents:

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  our annual report on Form 20-F for the fiscal year ended December 31, 2019 filed on April 27, 2020;

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  our current report on Form 6-K furnished with the SEC on August 17, 2020;

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  the description of the securities contained in our registration statement on Form 8-A filed on February 26, 2019 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

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  with respect to each offering of securities under this prospectus, all reports on Form 20-F and any report on Form 6-K that so indicates it is being incorporated by reference, in each case, that we file with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus.

        Our annual report on Form 20-F for the fiscal year ended December 31, 2019 filed on April 27, 2020 contains a description of our business and audited consolidated financial statements with a report by our independent registered public accounting firm. These financial statements are prepared in accordance with U.S. GAAP.

        Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Futu Holdings Limited
11/F, Bangkok Bank Building
No. 18 Bonham Strand W, Sheung Wan
Hong Kong S.A.R., People's Republic of China
+852 2523-3588
Attention: Investor Relations Department

        You should rely only on the information that we incorporate by reference or provide in this prospectus or in any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.